   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 1996
                                                REGISTRATION NO. 333[          ]
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   ----------


                        PIONEER COMMERCIAL FUNDING CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


          NEW YORK                           6162                    13-3763437
(STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
OF INCORPORATION OR              CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)
ORGANIZATION)



                   6660 RESEDA BLVD. RESEDA, CALIFORNIA 91335
                                 (818) 776-0590
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND
                PRINCIPAL PLACE OF BUSINESS AND TELEPHONE NUMBER)

                                  GLENDA KLEIN
                               SR. VICE PRESIDENT
                        PIONEER COMMERCIAL FUNDING CORP.
                   6660 RESEDA BLVD. RESEDA, CALIFORNIA 91335
                                 (818) 776-0590
                       (NAME, ADDRESS AND TELEPHONE NUMBER
                              OF AGENT FOR SERVICE)

                                   ----------

                                   COPIES TO:

    STEVEN D. DREYER, ESQ.                      IRWIN M. ROSENTHAL, ESQ.
HALL DICKLER KENT FRIEDMAN & WOOD, LLP     RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
      909 THIRD AVENUE                           30 ROCKEFELLER PLAZA
  NEW YORK, NEW YORK  10022                    NEW YORK, NEW YORK 10112
      (212)339-5400                                (212) 698-7700

                                   ----------

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

                                   ----------

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


===============================================================================================
                               CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE     PROPOSED     PROPOSED     AMOUNT OF
BE REGISTERED                           REGISTERED       MAXIMUM      MAXIMUM      REGISTRATION
                                                         OFFERING     AGGREGATE    FEE
                                                         PRICE PER    OFFERING
                                                         SECURITY(1)  PRICE
-----------------------------------------------------------------------------------------------
Units, each consisting of one share of  4,312,500 (2)    $1.63        $7,029,375      $2,130.12
  Common Stock , $.01 par value (the
  "Common Stock") and one Five Year
  Redeemable Class A Warrant (the "Class
             A Warrants")
-----------------------------------------------------------------------------------------------
             Common Stock               4,312,500 (3)     n/a          ---              ---
-----------------------------------------------------------------------------------------------
           Class A Warrants             4,312,500 (4)     n/a          ---              ---
-----------------------------------------------------------------------------------------------
Common Stock Issuable Upon Exercise     4,312,500 (5)     1.63         7,029,375       2,130.12
      of Class A Warrants
-----------------------------------------------------------------------------------------------
      Representative's Warrants           375,000         .001               375            .11
-----------------------------------------------------------------------------------------------
   Units Issuable Upon Exercise of        375,000          1.96 (6)      735,000         222.73
      Representative's Warrants
-----------------------------------------------------------------------------------------------
   Common Stock Components of Units       375,000 (5)      ---          ---             ---
      Issuable Upon Exercise of
      Representative's Warrants
-----------------------------------------------------------------------------------------------
 Class A Warrant Components of Units      375,000          ---          ---             ---
      Issuable Upon Exercise of
      Representative's Warrants
-----------------------------------------------------------------------------------------------
Common Stock Issuable Upon Exercise of    375,000 (5)      1.63          611,250         185.23
 Class A Warrant Components of Units                                                  ---------
      Issuable Upon Exercise of
      Representative's Warrants
-----------------------------------------------------------------------------------------------
                Totals                         ---          ---      $15,405,375      $4,668.31
                                                                                      =========
===============================================================================================


(1) Estimated, pursuant to Rule 457(c), solely for purposes of the calculation of the fee due hereunder, on the basis of the maximum offering price is based upon the last sale price of the Common Stock on December 20, 1996.

(2) Includes 562,500 Units which the Underwriters have the option to purchase to cover over-allotments, if any.

(3) Includes  562,500  shares of Common Stock  issuable as components of 562,500
Units   which  the   Underwriters   have  the  option  to   purchase   to  cover
over-allotments, if any.

(4) Includes 562,500 Class A Warrants issuable as components of 562,500 Units which the Underwriters have the option to purchase to cover over-allotments, if any.

(5) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the Class A Warrants, the Representative's Warrants and the Class A Warrant components of the Units issuable upon exercise of the Representative's Warrants.

(6)     Based upon 120% of the maximum offering price of the Units.

                                   ----------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

                      [LEFT MARGIN OF FRONT OUTSIDE COVER OF PROSPECTUS]

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 27, 1996

                                 3,750,000 UNITS

                                     [LOGO]

                        PIONEER COMMERCIAL FUNDING CORP.

                EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND
              ONE REDEEMABLE CLASS A COMMON STOCK PURCHASE WARRANT

                                -----------------

           Each unit ("Unit") of Pioneer Commercial Funding Corp., a New York corporation (the "Company") consists of one share of the Company's Common Stock, par value, $.01 per share (the "Common Stock") and one Redeemable Class A Warrant (the "Class A Warrants"). The components of the Units will be separately transferrable immediately. Each Class A Warrant entitles the holder to purchase one share of Common Stock, at an exercise price equal to the Market Price of the Common Stock, as hereinafter defined. The Class A Warrants are exercisable at any time during the five year period commencing on the date of this Prospectus (the "Exercise Period"). The Class A Warrants are subject to redemption by the Company at any time during the four year period commencing on the first anniversary of the date of this Prospectus and continuing through the end of the Exercise Period, for $.10 per Class A Warrant, upon 30 days' prior written notice, if the closing sale price of the Common Stock as quoted on the principal market on which it shall then be trading shall be not less than 140% of the Market Price per share during any period of 30 consecutive trading days ending on the third day preceding the date of such notice; and further provided that the Class A Warrant holders may exercise their Class A Warrants at any time prior to the redemption date specified in such notice. See "Description of Securities -- Class A Warrants."

           The offering of Units being made hereby (the "Offering") involves a high degree of risk. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

           The Common Stock is quoted on the Nasdaq SmallCap Marketsm under the symbol "PCFC." The closing sale price of the Common Stock on such market on December 20, 1996 was $1.63. Prior to this Offering, there has been no market for the Units or the Class A Warrants. Although the Company has made applications for inclusion of the Units and Class A Warrants on the Nasdaq SmallCap Market, and for listing of the Units, Common Stock and Class A Warrants on the Boston Stock Exchange and the Pacific Stock Exchange, there can be no assurance that any of such applications will be granted, or if any of such applications is granted, that an active and liquid market in such securities will develop, or if such a market does develop, that it will be sustained. See "Market for Common Equity and Related Shareholder Matters;" and "Description of Securities - Nasdaq SmallCap Market Listing; Boston Stock Exchange and Pacific Stock Exchange Listing Applications."

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


==============================================================================================
                                  Price to Public       Underwriting        Proceeds to
                                                        Discounts and       Company (2)
                                                        Commissions (1)
----------------------------------------------------------------------------------------------
Per Unit                                 $              $                   $
----------------------------------------------------------------------------------------------
Total (3)                                $              $                   $
==============================================================================================


(1) Does not include (a) warrants to be issued to LT Lawrence & Co., Inc. (the "Representative") to purchase 375,000 Units, at an exercise price per Unit equal to 120% of the public offering price per Unit (the "Representative's Warrants") or (b) a non-accountable expense allowance payable to the Representative equal to 3% of the gross proceeds of the Offering. The Representative's Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus. The Company has agreed to indemnify the Underwriters against, or contribute to losses arising from, certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2)  Before  deducting  estimated  expenses,   including  the   Representative's
non-accountable   expense  allowance,   of  $            in  the  aggregate  (or
$            if the  Underwriters'  over-allotment  option is exercised in full)
payable by the Company. See "Underwriting."

(3) The Company has granted the Underwriters an option exercisable for a period of 45 days from the date of this Prospectus to purchase up to an additional 562,500 Units, upon the same terms and conditions as the Units being offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise the over-allotment option in full, the total Price to Public, Underwriting
Discounts  and  Commissions  and  Proceeds to Company  will be  $              ,
$              and $               , respectively. See "Underwriting."

                                -----------------

           These Units are being offered by the several Underwriters named herein on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions. It is expected that delivery of the certificates representing the components of the Units will be made against payment therefor at the offices of the LT Lawrence & Co., Inc., 3 New York Plaza, New York, New York 10004, or through the facilities
of the Depositary Trust Company, on or about        , 1997.

                             LT LAWRENCE & CO., INC.

                                -----------------

                                  ______, 1997

                       [INSIDE FRONT COVER OF PROSPECTUS]

           The Company intends to furnish its shareholders with annual reports containing audited financial statements of the Company, after the end of each fiscal year, and to make available such other periodic reports as the Company may deem appropriate, or as may be required by law. The Company's accounting year ends on March 31.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK AND CLASS A WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKETSM, THE BOSTON STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."



                                   ----------

                               PROSPECTUS SUMMARY

           The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

           The discussions contained herein assume that the Company's Certificate of Incorporation has been amended to increase and change the Company's authorized capital stock from 5,000,000 shares of Common Stock to 25,000,000 shares, of which 20,000,000 shall be Common Stock, and 5,000,000 shall be preferred stock, par value $.01 per share. See "Description of Securities. A Special Meeting of Shareholders will be held on January 15, 1997 to consider and vote upon a proposal to authorize such action.

           The Company, formerly known as PCF Acquisition Corp. ("PCF"), is a New York corporation organized in March 1994 which merged with Pioneer Commercial Funding Corp. ("Pioneer"), a New York corporation in November 1994. In connection with such merger (the "Merger"), PCF, as the surviving entity in the Merger, changed its name to Pioneer Commercial Funding Corp. and became the successor to Pioneer's business as a mortgage warehouse lender.
See "The Merger."

           Unless otherwise indicated, (i) all references to "Pioneer" shall mean the corporation which, prior to the Merger, was known as Pioneer Commercial Funding Corp., (ii) all references to the "Company" shall mean the post-Merger New York corporation now known as Pioneer Commercial Funding Corp. and (iii) all references to "PCF" shall mean the Company, as it was constituted and named prior to such Merger. All information in this Prospectus assumes no exercise of the Underwriters' over-allotment option or the Representative's Warrants. See "Underwriting."

                                   THE COMPANY

           The Company is a specialized niche financial services company currently engaged in (i) residential mortgage warehouse lending and (ii) origination of consumer automobile loan and lease financings through a recently acquired 50% interest in Trans Lending Corporation ("Trans Lending"). Trans Lending presently represents AVCO Financial Services, Inc. ("AVCO"), ACC Consumer Finance Corporation ("ACC") and Norwest Financial, Inc. ("Norwest") who have agreed to purchase auto loan and lease contracts (the "Contracts") acquired by Trans Lending from approximately 60 dealers located in Florida. The Company will seek to enter other specialty financial service sectors primarily through acquisitions of businesses or joint ventures with businesses or executives having extensive experience in the targeted specialty.

           Mortgage Warehouse Lending Operations. The Company provides short-term (generally 10 to 30 day) financing to small to medium sized mortgage bankers with at least $350,000 of capital who hold ("warehouse") the mortgage loans they originate pending the nonrecourse sale of such loans to institutional investors in the secondary mortgage market such as government sponsored or sanctioned entities, e.g., the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") and/or accredited financial institutions such as banks, thrifts, insurance carriers and large mortgage bankers (each such entity or firm, an "Agency," and collectively, the "Agencies"). The mortgage loans for which the Company provides such financing are primarily single family residences and other owner occupied residential properties including one to four unit properties in which the owner is the occupant of at least one of such units.

           Generally, the Company's customers do not possess sufficient capital or lines of credit to fully fund all of the loans they originate during the period of time that transpires between the date on which a loan is closed and the date on which an Agency will purchase that loan pursuant to the commitment obtained from it by the customer (the "Agency Commitment Date"). The Company provides its customers with lines of credit that are collateralized by the loans that the Company funds. Those lines of credit enable the customers to warehouse the loans for the period of 10 to 30 days that typically occurs between the closing of a loan and the Agency Commitment Date. During this period, the Company will hold the loan documents (generally, the promissory note and the first deed of trust or mortgage securing the note) and upon delivery of the loan documents to the Agency, the Company is paid the aggregate amount of the loan.

           The Company manages the risks inherent in its business, and prepares, tracks and confirms the on-time delivery of all necessary documents to the appropriate Agency with its Collateral Tracking System ("CTS"), a proprietary set of computer-based standards, procedures and controls. The CTS programs enable the Company to avoid the problems caused by, and the monetary losses that can result from, the frequent short-term processing deadlines, the high volume of loan transactions and the complex document structures of mortgage loan financing transactions which are integral parts of the mortgage loan warehouse financing business.

           Between June 14, 1993, the date when Pioneer recommenced business operations upon its emergence from Chapter 11 bankruptcy proceedings (the "Inception Date"), and September 30, 1996, no loan which was approved for funding by the Company failed to close, and every loan which was closed with the Company's funds during said period was sold to one of the Agencies in accordance with the commitments given by them in advance of such closings. Accordingly, the Company suffered no loss of its principal during that period. See "Business -- The Mortgage Loan Process From Application by a Customer Through Funding."

           Automobile Loan Financing Operations. Trans Lending originates consumer automobile financing transactions for non-prime borrowers (consumers who are typically unable to obtain financing from traditional sources) by acquiring Contracts from franchised and independent car dealers.

           Strategy. The Company's multi-pronged growth strategy to maximize long-term shareholder values is:

           . Expanding the scope of the Company's mortgage warehouse lending activities by increasing its available lines of credit and the number of mortgage bankers served.

           . Developing and expanding Trans Lending's automobile financing activities through its representation of a greater number of banks and other institutional purchasers of auto loans, and through the establishment of Contract acquisition relationships with a greater number of franchised and independent used car dealerships.

           . Expanding into other  specialty  finance niche activities primarily
through  acquisitions  of  businesses, or joint  ventures  with  businesses   or
executives having extensive experience in the targeted specialty.

           . Obtaining commitments from Arthur H. Goldberg, the Company's Chief Executive Officer, and Elie Housman, the Company's President and Chief Operating Officer, to devote substantial portions of their time to the affairs of the Company.

           The Company's office is located at 6660 Reseda Boulevard, Reseda, California 91330, and its telephone number at that location is (818) 776-0590.

                                  THE OFFERING

Securities offered..........................    3,750,000  Units,  each Unit consisting of one
                                                share  of   Common   Stock  and  One  Class  A
                                                Warrant  entitling  the holder to purchase one
                                                share  of  Common  Stock  for  $  [the  Market
                                                Price] per share.

Common Stock currently
 outstanding................................    1,442,272 shares (1)

Common Stock to be outstanding
   after Offering...........................                     shares (1)

Use of proceeds.............................    The  net  proceeds  of the  Offering  will  be
                                                used to increase the funds  available  for the
                                                Company's    warehouse   lending   operations.
                                                A  portion  of  such  proceeds  may be used to
                                                enable  Trans  Lending to engage in the direct
                                                financing  of auto loan  transactions,  and as
                                                working capital.   See "Use of Proceeds."

Nasdaq SmallCap Market symbols
Units   (proposed)..........................    PCFCU
Common Stock................................    PCFC
  Class A Warrants (proposed)...............    PCFC[A]

Proposed Boston Stock Exchange
symbols
Units   ....................................    [         ]
Common Stock................................    [         ]
  Class A Warrants .........................    [         ]

Proposed Pacific Stock Exchange
symbols
Units   ....................................    [         ]
Common Stock................................    [         ]
  Class A Warrants .........................    [         ]

Risk Factors................................    The  Offering  involves a high degree of risk.
                                                See "Risk Factors" beginning on page 10.


----------

(1) Does not include (a) up to 4,875,000 shares of Common Stock issuable in the event that (i) all of the Class A Warrants are fully exercised; (ii) the Underwriters'
over-allotment option is fully exercised; and (iii) the Class A Warrants to be issued in connection therewith are fully exercised; (b) up to 1,056,424 shares of Common Stock issuable upon exercise of various warrants and options which were heretofore granted by the Company at exercise prices ranging from $[ ] to $[ ] (i) in the initial public offering of securities which the Company completed in August 1996 (the "IPO"); (ii) to various officers; (iii) to United the Mizrahi Bank & Trust Company ("UMB"); or (c) up to 750,000 shares of Common Stock the which shall be issuable in the events that (i) the Representative's Warrants are fully the exercised; and (ii) the Class A Warrants to be issued in connection therewith are also fully the exercised; and (iv) up to 700,000 shares of Common Stock which shall be issuable upon exercise of options granted by the Company to Messrs. Goldberg and Housman, subject to approval by the shareholders. See "Management - Employment Agreements;" "Principal Security Holders;" "Description of Securities - UMB Option;" and "Underwriting."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

               The following selected historical financial information relating to the Company for the fiscal year ended March 31, 1996 has been derived from the financial statements appearing elsewhere herein. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and notes thereto and the report of Arthur Andersen LLP, independent public accountants with respect to the Company's financial statements appearing elsewhere therein. The income statement data set forth below with respect to the six month period ended September 30, 1996, and the balance sheet data at September 30, 1996 are derived from the unaudited financial statements appearing elsewhere herein. In the opinion of management of the Company, such unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation thereof. The income statement data for the six month period ended September 30, 1996 is not necessarily indicative of the results which may be expected for any interim period or the full fiscal year.

               The Proforma - Offering information includes and accounts for the effects of: (a) the payment of the principal of and accrued interest on certain bridge financing loans undertaken by the Company in connection with the IPO; and
(b) the anticipated results of the completion of the sale of 3,750,000 Units offered hereby (not including 562,500 Units subject to the Underwriters' over-allotment option) at an assumed public offering price of $ per Unit (after deduction of the estimated underwriting discounts and commissions, and expenses of the Offering).

Proforma Statement of Operations Data for the year ended March 31, 1996:
(in 000's except for share related data)



                                Financial Statement       Offering Adjustments(1)         Proforma
                                      Balance            IPO          Current Offering    Balance
                                -------------------      ---          ----------------    ---------
Income                                $   97                                               $   97

Costs and Expenses:

  Direct Costs                          (174)         $  79  (2)                              (95)

  Operating Expenses                    (434)          (110) (3)                             (544)

  Total Costs and Expenses               608           ( 31)                                 (639)

Loss from Operations                    (511)           (31)                                 (542)

Other Income (Expenses)                   31                                                   31

Net Loss                              $ (480)         $( 31)                                $(511)
                                      =======         ======           ========             =====

Net Loss per Share
  of Common Stock                     $(0.58)                                              $(0.10)

Weighted Average
  Shares Outstanding (4)             826,644                                            5,192,272

Common and Common
  Equivalent Shares
  Outstanding                        835,000        607,272 (5)       3,750,000 (6)     5,192,272



----------

(1) Offering adjustments do not include the potential earnings impact from the Company's ability to utilize the net proceeds obtained from the Offering in its operations for the year ended March 31, 1996.

(2) To eliminate interest expense on the bridge financing undertaken by the Company in connection with its IPO (the "IPO Bridge Financing") which was paid upon completion of the IPO.

(3) Incremental payroll expense payable to the Company's chief executive officer and chief financial officer. See "Management - Employment Agreements."

(4) Share and per share amounts have been have been adjusted to reflect the effects of a 1:758 reverse stock split which occurred in June 1996.

(5) To reflect the effects upon the year ended March 31, 1996 of issuance of (a) 600,000 shares of Common Stock in August 1996 upon completion of the IPO; and
(b) 7,272 additional shares of Common Stock issued in June 1996 to certain lenders who had provided part of the IPO Bridge Financing (the "IPO Bridge Financing

Lenders"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Bridge Lending."

(6) To reflect the effects on the year ended March 31, 1996 of issuance of 3,750,000 shares of Common Stock upon completion of the Offering.


Proforma Statement of Operations Data for the six months ended September 30, 1996:
(in 000's except for share related data)


                                Financial Statement       Offering Adjustments(1)         Proforma
                                      Balance            IPO          Current Offering    Balance
                                -------------------      ---          ----------------    ---------
Income                              $   130                                                $ 130

Costs and Expenses:

  Direct Costs                         (163)            $ 42 (2)                            (121)

  Operating Expenses                   (219)             (46) (3)                           (265)
                                       ----              ----             -----             ----
Total Costs and Expenses                382               (4)                               (386)
                                       ----              ----             -----             ----
Loss from Operations                   (252)              (4)                               (256)
                                       ----              ----             -----             ----
Other Income (Expenses)                   7                                                    7
                                       ----              ----             -----             ----
Net Loss                            $  (245)            $  (4)                            $ (249)
                                       ====              ====             =====            =====
Net Loss per Share
  of Common Stock                   $ (0.25)                                              $(0.05)

Weighted Average
  Shares Outstanding (4)            996,629                                            5,192,272

Common and Common
  Equivalent Shares
  Outstanding                     1,442,272                              3,750,000 (4) 5,192,272



----------

(1) Offering adjustments do not include the potential earnings impact from the Company's ability to utilize the net proceeds obtained from the Offering in its operations for the six months ended September 30, 1996.

(2) To eliminate interest expense on the IPO Bridge Financing which was paid upon completion of the IPO.

(3) Incremental payroll expense payable to the Company's chief executive officer and chief financial officer. See "Management - Employment Agreements."

(4) To reflect the effects on the six month period ended September 30, 1996 of issuance of 3,750,000 shares of Common Stock upon completion of the Offering.

Proforma Balance Sheet Data at September 30, 1996:
(in 000's)



                              Financial Statement           Offering       Proforma
                                    Balance                Adjustments     Balance
                                    -------                -----------     -------
Cash                               $   587                 $       (1)     $

Loans Receivable, Mortgage
  Warehouse                          3,086                                   3,086

Other Assets                           397                     ---             397
                                   -------                  -------        -------
Total Assets                       $ 4,070                  $ ,            $  ,
                                   =======                  =======        =======

Loans Payable, Mortgage
  Warehouse                        $ 1,582                                 $ 1,582

Other Liabilities                      232                                     232
                                   -------                  -------        -------
Total Liabilities                  $ 1,814                                 $ 1,814
                                   =======                  =======        =======

Common Stock and
  Paid in Capital                  $10,577                  $              $

Accumulated Deficit                 (8,321)                                 (8,321)
                                    ------                  ------          ------

Total Shareholder's Equity         $ 2,256                  $               $
                                   =======                  =======         =======


-----------------------------

(1) To reflect the sale of 3,750,000 Units in connection with this Offering at $ per Unit.

                                  RISK FACTORS

               An investment in the Units offered hereby involves a high degree of risk. Prospective investors should carefully consider all of the information in this Prospectus including the following risk factors.

LIMITED  OPERATING   HISTORY;   RECENT  EMERGENCE  FROM  CHAPTER  11  BANKRUPTCY
PROCEEDINGS;  CONTINUING  LOSSES;  COMPANY'S  ABILITY  TO  CONTINUE  AS A  GOING
CONCERN.

               Pioneer emerged from the protection of Chapter 11 of the Bankruptcy Code in April 1993. Accordingly, although Pioneer was founded in 1980 and engaged in substantial business operations during the ensuing nine year period, the nature and extent of the business that it has conducted since April 1993 are substantially different from the business which it conducted prior to commencement of such proceedings in January 1990. Due, in large part to the limited credit lines that were available to Pioneer upon its emergence from bankruptcy and the time it took thereafter to find and approve two mortgage banking customers, Pioneer only engaged in limited operations during said fiscal year, and incurred a loss of $393,155 for said year. During the fiscal years ended March 31, 1995 and 1996, the Company sustained losses from operations in the amounts of $583,736 and $511,159, respectively. At September 30, 1996, the Company's accumulated deficit amounted to $8,320,936 (including accumulated deficit of approximately $6,602,000 upon emergence from bankruptcy in April
1993). In order to operate profitably in future periods, the Company will need to increase its capacity to fund loan transactions and correspondingly increase loan volume demand. Its ability to achieve such increases will depend upon such factors as how successful the Company will be in acquiring additional lines of credit from its financing sources, and in establishing new customer relationships with others mortgage bankers. The net proceeds which the Company derived from its IPO have enabled it to seek such additional credit lines and to expand its customer base. Since the completion of the IPO in August 1996, the Company has sought new credit lines from approximately 20 banks and other financial institutions. As of the date of this Prospectus, the Company's applications have been rejected by three of such institutions, and are still pending with the others. There can be no assurance that the Company will achieve profitability in the future, if at all. If the Company fails to achieve profitability, it would be materially adversely affected. In this regard, see the Report of Independent Public Accountants accompanying the Company's audited financial statements appearing elsewhere herein which cites substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will achieve profitability in the future, if at all. See "Business - Pioneer's Chapter 11 Bankruptcy Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

               Trans Lending commenced operations in December 1996. There can be no assurance that Trans Lending will be able to successfully implement its business strategy or that unanticipated expenses, problems or difficulties will not result in material delays in its implementation. See "Business -- The Company's Acquisition of Trans Lending."

POSSIBLE NEED FOR ADDITIONAL FINANCING.

               Implementation of the Company's growth strategy and future growth of the Company's business may require additional capital. No assurance can be given that the Company will be able to obtain the necessary financing. The Company currently estimates that the net proceeds of the Offering, together with cash generated from operations, will be sufficient to finance its current operations and planned capital expenditures for at least the next 12 months. However, there can be no assurance that the Company will not require additional capital at an earlier date. The Company may, from time to time, seek additional funding through public or private debt or equity financing. There can be no assurance that funding will be available as needed or, if available, on terms acceptable to the Company. If additional funds are raised by issuing equity securities, existing shareholders may experience dilution.

DEPENDENCE ON AND INEXPERIENCE OF MANAGEMENT; KEY MAN INSURANCE.

               Although Messrs. Goldberg and Housman have experience in managing businesses substantially larger than the Company, neither Mr. Goldberg nor Mr. Housman has material experience managing a mortgage warehouse lending business. The Company will be depending on Messrs. Goldberg and Housman to provide managerial supervision and strategic guidance in connection with the conduct of the Company's operations. There can be no assurance that the management provided by Messrs. Goldberg and Housman will result in profitable operations. The Company has applied for key man life insurance coverage on Messrs. Goldberg and Housman. No assurance can be given that such insurance will be issued covering any or all of such persons. See "Management."

               In addition, the success of Trans Lending's operations is dependent upon the experience and ability of Kenneth Germain, Trans Lending's Chief Operating Officer. The loss of Mr. Germain could have an adverse effect on Trans Lending's business. See "Business -- The Company's Acquisition of Trans Lending."

RELIANCE UPON LIMITED SOURCES OF FUNDS; POSSIBLE UNAVAILABILITY OF ADDITIONAL FUNDING SOURCES.

               The Company's principal source of financing is the warehousing line of credit granted to Pioneer by UMB. This line of credit, in the original principal amount of $2,000,000, has been increased to $4,000,000, and is currently scheduled to expire August 31, 1997. The Company has applied for additional lines of credit with approximately 20 banks and other financial institutions. No assurance can be given that the Company will be able to maintain its existing financing arrangements, or obtain replacement financing as current arrangements expire. Furthermore, if the Company's mortgage banking customers experience difficulty in selling their mortgage loans or mortgage-backed securities, the Company may have to curtail loan warehousing activities, which would have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources;" and "Business."


DEPENDENCE ON LIMITED NUMBER OF MORTGAGE BANKING CUSTOMERS.

               The Company is conducting business with Windtree Financial Corp. ("Windtree"), 1st Financial Corp. ("1st Financial"), Pacific Crest Mortgage Corp. ("Pacific Crest"), National Home Funding Corp. ("Home Funding") and Citizens Mortgage Service Corp. ("Citizens"), as customers. The Company is currently analyzing applications from four other potential customers who originate residential family mortgage loans in Arizona, California, Colorado, Delaware, Florida, Nevada, New Mexico, New Jersey, New York, Oregon, Pennsylvania, South Carolina, Utah and Washington.

               Although the Company expects to conduct business in the future with a greater number of mortgage banking customers, and thereby reduce the risks attendant in relying upon a small number of customers to support its business, no assurance can be given that it will receive applications from potential customers who will be able to satisfy its standards, or if it does receive such applications, that such applicants will thereafter engage in material volumes of mortgage warehouse lending transactions with the Company. The cessation of business by any customers could materially adversely affect the Company's ability to generate sufficient revenues to operate profitably. See "Business - The Company's Mortgage Banking Customers."

TRANS LENDING'S DEPENDENCE ON DEALERS.

               Trans Lending's business depends in large part on its ability to maintain and service it relationships with automobile dealers. While Trans Lending believes that it has been successful in developing and maintaining relationships with dealers, there can be no assurance that Trans Lending will be successful in continuing to maintain such relationships or in increasing the number of dealers with which it does business, or that its existing dealer base will generate volume of loans or leases sufficient to permit Trans Lending to operate profitably. See "Business -- Sales and Marketing."

HIGH RISK OF LOANS AND LEASES ORIGINATED OR TO BE ACQUIRED BY TRANS LENDING.

               If Trans Lending engages in direct financing activities, its ability to generate profits will depend upon, among other things, its capacity to properly evaluate the creditworthiness of customers and to minimize losses following defaults with the proceeds from the sale of repossessed collateral and with insurance proceeds. Trans Lending has just commenced operations, does not possess a seasoned loan or lease portfolio, and has no prior experience upon which to gauge the delinquency and loss rates which may apply to it in future periods. If Trans Lending engages in direct financing activities, there can be no assurance that the performance of Trans Lending's portfolio will be satisfactory, or that if satisfactory results are obtained, that Trans Lending will be able to maintain such performance, or that the rate of future defaults and/or losses will be at levels that will permit Trans Lending to achieve profitability. See "Business -- The Non-Prime Auto Finance Industry;" and "-- Trans Lending's Business Strategy."

CYCLICAL NATURE OF MORTGAGE BANKING INDUSTRY.

               Mortgage banking firms have historically experienced a wide range of financial results, from highly profitable to highly unprofitable. These financial results are due to many factors which affect most, if not all, firms in the mortgage banking business at about the same time, but three predominate: changes in mortgage interest rates, the availability of affordable credit and the state of the domestic economy. These three factors, among others, affect the demand for new and used housing and thus the demand for financing and refinancing of mortgages.

COMPETITION IN THE MORTGAGE BANKING BUSINESS.

               The business of originating and financing the origination of residential mortgage loans is highly competitive. Certain companies which have longer operating histories and significantly greater resources than those of the Company are engaged in providing multi-state, computer-based bridge financing of residential mortgage loans. Larger established mortgage warehouse lenders are making substantial investments in their computer operations to achieve significant economies of scale and greater flexibility in rendering services. Also, major bank-related organizations like the Mortgage Warehouse Division of Bank of New York, Bank of America, PNC Bank, and other businesses engaged in lending activities, such as CWM Mortgage Holding, Inc.'s Warehouse Lending Corporation of America, The Associates First Collateral Services and General Electric Capital Corp.'s Residential Funding Corporation are entering or reentering the mortgage warehouse financing business. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors will not enter the market, or that such competition will not make it more difficult for the Company to secure a sufficient number of high quality mortgage banking customers to realize its anticipated business growth. See "Business - Competition."

COMPETITION AND MARKET CONDITIONS IN THE AUTOMOBILE FINANCE BUSINESS.

               The non-prime consumer automobile finance market is highly competitive. The level of competition has increased significantly in recent years and this trend is expected to continue. Historically, commercial banks, savings and loan associations, credit unions, captive finance subsidiaries of automobile manufacturers and other consumer lenders, many of which have significantly greater resources than Trans Lending, have not competed for non-prime consumer business. To the extent that such lenders expand their activities in the non-prime consumer market,Trans Lending's financial condition and results of operations could be materially adversely affected. See "Business--Competition." During the past two years, several companies have devoted considerable resources to the non-prime consumer market, including well-capitalized public companies. Specifically, Ford Motor Credit Company has begun to finance non-prime consumers, General Electric Capital Corporation established strategic alliances with several regional non-prime consumer automobile finance companies and KeyCorp acquired AutoFinance Group, Inc., one of Trans Lending's competitors. Other companies, including Mellon Bank Corporation and Southern National Corporation, have also entered the market.

               Trans Lending's business is also affected by certain demographic, economic and industry trends. These trends include increased sales of used cars, rising new car prices relative to used car prices, stability in non-prime consumers' demand for used cars, the inability of non-prime consumers to find lower cost financing from other sources and the overall level of interest rates in general. A reversal of any of these trends or a change in any of these conditions could have a material adverse effect on Trans Lending 's financial condition and results of operations. See "Business--Competition."

IMPACT OF MORTGAGE INTEREST RATE FLUCTUATIONS.

               Prevailing mortgage interest rates, which have an impact on consumer decisions to obtain new loans or to refinance existing loans, will affect the ability of the Company's mortgage banking customers to originate mortgage loans. In recent years, a declining interest rate environment favorable to mortgage loan originations has existed. Increasing interest rates could cause a decrease in the pool of consumers seeking new or refinanced mortgage loan transactions, and a concomitant increase in competition among mortgage bankers for better quality mortgage loan transactions. Such increased competitive pressures on the Company's customers might force the Company to decrease the amount of the transactional fees that it charges in order to cooperate with its customers' efforts to attract business from the diminished supply of better quality loan customers, and thereby maintain good relationships with its customers. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on a mortgage loan warehoused by the Company and the interest paid by it for funds advanced under its line of credit. The Company's net interest income is comprised of the spread between interest rates on mortgages warehoused by it and interest rates paid on the Company's warehousing line of credit. A decrease in this spread, or a decrease in the amount of the transactional fees which the Company charges its customers, would have a negative effect on the Company's net interest income and its ability to operate profitably. See "Business."

RISKS ASSOCIATED WITH ACQUISITIONS.

               The Company is not currently considering the acquisition of any business, or a joint venture with any other business or individual. From time to time in the future, the Company may enter into negotiations with respect to potential acquisitions or joint ventures, some of which may result in preliminary agreements. In the course of the Company's negotiations and/or due diligence, these negotiations and/or preliminary agreements may be abandoned or terminated. No assurance can be given that the Company will find suitable acquisition or joint venture candidates, or that future acquisitions or joint ventures will be financed and made on acceptable terms, or if completed, that such acquisitions or ventures will be successful.

DEPENDENCE ON SECONDARY MARKET SALES; POTENTIAL CHANGES TO AGENCY PROGRAMS.

               The Company's business will depend upon its mortgage banking customers' abilities to sell new mortgage loans on favorable terms in the secondary mortgage market in order to generate the funds necessary to originate additional mortgage loans. Accordingly, any significant change in the secondary mortgage market such as changes in the operations, programs, levels of activity, underwriting criteria or applicable regulations of any of the Agencies, or in the Company's customers' qualifications as loan issuers, sellers or servicers under such regulations, could impair the Company's ability to warehouse mortgage loans on a favorable or timely basis. Any such impairment could have a material adverse effect on the Company's business and results of operations. See "Business Regulation - Mortgage Warehouse Lending."

DEPENDENCE ON GOVERNMENT PROGRAMS.

               Although the Company is not aware of any plans to discontinue or reduce significantly the operation of programs administered by GNMA, FNMA and FHLMC which facilitate the issuance of mortgage-backed securities, any such action, as well as any reduction or impairment of the Company's mortgage banking customers' continued eligibility to participate in such programs, would have a material adverse effect on the Company's business operations and prospects. See "Business."

               Similarly, although the Company is not aware of any plans for any of the Agencies to enter the mortgage warehouse lending business, any of these Agencies has the capital, the expertise, and the industry knowledge to enter this business in a significant manner. Furthermore, if any of the Agencies did enter this business, it would constitute very strong competition to the Company in its efforts to secure well qualified customers on terms favorable to the Company. Such an increase in competition in the mortgage warehouse business could have a material adverse effect on the Company's business operations and prospects. See, "Business - Competition."

REGULATION AND REGULATORY CHANGES - MORTGAGE WAREHOUSE LENDING.

               Although  mortgage loan  warehousing is not presently  subject to federal regulation, the California Finance Lenders Law went into effect July 1, 1995. That law imposes licensing obligations on the Company, requires the filing of annual and periodic reports, establishes maximum interest rates and repayment terms in certain cases, and provides for fines and imprisonment for violation of the law. Other participants in the mortgage warehouse financing process, such as title companies and appraisers, also may be regulated by the states in which they reside and such regulations often determine the scope and approach of the Company's collateral control monitoring program. Furthermore, mortgage banking is a highly regulated industry. The Company's mortgage banking customers are subject to the rules and regulations of, and examinations by, the Federal Housing Administration ("FHA"), the Veterans Administration ("VA"), GNMA, FNMA, FHLMC and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. Potential future changes in these rules and regulations could, among other things, adversely impact its customers' business activities by, among other things, establishing eligibility criteria for mortgage loan warehousing, prohibiting discrimination, providing for inspections and appraisals of properties, requiring credit reports on prospective borrowers, regulating payment features, requiring disclosures to customers, governing secured transactions, establishing collection, repossession and claims handling procedures and other trade practices and, in some cases, fixing maximum interest rates, insurance coverages, fees and loan amounts. Failure to comply with these requirements could lead to loss of approved status, class action lawsuits and administrative enforcement actions.

               Although the Company is not presently aware of any pending or proposed laws, rules or regulations which, if adopted, would make compliance more difficult or expensive, restrict the Company's ability to fund the warehousing of mortgage loans, restrict the Company's customers' ability to originate or sell mortgage loans, further limit or restrict the amount of interest and other charges earned from loans warehoused by the Company or otherwise adversely affect the business or prospects of the Company, no assurance can be given that limitations and/or restrictions of that nature will not be adopted in the future. See "Business -- Regulation -- Mortgage Warehouse Lending."

REGULATION - NON-PRIME AUTO FINANCING.

               Trans Lending's business will be subject to numerous federal and state consumer laws and regulations, which, among other things, require it to: obtain and maintain certain licenses and qualifications; limit the interest rates, fees and other charges Trans Lending is allowed to charge; limit or prescribe certain other terms of its contracts; provide specified disclosure; and define Trans Lending's rights to repossess and sell collateral. An adverse change in existing laws or regulations, or in the interpretation or enforcement thereof, or the promulgation of any additional laws or regulations would have an adverse effect on Trans Lending's business. See "Business -- Non-Prime Automobile Financing."

RISK OF CHANGING ECONOMIC CONDITIONS; GEOGRAPHIC CONCENTRATION OF BUSINESS.

               The Company's results of operations will depend heavily upon the ability of its mortgage banking customers to originate mortgage loans. This ability is largely dependent upon general economic conditions in the geographic areas that the Company serves. Because these general economic conditions fluctuate, there can be no assurance that prevailing economic conditions will, at any point in time, favor the Company's business and operations. These changes could materially and adversely affect the Company's revenues and net income. See "Business."

THE OPERATIONAL PROCESSING RISK.

               The basis for the Company's mortgage warehouse financing business is the acceptance of long-term loans, typically 15 to 30 year mortgages, from the Company's customers as collateral for very short-term financing, typically 15 days, until the mortgage loans are sold to an Agency. Although the Company's customers must have a commitment for each loan from an approved Agency before the Company will extend mortgage warehouse financing, there is no guarantee that the Agency will, in fact, accept the mortgage loan when delivered to it. Among the reasons for which a mortgage loan would not be accepted upon delivery are the following: incomplete documentation, inaccurate documentation or an over-allotment to the Agency's commitment by the mortgage originator.

               If for any reason an Agency does not accept the mortgage loan, the Company could find itself the owner of a long-term loan of less than market value instead of short-term bridge financing collateral. While the Company has a repurchase agreement with each of its customers which requires the customer to buy back the mortgage loan upon demand, there is no assurance that the customer will honor the repurchase agreement. Furthermore, the Company can give no assurance that, absent this repurchase by its customer, it will be able to sell the mortgage loan to another secondary market investor without incurring a loss in its investment in the loan. Failure of the Company to dispose of such a mortgage loan not accepted by an Agency could materially adversely affect the Company's financial position, its liquidity, and its relationships with its sources of financing, principally banks to whom it may provide certain loan covenants that could be violated by one or several of these events.

               Furthermore, frequent short-term processing deadlines, a high volume of loan transactions, the complex document structure of each mortgage loan financing transaction, and very substantial penalties for delay in delivering loan documents to the secondary market, which may range from a surcharge of 1% - 2% of the principal amount of a loan in the case of a delay regarding an individual loan commitment, to a complete rejection and refusal to purchase an entire pool of loans, in the case of a delay in filling a pool commitment, are an integral part of the mortgage loan warehouse financing business. Although a delay in purchasing a pool of loans could hinder the Company's ability to timely fund additional loans submitted by other customers, and thereby adversely affect its ongoing relations with such other customers as a reliable source of mortgage warehouse financing, any charges or penalties resulting from such delays are the responsibility of the Company's customers. See "Business - The Collateral Tracking System;" and "Business - The Mortgage Loan Process From Application to a Pioneer Customer Through Funding."

DIVIDEND POLICY AND RESTRICTIONS ON PAYMENT OF DIVIDENDS.

               The Company has never paid cash dividends on its Common Stock. Furthermore, the provisions of the plan of reorganization pertaining to Pioneer's emergence from bankruptcy prohibit Pioneer from paying any dividends to its common shareholders until the sum of $1,350,000 shall have been paid to Pioneer's pre-bankruptcy unsecured creditors. Further in accordance with said plan, Pioneer became obligated to pay certain portions of its net income in satisfaction of said payment obligation to its pre-bankruptcy creditors. Upon consummation of the Merger, the Company became obligated, by operation of law, to comply with such payment obligation and dividend payment prohibition. The Board of Directors does not anticipate paying cash dividends on its Common Stock in the foreseeable future as it intends to retain future earnings to finance the growth of the business. The payment of future cash dividends on the Common Stock will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors. See "Dividend Policy;" "The Merger" and "Business - Pioneer's Chapter 11 Bankruptcy Proceedings."

BROAD DISCRETION IN APPLICATION OF PROCEEDS.

               The Company intends to use all of the net proceeds of the Offering for mortgage warehouse lending activities, provided, however, that it has reserved the right to reallocate portions of such net proceeds for other uses -- up to $2,000,000 may be used for direct financing of Contracts, up to $500,000 may be used for working capital and up to $1,000,000 of such net proceeds may be used to enter into other specialty financial service sectors through acquisitions or joint ventures with entities and executives having extensive experience in the targeted specialty. See "Use of Proceeds."

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE CLASS A WARRANTS.

               The Company will be able to issue shares of its Common Stock upon exercise of the Class A Warrants only if there is then in effect a current prospectus relating to such Common Stock, and only if such Common Stock is qualified for sale or exempt from such qualification under applicable state securities laws of the jurisdictions in which the various holders of the Class A Warrants reside. Although the Company has undertaken to, and intends to, file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Class A Warrants, there can be no assurance that the Company will be able to do so. Class A Warrants may not be exercised after [
         ], 1997 (nine months after the date of this Prospectus) unless and until a Post-Effective Amendment has been filed with the Securities and Exchange Commission ("SEC" or Commission") and becomes effective. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Class A Warrants in those states in which the Units are to be offered, no assurance can be given that such qualification will occur. The Class A Warrants may be deprived of any value and the market for the Class A Warrants may be limited if a current prospectus covering the Common Stock issuable upon exercise of the Class A Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class A Warrants then reside. See "Description of Securities - Class A Warrants."

MARKET FOR UNITS, COMMON STOCK AND CLASS A WARRANTS; POSSIBLE VOLATILITY OF PRICES.

               Although the Common Stock and the warrants issued by the Company in connection with its IPO have been quoted on the Nasdaq SmallCap Market since August 1996, both securities have often been and may continue to be thinly traded. The Company has applied for quotation of the Units and Class A Warrants on the Nasdaq SmallCap Market, and for listing of the Units, Common Stock and Class A Warrants on the Boston Stock Exchange and the Pacific Stock Exchange. Such quotation and/or listings will not provide any assurance that an active public market for the Units, Common Stock or Class A Warrants will develop or be sustained. If an active public market does not develop or is not sustained, the market price and liquidity of the Units, Common Stock and/or Class A Warrants may be adversely affected. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations as well as general economic and market conditions may adversely affect the market price of the Units, Common Stock and/or Class A Warrants prevailing from time to time.

CLASS A WARRANTS REDEEMABLE.

               The Class A Warrants may be redeemed by the Company, whether or not a current prospectus is available, at any time during the four year period commencing one year after the date of this Prospectus at a price of $.10 per Class A Warrant, provided that the closing price of the Common Stock as quoted on the principal market on which such shares shall then be trading shall be not less than the Market Price per share during any period of 30 consecutive trading days ending on the third day preceding the date of such notice. Although a Class A Warrant holder has the right to exercise his Class A Warrants through the date of redemption, he may not be able to exercise because of lack of funds at the time of redemption or if there is not then in effect a current prospectus relating to the Common Stock underlying such Class A Warrants. Furthermore, in the event that the Company timely and properly issues a notice of redemption of the Class A Warrants, no trading in such securities shall be permitted after the close of business on the date of redemption. At such time the value of all Class A Warrants which shall not have been timely exercised prior thereto shall be reduced to the redemption price. See "Underwriting."

AUTHORIZATION OF PREFERRED STOCK.

               The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The issuance of preferred stock with anti-takeover measures could have a depressive effect on the market price of the Common Stock (should a market develop for the Common Stock) and could discourage hostile bids in which shareholders may receive premiums for their shares. See "Description of Securities -- Preferred Stock."

IMPACT ON THE MARKET OF EXERCISE OF REPRESENTATIVE'S WARRANTS.

               The holders of the Representative's Warrants may exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital by the sale of securities on terms more favorable than those provided by the Representative's Warrants. If the Representative's Warrants are exercised, the dilution of the voting and equity interests of the Company's shareholders which shall result therefrom could cause a decrease in the market price of the Company's securities, and may also adversely affect the Representative's ability to make and maintain an orderly market in the Company's securities. See "Description of Securities - Representative's Warrants."

THE REPRESENTATIVE'S INFLUENCE ON THE MARKET FOR THE COMPANY'S SECURITIES.

               A significant amount of the securities offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such securities with the Representative. Although it has no obligation to do so, the Representative intends to make a market in the Units, Common Stock and Class A Warrants and may otherwise effect transactions in such securities. If it participates in the market, the Representative may exert significant influence on the market, if one develops, for the securities described in this Prospectus. Such market making activity may be discontinued at any time. The price and liquidity of the Units, Common Stock and Class A Warrants may be significantly affected by the degree, if any, of the Representative's participation in such market. Additionally, the Representative may participate in the solicitation of the exercise of the Class A Warrants, in which event, it may be prohibited from engaging in any market making activities with respect to the Units, Common Stock and Class A Warrants during certain periods while the Class A Warrants are exercisable. Such restrictions may adversely affect the price and liquidity of the Units, Common Stock and Class A Warrants. Furthermore, if the Representative should exercise its registration rights to effect the distribution of the Units, Common Stock and Class A Warrants underlying the Representative's Warrants, the Representative, prior to and during such distribution, will be unable to make a market in the Units, Common Stock and Class A Warrants. If the Representative ceases making a market, the market and market prices for the Units, Common Stock and Class A Warrants may be adversely affected, and the holders thereof may be unable to sell such securities.

SHARES ELIGIBLE FOR FUTURE SALE.

               Sales of the Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock. Upon
completion  of this  Offering,  the Company  will have  outstanding  [         ]
shares of Common Stock  ([        ] shares if the  Underwriters'  over-allotment
option is exercised in full). Of these shares,  [        ] shares will be freely
tradeable without restriction under the Securities Act. The remaining [        ]
shares of Common Stock held by existing shareholders are restricted securities within the meaning of Rule 144. In accordance with Rule 144, 802,272 of such shares are presently eligible for sale to the public notwithstanding the fact that they have not been registered under the Securities Act. Pursuant to certain restrictions upon sale imposed by a "lockup" agreement which the holders of said 802,272 shares executed and delivered to the underwriter of the IPO as a condition to the closing of that offering, all of those shares will be ineligible for sale in the public market until August 15, 1997, provided that, after May 15, 1997, each of the holders of such shares may sell up to 10% of such holder's shares pursuant to Rule 144. In addition to the foregoing lockup restrictions, the Representative has required, as a condition to the closing of the Offering, that each of the Company's directors, officers, key employees and holders of 2% or more of the

Common Stock must execute written lockup agreements providing that, for a period of 12 months from the date of this Prospectus, they shall not offer, register, sell, contract to sell, grant an option for the sale of, issue, assign, transfer or otherwise dispose of any of the Company's securities held by them without the Representative's prior written consent. See "Description of Securities - Registration Rights," "Shares Eligible for Future Sale," "Dividend Policy" and "Underwriting."

IMPACT OF MERGER ON NET OPERATING LOSS CARRYFORWARDS.

               As of March 31, 1996, the Company had accumulated net operating loss carryforwards in the approximate amount of $2.0 million. The Merger has limited the Company's use of such net operating loss carryforwards to an annual limitation not to exceed approximately $100,000 imposed by Section 382 of the Internal Revenue Code of 1986, as amended. Management believes that the losses that the Company has incurred since the Merger (aggregating $896,000) are not subject to these limitations. The Company's ability to use such net operating loss carryforwards is dependent upon its ability to generate taxable income in the future. See Note 6 of Notes to Financial Statements of Pioneer and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of Merger on Net Operating Loss Carryforwards."

INDEMNIFICATION OF DIRECTORS AND OFFICERS; POSSIBLE INABILITY TO RENEW OFFICERS' AND DIRECTORS' LIABILITY INSURANCE.

               Arthur H. Goldberg and Elie Housman, the Chief Executive Officer and Chief Operating Officer, of the Company, respectively, have agreed to enter into employment agreements with the Company, and Glenda Klein, the Company's Chief Financial Officer, has entered into an employment agreement with the Company. Such proposed agreements will provide, and Ms. Klein's agreement does provide, for the indemnification of such individuals against losses that they may incur in legal proceedings resulting from their services to the Company in the capacities of officers and directors. In addition, the Company's Bylaws provide for the indemnification of directors and officers to the fullest extent permitted by law. The Company has entered into indemnification agreements with its other directors. Although the Company currently maintains officers' and directors' liability insurance providing limits of $1,000,000 per occurrence, there can be no assurance that the Company will be able to maintain such insurance on acceptable terms or at all. Failure to maintain such insurance could have a material adverse effect on the Company's ability to attract and retain directors and officers. Any amounts which the Company may be required to pay under such indemnification agreements which are not reimbursed by insurance, either because no insurance policy is then in effect or because the amount of such required payments exceeds the policy limit, could have a material adverse effect on the Company. See "Management - Employment Agreements," and "Management
- Indemnification of Directors and Officers."

NASDAQ MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM; RISKS OF LOW-PRICED STOCKS.

               The Common Stock is listed on the Nasdaq SmallCap Market. The Company has applied to the Nasdaq SmallCap Market for listing of the Units and Class A Warrants. If the Company is unable to satisfy Nasdaq's listing criteria for the Units and/or Class A Warrants, or if such securities are listed on the Nasdaq SmallCap Market, and the Company thereafter fails to satisfy the maintenance criteria for continued listing of any or all of such securities, they will be subject to being delisted, and trading, if any, would thereafter be conducted in the OTC Bulletin Board. As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Units, Common Stock and/or the Class A Warrants. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks. The SEC regulations generally define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years,
(ii) net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 during such issuer's last three years of operations. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Furthermore, in connection with any transaction in a penny stock, brokers must also provide investors with current bid and offer quotations therefor, the compensation of the broker and its salesperson in connection therewith and monthly account statements showing the market value of each penny stock in the investor's account. See "Description of Securities - Nasdaq SmallCap Market Listing; Boston Stock Exchange and Pacific Stock Exchange Listing Applications."

               In addition, if the Units, Common Stock or Class A Warrants are not quoted on Nasdaq, or the Company does not have $2,000,000 in net tangible assets, trading in the Units, Common Stock and Class A Warrants would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

               As of the date of this Prospectus, the Company believes that the Units, Common Stock and Class A Warrants will be outside the definitional scope of a penny stock. In the event the Company's securities were subsequently to become characterized as penny stocks, the market liquidity for such securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Units, Common Stock and/or the Class A Warrants and thus the ability of purchasers of the Units, Common Stock and Class A Warrants to sell such securities in the secondary market would be adversely affected.

DIRECTORS' INVOLVEMENT IN BANKRUPTCY PROCEEDINGS.

               Between 1973 and 1989, Arthur H. Goldberg served as President and
Chief Operating Officer of Integrated Resources, Inc. ("Integrated"), a diversified financial services company which commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code in 1989. During the period in 1989 immediately prior to the commencement of such bankruptcy proceedings, Mr. Goldberg served as Integrated's President and Chief Executive Officer. In November 1994, Integrated's sixth amended reorganization plan was consummated. In accordance therewith, senior creditors of the reorganized company (known as Presidio Capital Corp.) may receive as much as 70% of their original claims totalling approximately $1.1 billion, and junior creditors will receive between 3.1% and 4.5% of their claims of approximately $672 million.

               In 1993, Glenda Klein, a director and Senior vice President of the Company, and her husband, filed a petition pursuant to Chapter 7 of the Bankruptcy Code. After receiving a discharge in bankruptcy, Mr. and Mrs. Klein reopened the bankruptcy proceedings and converted same to a case under Chapter 11 of the Bankruptcy Code. In April 1995, Mr. and Mrs. Klein deposited $100,000 into the Bankruptcy Court for the purpose of paying in full, with interest, any of the creditors of their bankrupt estate who had filed claims against in said proceedings. In October 1995, such proceedings were closed.

LACK OF UNDERWRITING HISTORY

               The  Representative  was  organized  in  February  1992 and first
registered  as  a   broker-dealer   in  1994.   Prior  to  this  Offering,   the
Representative has participated as a sole or co-manager in four public offerings. Prospective purchasers of the Units offered hereby should consider the lack of experience of the Representative in being a manager of an underwritten public offering. See "Underwriting."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

               Certain  Statements  in the  Prospectus  Summary  and  under  the captions  "Risk  Factors,"  "Use  of  Proceeds,"  "Management's  Discussion  and
Analysis of Financial Condition and Results of Operation," "Business" and elsewhere in this Prospectus constitute "forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the  actual  results,  performance  or  achievements  of the  Company,  or
industry  results,   to  be  materially   different  from  any  future  results,
performance or achievements expressed or implied by such forward-looking statement. Such factors include, among others, the following general economic and business conditions: fluctuations in the nationwide and regional demand for housing and for automobiles; the capacity of the mortgage banking industry and the non-prime automobile financing industry and the Company's customers in those respective industries to satisfy consumer demand for respectively, mortgage loans and automobiles; demographic changes; competition; the loss of any significant customers; changes in business strategy or development plans; availability and successful integration of acquisition candidates; availability, terms and deployment of capital; quality of management; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors discussed in this Prospectus. See "Risk Factors."

                                 USE OF PROCEEDS

               The net proceeds to the Company from the sale of the 3,750,000 Units offered by the Company hereby at the public offering price of $ per
Unit,  are estimated to be $          ($          if the  over-allotment  option
granted to the Underwriters is exercised in full) after deducting the underwriting discounts and commissions, the Underwriters' ull) non-accountable expense allowance and the other estimated expenses of this Offering. The ull) Company expects to use the net proceeds, as follows:

                                                               Amount      Percent
                                                               ------      -------
mortgage warehouse lending operations (1) (4)               $                     %
direct financing of automobile loans and leases (2)          2,000,000            %
working capital (3)                                            500,000            %
                                                             ---------       -----
                                                             $               100.0%
                                                             =========       =====


----------

(1)The Company may allocate a portion of the proceeds of the Offering for use in connection with its strategic goal of expanding into other specialty finance niche activities through acquisitions or joint ventures. To the extent that such expansion activities will require the Company to expend cash, the source thereof will be the funds employed in the Company's mortgage warehouse lending operations. Accordingly, the funds employed by the Company in such mortgage warehouse lending activities will be concomitantly reduced. See "Business -- Strategy."

(2)The Company may lend up to $2,000,000 to Trans Lending to engage in the direct financing of automobile loans and leases. Until such time as the Company's management decides whether to enter into one or more loan transactions with

Trans Lending for such purpose, the $2,000,000 shall be used by the Company in its mortgage warehouse lending operations.

(3)The Company may use up to $500,000 to pay rent and/or other operating expenses. Until such time any portion of such proceeds is so used, said $500,000, or the unapplied balance thereof, shall be employed by the Company in its mortgage warehouse lending operations.

(4)The allocation of the net proceeds of this Offering set forth above represents the Company's best estimate of its intended uses thereof based upon Management's present understanding of the Company's financial condition and business prospects. If the Company deems it necessary or advisable to enter into other specialty financial service sectors, primarily through acquisitions of businesses, or joint ventures with businesses or executives having extensive experience in the targeted specialty, it may reallocate up to $1,000,000 of the proceeds currently earmarked for use in its mortgage warehouse lending activities for such uses.



               If the Representative exercises the over-allotment option in full, the Company will realize additional net proceeds of approximately $, which will be added to the Company's working capital and used for general corporate purposes. The proceeds, if any, from the exercise of the Class A Warrants and any outstanding warrants and options will be added to working capital and used for general corporate purposes.

                                 CAPITALIZATION

               The following table sets forth the capitalization of the Company as of September 30, 1996. The Proforma - Offering information includes and accounts for the effect of the anticipated results of the completion of the sale of 3,750,000 Units offered hereby (not including 562,500 Units subject to the Underwriters' over-allotment option) at an offering price of $ per Unit (after deduction of the estimated underwriting discounts and commissions and expenses of the Offering).


(in 000's)
                                                                Offering        Proforma
                                    Sept. 30, 1996           Adjustments        Offering
                                    --------------           -----------        ---------

Debt Obligations:

  Loans payable, Mortgage
  Warehouse                           $1,582                    $ ---             $1,582

Total Debt Obligations (1)             1,582                      ---              1,582
                                       =====                     ====              =====

Common Stock (1) - $.01
 par value, authorized 20,000,000,
 issued and outstanding:
 1,442,272 shares at Sept. 30,
 1996: 5,xxx,xxx shares
 - Proforma Offering                      15                     38                   53

Preferred Stock - $.01 par value,
 authorized 5,000,000 shares,
 issued and outstanding at Sept. 30,
 1996: 0

Additional paid-in capital (2)        10,563

Accumulated Deficit                   (8,321)                   ---               (8,321)
                                       -----                   -----               -----

Total Shareholders Equity              2,257
                                       -----                   -----               -----

Total Capitalization                  $3,839                    $                  $
                                       =====                     ====              =====


----------

(1) Does not include additional non-debt related liabilities of approximately $232,000.

(2) Net equity impact of issuance of 3,750,000 Units at $ per Unit.


                                 DIVIDEND POLICY

               The Company has never paid cash  dividends  on its Common  Stock.
Furthermore, the provisions of the plan of reorganization pertaining to Pioneer's emergence from bankruptcy, prohibit it from paying any dividends to its common shareholders until the sum of $1,350,000 shall have been paid to its pre-bankruptcy unsecured creditors, provided, however, that such prohibitions shall not be applicable in the event that 50% of the proceeds in excess of $5,000,000 derived from any public offering of securities made by it shall be utilized for payment of said $1,350,000. The proceeds which the Company derived from the IPO did not exceed said $5,000,000 threshold. The proceeds which the Company shall derive from this Offering will exceed such threshold. The Board of Directors does not anticipate that it will use any portion thereof to pay any part of said $1,350,000 obligation. Accordingly, the Board of Directors does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Upon satisfaction of the foregoing payment obligation, the payment of future cash dividends on the Common Stock will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors. See "Business - Pioneer's Chapter 11 Bankruptcy Proceedings" and "Description of Securities."

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

               The Company's Common Stock began trading on the Nasdaq SmallCap Market on August 14, 1996. The ranges of the high, low and closing prices of the Common Stock on a quarter-by-quarter since said date through December 20, 1996 were, as follows:


                 Quarter-End        High           Low            Close
                 -----------        ----           ---            -----
             Sept. 30, 1996         $4.875         $2.375        $2.75
             Dec. 20, 1996          $2.75          $1.38         $1.63


               As of December 20, 1996, there were approximately 500 beneficial holders of the Company's Common Stock.

               The Company has not paid any dividends on its Common Stock, and has no plans to do so in the foreseeable future. See "Dividend Policy."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

               As of June 14, 1993, when the Company commenced active operations following its emergence from Chapter 11 bankruptcy proceedings, it had an available credit line of $1 million from one source, UMB. The Company's lines of available credit were subsequently increased to an aggregate of $2.35 million as of March 31, 1995 and $4.2 million as of June 1996. Substantially all of the business conducted by the Company during the years ended March 31, 1994 and 1995 was with one active mortgage banking company who had a credit line approved by the Company in the amount of $2 million. In April 1995, the Company discontinued that customer's credit line when it failed to comply with the Company's underwriting requirement to provide audited financial statements for the year ended December 31,1994.

               As a result of the death of the Company's former Chairman and Chief Executive Officer, the Company did not engage in any substantial mortgage warehouse lending activities from April 1995 through August 1995. During the period from August 1995 through November 1995, the Company developed customer relationships with three new mortgage banking companies, and from August 1995 through March 1996, the Company generated approximately $20.4 million in mortgage warehouse lending volume from those new customers. Between April 1, 1996 and September 30, 1996 these three customers generated approximately $26.8 million in warehouse loan volume, a 31% increase over the fiscal year ended March 31, 1996. During September 1996, the Company added a fourth customer which received a $5 million line of credit.

               The Company is in the process of evaluating the creditworthiness of several other potential customers. Although the Company will seek to conduct business in the future with a greater number of mortgage banking customers, and thereby reduce the risks attendant in relying upon a small number of sources to support its business, no assurance can be given that it will receive such applications, or that such applicants will thereafter engage in a large enough volume of mortgage warehouse lending transactions to sustain the Company's operations. The cessation of business of any of the Company's active customers or the inability of its customers to provide the Company with an increased level of loan volume could materially adversely affect the Company's ability to generate sufficient revenues to operate profitably and to continue to meet its cash obligations in future periods.

               During  the  fiscal  years  ended  March 31,  1995 and 1996,  the
Company incurred net losses of $589,000 and $480,000, respectively. Such losses were partly attributable to noncash expenses (primarily depreciation, amortization, debt discount expenses and deferred consulting agreement expenses) totalling $329,000 and $164,000 during 1995 and 1996, respectively, and the inability of the Company to generate a sufficient volume of loan transactions with its customers.

               During the six month periods ended September 30, 1995 and 1996, the Company incurred net losses of $229,043 and $246,369 respectively. Such losses were partly attributed to noncash expenses (primarily depreciation, amortization and debt discount expenses) totaling $98,267 and $110,936 during the 1995 and 1996 periods, respectively, and the inability of the Company to generate a sufficient volume of loan transactions with its customers.

RESULTS OF OPERATIONS

        YEAR ENDED MARCH 31, 1995 COMPARED WITH YEAR ENDED MARCH 31, 1996

               REVENUES. Due primarily to the death of Uri Lieber, the lessening, and ultimate cessation of mortgage lending operations, and the restructuring of the Company's management and operations which took place during the first half of the fiscal year ended March 31, 1996, the Company generated only $97,190 in revenues, a 43.5% decrease from its fiscal year 1995 revenues. Such revenues were generated by funding 201 loans totalling $20,501,107 with three customers. The interest income component of such revenues amounted to $76,957, a 22.6% decrease over the interest income generated during the fiscal year ended March 31, 1995. Such decrease was due to the Company's operational inactivity during the first half of the fiscal year. The processing fee component of such revenues amounted to $15,733, which represented a 76% decrease from the results of the prior fiscal year. Such decrease was due to the smaller volume and aggregate dollar value of loans financed.

               DIRECT COSTS. The Company's direct costs consist of the interest and other charges which it must pay to its revolving credit line providers and to the IPO Bridge Financing Lenders. During the fiscal year ended March 31, 1995, the Company's interest expense and other bank charges paid to providers of its revolving lines of credit amounted to $68,552. During this period, the
Company financed a total of 222 loans aggregating $26,222,221 in weighted average principal amounts of approximately $118,118 for an average duration of 12 days per borrowing, which amounts include 101 loans funded through bank borrowings aggregating $11,454,426 in weighted average principal amounts of $113,410 for an average duration of 11 days. During the fiscal year ended March 31, 1996, the Company's interest expense and other bank charges paid to providers of the Company's revolving lines of credit amounted to $95,408. During this period, the Company financed a total of 201 loans aggregating $20,501,107 in weighted average principal amounts of approximately $101,996 for an average duration of 15 days per borrowing, which amounts include 152 loans funded through bank borrowings aggregating $16,507,308 in weighted average principal amounts of $108,601 for an average duration of 15 days. Such decrease in loan activity was due to the Company's above-mentioned operational inactivity during the first half of the fiscal year ended March 31, 1996. The 28% increase in interest expense which occurred notwithstanding the decrease in lending activity was due primarily to an increase in use of the Company's bank credit facility, an increase in the length of time when such loans were outstanding from an average of 12 days to an average of 15 days and a higher weighted average prime rate during the fiscal year ended March 31, 1996 over the average weighted prime rate of fiscal 1995.

               Interest expense on the IPO Bridge Financing in fiscal 1995 and 1996 amounted to $142,748 and $79,231, respectively, consisting of interest payable of $24,000 and $21,163, respectively, debt discount amortization of $102,748 and $55,244, respectively, and deferred issuance cost amortization of $16,000 and $2,824, respectively. In February, 1996, the Company paid the sum of $122,492 in full satisfaction of its indebtedness to two of the IPO Bridge Financing Lenders. The Company's IPO Bridge Financing obligations were be paid in full upon closing of its IPO.

               OPERATING EXPENSES. The Company's operating expenses of $544,462 during the fiscal year ended March 31, 1995 consisted primarily of salaries and benefits paid or accrued to Uri Lieber and Glenda Klein ($159,427), depreciation and amortization ($110,498), the primary component of which is the Collateral Tracking System software ($91,327), accounting and legal fees ($71,010), amortization of a consulting agreement ($96,000), telephone ($22,352), office rent ($23,803) and miscellaneous expenses ($61,372 in the aggregate). The Company's operating expenses of $433,709 during the fiscal year ended March 31, 1996 consisted primarily of salary and benefits paid to Glenda Klein and other staff ($134,555), depreciation and amortization ($101,300), the primary component of which is the Collateral Tracking System software ($92,312), accounting and legal fees (114,382), telephone ($19,782), office rent ($11,609) and miscellaneous expenses ($52,081 in the aggregate). It is anticipated that aggregate operating expenses will increase less than proportionately as staffing and office space is increased to manage the greater number of mortgage warehouse loan transactions that management believes the Company will be implementing with the proceeds of the IPO and this Offering. See "Business - Employees" and "Business - Facilities."


               NET LOSS. During the fiscal years ended March 31,1995 and 1996, the Company incurred a net loss of $589,155 and $479,803, respectively. The limited nature of the lending capital which was available to the Company, coupled with the non-cash expenses which it incurred during each of such years (primarily depreciation, amortization, debt discount and deferred consulting agreement expenses) totalling $328,965 and $164,080, respectively, were substantial contributing factors to such losses. The inability to attract customers and the higher loan volume which they would generate which were caused by the Company's lack of sufficient warehouse loan credit availability also negatively impacted net income for the above-mentioned periods. In addition, the Company has not historically incurred salary expense at a level which equals the current combined compensation arrangements with its Vice President and Chief Financial Officer, and with its Chief Executive and Chief Operating Officers. Had such arrangements been in place during the years ended March 31, 1995 and 1996, the Company would have incurred additional salary expense of approximately $44,000 and $110,000 in 1995 and 1996, respectively, which would have increased the Company's net loss to approximately $633,000 and $590,000, respectively, for such periods. See "Management - Employment Agreements."


               CASH FLOWS FROM OPERATIONS. The Company generated negative cash flows from operations of approximately $194,000 and $253,000 for the fiscal years ended March 31, 1995 and 1996, respectively. Such negative cash flows are primarily a result of the Company's inability to generate a sufficient level of loan volume from its customers which is further negatively impacted by the limited funds available to the Company for use in its mortgage warehouse activities (approximately $4.2 million in lines of credit and $150,000 in net liquid assets). In order to generate positive cash flows from operations, the Company will need to increase its loan funding capacity and correspondingly increase its loan revenues and loan volumes.

               The Company believes that the addition of the $1,970,466 portion of the proceeds of the IPO which it is employing in its mortgage warehousing operations will enable it to increase its base of customers and concomitantly increase its loan volume to a level sufficient to generate positive operating cash flows and net income. The infusion of such proceeds increased the Company's net worth to approximately $2,600,000, increased its cash balance to approximately $2,300,000, and provided it, without effecting any changes in its business operations, with sufficient cash to support such operations during the 12 month period following the closing of the IPO.

               REALIZABILITY OF LONG-LIVED ASSETS. Management has evaluated the realizability of its long-lived assets (primarily furniture and equipment and proprietary computer software) having a net book value of $217,990 at March 31, 1996 in accordance with the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of."

     SIX MONTH PERIOD ENDED SEPTEMBER 30, 1995 COMPARED WITH THE SIX MONTH PERIOD ENDED SEPTEMBER 30, 1996

               REVENUES. During the six month period ended September 30, 1996, revenues increased to $129,723 compared to $11,392 for the six month period ended September 30, 1995. Such revenue was generated from the three customers added during the period August, 1995 through November, 1995 and the fourth customer added September 20, 1996. 331 loans totaling $26,796,000 were funded during the six month period ended September 30, 1996, which represented 65% and 31% increases, respectively, in the total number of loans and the dollar volume of loans funded during the entire fiscal year ended March 31, 1996. The interest and processing fee component of such revenues reported for the six months ended September 30, 1996 amounted to $103,280 and $26,443, respectively, compared to $6,452 in interest and $4,940 in processing fees for the six months ended September 30, 1995.

               DIRECT COSTS. The Company's direct costs consist of the interest and other charges which it must pay to its revolving credit line providers and the interest which it paid to the IPO Bridge Financing Lenders. During the six month periods ended September 30, 1995 and 1996, the Company's interest expense and other bank charges paid to revolving line of credit providers amounted to $9,051 and $120,887, respectively. Due primarily to the death of the Company's former Chairman and Chief Executive in March 1995, the lessening, and ultimate cessation of mortgage lending operations which took place by reason thereof, and the restructuring of the Company's management and operations which took place during the first half of the fiscal year ended March 31, 1996, the Company financed a total of 17 loans totaling $1,233,236 in the weighted average principal amount of $72,543 for an average duration of 14 days per borrowing during the six month period ended September 30, 1995. During the six month period ended September 30, 1996, the Company financed a total of 331 loans totaling $26,796,000 in the weighted average principal amount of $80,955 for an average duration of 14 days per borrowing, which amounts include 277 loans funded through bank borrowings aggregating $22,349,000 in the weighted average principal amount of $80,682. Such increase in loan activity was due to the Company's above mentioned addition of four customers. The increase in interest expense and bank fees was due to the increase in loan funding operations and the use of the Company's bank credit facility.

        Interest expense on the IPO Bridge Financing for the six month periods ended September 30, 1995 and September 30, 1996 amounted to $14,824 and $4,885, respectively, and debt discount amortization thereon during the same periods amounted to $42,744 and $37,500, respectively. In February, 1996, the Company paid the sum of $122,492 in full satisfaction of its indebtedness to two of the IPO Bridge Financing Lenders. Upon the closing of the IPO, the remaining IPO Bridge Financing obligation of $128,356 (which included $28,356 in accrued interest) was retired in full.

               OPERATING EXPENSES. The Company's operating expenses of $193,870 during the six month period ended September 30, 1995 consisted primarily of depreciation and amortization of $50,650, the primary component of which is the Collateral Tracking System ($46,156); salaries and benefits to the Company's former Chairman and Chief Executive Officer and to its Senior Vice President ($66,859); legal and accounting fees ($25,203); telephone ($8,853), office rent ($5,805), temporary staff ($15,776) and miscellaneous expenses ($20,724 in the aggregate). The Company's operating expenses of $218,379 during the six month period ended September 30, 1996 consisted primarily of depreciation and amortization of ($50,650), the primary component of which is the Collateral Tracking System ($46,156), salary and benefits to the Company's Chief Executive, its President, its Senior Vice President and office staff ($52,821); accounting and legal fees ($26,196); telephone ($11,144); office rent ($5,805); temporary staff ($23,849) and miscellaneous of ($47,914). The increase in such expenses during the six month period ended September 30, 1996 as compared to the comparable period during 1995, was due to the increase in lending activity and the increased costs associated with the professional, financial consulting and similar services which the Company has incurred by reason of its change in status from a privately owned to a publicly held company.

               NET LOSS. During the six month periods ended September 30, 1995 and 1996 the Company incurred net losses of $229,043 and $246,369, respectively. Such losses were primarily due to the Company's inability during the former period to attract additional warehouse lines of credit which it needs in order to operate profitably, and the Company's inability to improve such lines of credit during the latter period while it was seeking to obtain additional credit lines from approximately 20 banks and other financial institutions following the completion of the IPO. Such non-cash expenses as depreciation, amortization and debt discount totaling $98,267 and $110,936, respectively, were also contributing factors to such losses.

               CASH FLOWS FROM OPERATIONS. The Company generated negative cash flows from operations of $157,542 for the six month period ended September 30, 1995 which resulted primarily from a loss from operations of $229,043. The negative cash flow from operations of $494,292 for the six month period ended September 30, 1996 resulted primarily from a decrease in accounts payable and accrued expenses ($150,277), an increase in other assets of ($191,900) and the loss from operations of ($246,369).

        In order to operate profitably, the Company needs to increase its warehouse loan lines of credit beyond its current level of $4,000,000. Accordingly, immediately after the closing of its IPO, the Company began to focus its efforts on acquiring such additional credit lines. In that regard, the Company has sought warehouse lending lines of credit from approximately 20 different banks and financial institutions. Several of such lenders have declined to extend credit to the Company for a variety of reasons including, but not limited to, the relatively small size of the Company's asset and equity bases in relation to such lenders' lending parameters. As of the date of this Prospectus, the Company is maintaining dialogues with approximately eight financing sources who have expressed an interest in considering the Company's application for financing, and it intends to make applications to additional warehouse line of credit sources. Although the Company believes that the addition of the $1,970,466 portion of the proceeds of the IPO which it is employing in its mortgage warehousing operations will enable it to effect the needed expansion of its credit facilities by as much as $10 - 20 million, and thereby achieve profitability through the ability to increase its customer base and aggregate dollar loan volume which such additional lending capacity will permit it to undertake, no assurances can be given in that regard.

               REALIZABILITY OF LONG-LIVED ASSETS. Management has evaluated the realization of its long-lived assets (primarily furniture and equipment and proprietary computer software) having a net book value of $175,089 at September 30,1996 in accordance with the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." Based on such evaluation and taking into consideration the positive cash flows and earnings the Company believes it will be able to generate in future periods, management does not believe that there is an impairment of its long-lived assets at September 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

               On July 31, 1995, the Company paid UMB a $20,000 renewal fee in connection with its consummation of a thirteen month extension (due to expire August 31, 1996) of its $2,000,000 warehousing line of credit. On November 9, 1995 and February 23, 1996, respectively, the Company paid an additional $4,167 and $7,917 in consideration for the extension of said line of credit to $2,500,000 and then to $4,000,000. In connection therewith, the Company also granted to UMB a five year option to purchase up to 41,271 shares of Common Stock at an exercise price of $5.50 per share. Said option shall expire with respect to any unexercised portion thereof in the event that the Company's credit line with UMB shall not be renewed or extended. See "Description of Securities - UMB Option."

               On September 10, 1996, the Company paid UMB a $40,000 renewal fee in connection with the extension of its credit facility through August 31, 1997. The Company's primary sources of the capital which it employs in its warehouse lending operations are borrowings under its UMB line of credit and its net equity capital funds of approximately $2,072,000.

               PIONEER'S CHAPTER 11 BANKRUPTCY PROCEEDINGS. In April 1993, Pioneer emerged from bankruptcy pursuant to a plan of reorganization, as subsequently modified (the "Plan"), which provided, among other things, that each unsecured creditor would receive a distribution equal to such creditor's pro rata share of $150,000, plus a non-interest bearing unsecured note (the "Note"). Pursuant to the terms of the Notes, if at the close of the fiscal year ended March 31, 1995, the Company had any net income (net income, as reported in the Company's audited financial statements, increased by any deductions taken for depreciation or amortization, and decreased by certain interest earnings) in excess of $400,000, each holder of a Note would have been entitled to receive distributions equal to such creditor's pro rata share of 20% of the net income in excess of said $400,000. However, the Company had no net income during said fiscal year. Beginning with the close of the fiscal year ending March 31, 1996, and for all fiscal years thereafter, each holder of a Note shall be entitled to receive a distribution equal to such creditor's pro rata share of 20% of the net income available for note payments, if the net income for any such fiscal year exceeds $1,300,000. Holders of the Notes shall continue to receive payments under the Notes, consistent with the foregoing terms, until an aggregate of $1,350,000 is paid under the Notes. At such time, the Notes shall be deemed fully satisfied and discharged and the Company shall have no other or further obligations thereunder. The Company was not required to make any payments to the Note holders with respect to the fiscal year ended March 31, 1996.

               The Plan, as assumed by operation of law by the Company at the time of consummation of the Merger, further provides that, until such time as said $1,350,000 has been paid in full, no dividends may be declared or paid to the holders of any class of the Company's common stock, it may not redeem, purchase or otherwise acquire for value any of its capital stock and it may not return any of its assets or make any distribution of assets to any of its shareholders, provided, however, that such prohibitions shall not be applicable in the event that 50% of the proceeds in excess of $5,000,000 derived from any public offering of securities made by the Company shall be utilized for payment of said $1,350,000. The proceeds which the Company derived from the IPO did not exceed said $5,000,000 threshold. The proceeds which the Company shall derive from this Offering will exceed such threshold. The Board of Directors does not anticipate that it will use any portion thereof to pay any part of said
$1,350,000 obligation. Therefore, it is not expected that the Company will be undertaking any of the aforementioned currently prohibited actions in the foreseeable future.

               Accordingly, until such time as the Notes have been paid in full, the Company will be obligated, to the extent hereinabove described, to pay to Pioneer's pre-Chapter 11 unsecured creditors an aggregate of $1,300,000 of the income that otherwise would be available for use in connection with the Company's operations, or for distribution to its shareholders. No holder of any of the Notes was affiliated with Pioneer, or is affiliated with the Company.

IMPACT OF NEW ACCOUNTING STANDARDS

               In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 109, Accounting for Income Taxes ("FAS No. 109") which requires the use of an asset and liability approach. The asset and liability approach computes deferred taxes based on expected future tax consequences to be in effect when timing differences reverse, whereas the deferred method utilizes the tax rate in effect at the time of the origination of the timing differences. The Company adopted FAS No. 109 in its current fiscal year. Implementation of FAS No. 109 did not have a material effect on the Company's financial position and results of operations.

               In January 1995, the Company adopted FAS 114, "Accounting by a Creditor for Impairment of a Loan," FAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" and FAS 119,

"Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." Adoption of these new accounting and disclosure standards did not have a material effect on the Company's financial position or results of operations.

IMPACT OF IPO ON NET OPERATING LOSS CARRYFORWARDS

               As of September 30, 1996, the Company had available net operating loss carryforwards of approximately $2.3 million. As a result of changes in the Company's common stock ownership, the Company is subject to annual limitations pertaining to the use of such operating loss carryforwards. The Company expects that the amount of net operating loss carryforwards which may be utilized in any future period will be limited to an amount not to exceed approximately $100,000 per year. Management believes that the losses that it has incurred since the Merger (aggregating $896,000) are not subject to these limitations. The Company's ability to use such net operating loss carryforwards is dependent upon its ability to generate taxable income in the future. See Note 6 of Notes to Pioneer's Financial Statements.


                                   THE MERGER

               In November 1994, PCF and Pioneer consummated the Merger pursuant to an Agreement and Plan of Merger (the "Merger Plan") which provided, among other things that (a) Pioneer would merge with and into PCF; (b) the Company, as the surviving constituent of the merger would change its name to Pioneer Commercial Funding Corp.; (c) upon consummation of the Merger, the persons who were serving as the directors and officers of Pioneer would serve in the same capacities as the directors and officers of the Company (see "Management"); and
(d) the Merger would be effected by issuing one share of the Company's Common Stock in exchange and extinguishment of each share of Pioneer's common and preferred stock then held by its shareholders. Upon consummation of the Merger, the Company exchanged, on a share for share basis, 814,126 shares of its Common Stock for the 318,017 shares of Pioneer's Class A common stock, the 333,311 shares of Pioneer's Class B common stock and the 162,798 shares of Pioneer's Class A preferred stock which had been issued and outstanding immediately prior to the Merger.

               Further in accordance with the Merger Plan, all property, rights, privileges, powers, contracts, and franchises and every other interest possessed by Pioneer in any capacity became the property of the Company, all rights of creditors and all liens upon any property of Pioneer were preserved unimpaired and all debts, liabilities and duties of Pioneer attached to the Company and became enforceable against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by the Company.

               The foregoing discussion is a summary of the principal terms of the Merger Plan. It does not purport to be complete, and it is qualified in its entirety by reference to the Merger Plan, a copy of which is on file as an exhibit to the Company's Registration Statement of which this Prospectus forms a part. See "Available Information."

                                    BUSINESS

GENERAL OVERVIEW

               The Company is a specialized niche financial services company currently engaged in (i) residential mortgage warehouse lending and (ii) origination of consumer automobile loan and lease financings through a recently acquired 50% interest in Trans Lending. Trans Lending presently represents AVCO, ACC and Norwest who have agreed to purchase Contracts acquired by Trans Lending from approximately 60 dealers located in Florida. The Company will seek to enter other specialty financial service sectors primarily through acquisitions of businesses or joint ventures with businesses or executives having extensive experience in the targeted specialty.

               The Company is a mortgage warehouse lender providing short-term (generally 10 - 30 day) financing to small to medium sized mortgage bankers who hold ("warehouse") the mortgage loans they originate pending the nonrecourse sale of such loans to institutional investor agencies in the secondary mortgage market such as GNMA, FNMA, and FHLMC and/or accredited financial institutions such as banks, thrifts, insurance carriers and large mortgage bankers.

STRATEGY

               The Company's multi-pronged growth strategy to maximize long-term shareholder values is:

                      Expanding the scope of the Company's mortgage warehouse lending activities by increasing its available lines of credit and the number of mortgage bankers served.

                      Developing and expanding Trans Lending's automobile financing activities through its representation of a greater number of banks and other institutional purchasers of auto loans, and through the establishment of Contract acquisition relationships with a greater number of franchised and independent used car dealerships.

                      Expanding into other specialty finance niche activities primarily through acquisitions of businesses, or joint ventures with businesses or executives having extensive experience in the targeted specialty.

                     Obtaining   commitments  from  Arthur  H.  Goldberg,   the
Company's Chief Executive Officer, and Elie Housman, the Company's President and Chief Operating Officer, to devote substantial portions of their time to the affairs of the Company.

MORTGAGE WAREHOUSE LENDING INDUSTRY OVERVIEW

               General. Mortgage bankers (i) originate mortgage loans, as direct lenders; (ii) act as intermediaries in the subsequent marketing and sale of mortgage loans in the secondary mortgage market; (iii) warehouse mortgage loans; and (iv) service mortgage loans.

               Historically, mortgage banks have originated approximately 20% - 25% of all mortgage loans. However, according to the U.S. Department of Housing and Urban Development, due to changes during the late 1980's and early 1990's in the composition and liquidity of the savings and loan industry (the historic market leader in mortgage loan originations), and the regulatory tightening of commercial banking industry capital requirements, mortgage banks have increased their share of the mortgage loan origination market to approximately 50%.

               Mortgage warehouse lending transactions are collateralized principally by its receipt of (i) an instrument of assignment of the original mortgage loan note endorsed in blank by the primary lender; (ii) a certified copy of the mortgage or deed of trust and an instrument of assignment thereof executed in blank by the primary lender; and (iii) an executed commitment from an Agency to purchase the mortgage loan at a specific price and time.

               The Secondary Mortgage Market. After World War II, the United States Government created three for-profit entities to stimulate the availability of mortgage financing for residential dwellings, FNMA, FHLMC and GNMA. Prior to the creation of these Agencies, commercial and savings banks made mortgage loans only to the extent they could retain such loans in their own portfolios or sell them to private investors. These Agencies created the secondary mortgage market by issuing and guaranteeing mortgage-backed fixed income securities to the investing public.

               The Agencies obtain their funds by offering long-term bonds to institutional investors which are secured by the underlying mortgages purchased by the Agencies, and which pass through to the bondholders the mortgage principal and interest payments received by the holders of such mortgages. Additionally, inasmuch as GNMA is an organ of the United States government, its bonds are also backed by the full faith and credit of the U.S. Treasury. The Agencies rely on independent companies to service the loans they purchase. Often the servicing agent is the same mortgage bank from whom an Agency purchases a mortgage loan. Such services include collecting interest and principal payments on a monthly basis and insuring that property taxes and property insurance premiums are paid as and when they become due.

               The Agencies purchase mortgages pursuant to commitments which they issue to mortgage banks and other mortgage loan originators who have been previously screened by the Agency and qualified as an Agency-approved mortgage lender. The most prevalent commitment provides for the purchase by an Agency of "standard pools" of mortgage loans in blocks ranging from $1 million to $5 million. That pool of mortgage loans, either separately or when aggregated with other similar pools purchased by an Agency, becomes the underlying collateral for the fixed income, so-called "mortgage-backed securities" that are issued and guaranteed by the Agency.

               During the five year period between 1991 and 1995, the dollar volume of residential mortgage loans purchased by the FHLMC, FNMA, GNMA, VA and FHA was, as follows:


                FHLMC          FNMA         GNMA                VA            FHA         Totals
                -----          ----         ----                --            ---         ------
                                    (Billions of Dollars)

1995          $ 93.386      $167.048     $ 72.866               N/A         $ 43.800     $382.120
1994           124.246       192.011      111.215               N/A           94.900      522.342
1993           229.706       313.751      138.000               N/A           102.200     783.657
1992           191.126        75.905       81.900               $24.500       50.900      424.331
1991            99.965        37.202       62.600               15.300        47.800      262.867



------------------------------
Source: Reports of FHLMC and FNMA for the years 1991 - 1995.


               Mortgage bankers desiring to originate and sell mortgage loans to the Agencies are required to produce such loans in accordance with very specific Agency guidelines and criteria. As of the date of this Prospectus, the loan limits imposed for the mortgage loans on owner-occupied residential properties that the FHLMC, FNMA, GNMA, VA and FHA will purchase are, as follows:


                            FHLMC(1)        FNMA(1)      GNMA(2)      VA(2)       FHA(1)
                            --------        -------      -------      -----       ------
Single Family               $207,000       $207,000     $185,000    $185,000    $155,250
2 Units                      264,750        264,750                              198,550
3 Units                      320,050        320,050                              240,000
4 Units                      397,800        397,800                              298,350


-------------------------
Source: Reports of FHLMC and FNMA for the years 1991 - 1995.

(1) The loan limits imposed by FHLMC, FNMA and FHA are generally applicable throughout the United States.

(2) The loan limits set forth herein are those imposed by GNMA and the VA in regions of the United States such as Southern California and Metropolitan New York which they have designated as "High Cost Areas."

THE COMPANY'S MORTGAGE LENDING OPERATIONS

               The Company provides financing for small to medium sized mortgage bankers possessing at least $350,000 of capital who have been approved as a seller or servicer of mortgage loans by one or more of the Agencies, and who have been granted a mortgage warehouse line of credit by the Company after satisfying its own financial, business and creditworthiness standards. The mortgage loans for which the Company provides such financing are primarily single family residences and other owner occupied residential properties including one to four unit properties in which the owner is the occupant of at least one of such units.

               In a mortgage warehouse loan transaction, the Company's mortgage banking customer will first purchase a funding commitment from an Agency for a fee which is usually a fraction of a percent of the commitment amount. Then, the Company's customer will seek to fill the commitment through the submission of one or more loans to the Agency which conform not only to the Agency's established loan criteria, but also to the commitment's rate and delivery date. These commitments can take three forms: individual loan, small pool, and standard pool. An individual loan commitment is an agreement by an Agency, with a usual term of no longer than two weeks, to purchase a single whole loan of a specified amount on or before a specified date at a specified rate. A small pool commitment is an agreement by an Agency, with a usual term of no longer than three weeks, to purchase an unrestricted number of whole loans of a specified total amount on or before a specified date at a specified rate. A standard pool commitment is an agreement by an Agency, with a usual term of no longer than four weeks, to purchase an unrestricted number of whole loans of a specified total amount of no less than $1 million on or before a specified date at a specified rate.

               In general, the Company's customers do not possess sufficient capital or bank lines of credit to fully fund loans they originate during the period of time that transpires between the date on which a loan is closed and the Agency Commitment Date. Accordingly, the Company provides its customer with a line of credit that is collateralized by each loan that it funds for its customer, which line of credit enables the customer to warehouse the loan for the period of approximately 10 to 30 days that typically occurs from the closing of the loan until the Agency Commitment Date. During this period, the Company holds the loan documents (generally, the promissory note and the first deed of trust or mortgage securing the note), and upon its delivery of the loan documents to the Agency, the Company is paid the aggregate amount of the loan.

               The Company derives its revenues from the transaction-based fees that it charges its customers in connection with the loans it funds on their behalf, and the interest rate spread (generally 0.75%) between the yield paid by the Company to its financial sources for its borrowed funds, and the interest rate charged by it for mortgage loans that it funds on behalf of its mortgage banker customers.

               Transaction fees are determined pursuant to a schedule based upon the length of time between the funding of a loan by the Company and reimbursement of same by an Agency. In each case, the Company's customer is charged an initial fee of $70.00 to $90.00 upon funding of a loan. If the loan is repaid within 30 days of the funding date, no additional fee is usually earned by the Company on such loan. If such loan is not repaid within such period, its customer must pay an additional fee of $150.00.

               In the event that the Company disburses funds to a title company in preparation for closing of a loan which thereafter does not close, only the initial fee, plus interest for the one to three days that it normally takes before such funds are returned by the title company to the Company are charged by it to its customer.

               Generally, the Company's mortgage warehouse loan customers pay interest for the funds they borrow from it at a rate that ranges from one quarter of one percentage point to one percentage point over the UMB Prime Rate (as defined below).

THE COMPANY'S UMB LINE OF CREDIT

               In accordance with the $4,000,000 revolving line of credit and security agreement between the Company and UMB, as amended (the "UMB Agreement"), the Company pays a fee of $30.00 per loan plus interest on advances made under its credit line at a rate which is one percent above the highest "prime rate" of interest, quoted from time to time by the Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (the "UMB Prime Rate"). As collateral security for its indebtedness to UMB under said agreement, the Company has granted to UMB a security interest in various assets including, but not limited to, all promissory notes acquired by the Company with respect to any loan funded by it with moneys advanced under its UMB credit line and all mortgages or other forms of collateral security obtained by the Company in connection with the funding of such loans.

THE COMPANY'S MORTGAGE BANKING CUSTOMERS

               During the fiscal year ended March 31, 1995, the Company did business with three mortgage banking customers, Premium Mortgage Company ("Premium"), National Mortgage Banking Group, Inc. ("National") and The Mortgage Group, Inc. ("TMG"). Premium is located in, and originates mortgage loans in, California. National is located in, and originates mortgage loans in Southern California. TMG is located in Virginia, and originates mortgage loans in Virginia, Washington, D.C. and California. 82.25% of the Company's warehouse lending business between the Inception Date and March 31, 1995 was conducted with Premium. The Company suspended its customer relationship with Premium in April 1995 due to Premium's failure to comply with the Company's underwriting criteria.

               Between April 1, 1994 and January 1, 1995, the date when National ceased doing business, the Company funded four loans totalling $471,259 for National. The average size of such loans was $117,815. The Company commenced business operations with TMG on August 10, 1994. In January 1995, TMG began processing its warehouse loan credit needs through another provider, and ceased doing business with the Company. During the six month period when TMG was an active customer, the Company funded 63 loans for TMG totalling $7,838,277. The average size of such loans was $124,417.

               In August 1995, the Company commenced business operations with Windtree, and from said date through March 31, 1996, Pioneer funded 81 loans with said customer totaling $7,249,533 The average size of such loans was $89,500. On September 26, 1995 the Company commenced business operations with 1st Financial and funded 49 loans totaling $3,529,393 with said customer through March 1996. The average size of such loans was $72,028. On November 9, 1995 the Company commenced business operations with Home Funding, a FHLMC and FNMA mortgage banker in California, and funded 70 loans with said customer totaling $9,599,530 through March 31, 1996. The average size of such loans was $137,136.

               As of September 20, 1996, the Company commenced doing business with Citizens, a FNMA mortgage banker which does business in Pennsylvania, New Jersey, Virginia and Delaware. On October 16, 1996, Pacific Crest, a Southern California FNMA mortgage banker was added to the Company's approved list of customers, and on December 16, 1996, AIB, a New York based mortgage banking customer, also was added to the Company's list of approved customers.

               During the six months ended September 30, 1996, the Company funded a total of 331 loans for five customers aggregating $26,796,269. The average size of such loans was $80,955, and the average duration thereof was 12 days. 210 of such loans aggregating $17,081,344 (average size - $$81.340) were funded for Windtree, 92 of such loans aggregating $6,435,833 (average size - $69,955) were funded for 1st Financial, 15 of such loans aggregating $2,154,724 (average size - $143,648) were funded for Home Funding and 14 of such loans aggregating $1,124,368 (average size - $80,312) were funded for Citizens.

               The Company is currently analyzing applications from four other potential customers who originate residential family mortgage loans in Arizona, California, Colorado, Nevada, New Mexico, New Jersey, New York, Oregon, South Carolina, Utah and Washington.

STANDARDS FOR APPROVAL AS A CUSTOMER

               In order to be approved as a customer, a mortgage bank must satisfy a set of standards that have been established by the Company. To insure completeness, the process of reviewing and determining whether an applicant has satisfied all of such standards is fully monitored through the CTS, a proprietary set of computer-based standards, procedures and controls designed to manage the risks inherent in the Company's business (see "-- The Collateral Tracking System"). In accordance with those standards:

               the applicant must be in business a minimum of three years and possess certified financial statements conforming to generally accepted accounting principles the applicant must have been approved by at least two Agencies the applicant must have a minimum net worth of $350,000

               an applicant who possesses a net worth of $500,000 or less will be restricted to a warehouse credit line of not more than $2,000,000 the applicant must produce corporate and personal income tax returns covering the three most recent years the applicant must produce banking statements covering the most recent six months of its operations for review by the Company background and reference checks are performed on the customer's principals and its key underwriting personnel a credit analysis is performed using independent certified public accountants the customer's underwriting and quality control standards and procedures are reviewed after thorough screening, the Company determines which of the secondary mortgage market investors (other than GNMA, FNMA and FHLMC), as well as the appraisers, title companies and escrow agents previously used by the customer meet the Company's standards, and only they will be permitted to be used by the customer in connection with loans funded by the Company the customer must carry errors and omissions insurance coverage satisfactory to the Company, and must name the Company as an additional insured under such coverage all title companies, escrow agents and appraisers approved by the Company must carry errors and omissions insurance coverage satisfactory to the Company. All of such title companies and escrow agents must issue insured closing protection letters to the Company with respect to the transactions that the Company funds through each of them the customer's principals must personally guaranty payment of all moneys which the customer will borrow from the Company


               After a customer has satisfied the Company's application standards, a credit facility is entered into by it and the customer which specifies, among other things, the maximum amount which can be borrowed by the customer under the facility, the maximum percentage of any single mortgage loan that will be advanced, the interest rate and terms of repayment. All funds advanced by the Company under the credit facility are collateralized by a security interest in, among other things, the note and mortgage or deed of trust, as well as all instruments and documents comprising the loan documentation on each loan funded by the Company.

THE COLLATERAL TRACKING SYSTEM

               The Company manages the risks inherent in its business, and prepares, tracks and confirms the on-time delivery of all necessary documents to the appropriate Agency with its CTS, a proprietary set of computer-based standards, procedures and controls which was developed principally by the Company for its business, and not for resale to other mortgage financing companies. The CTS programs enable the Company to avoid the problems caused by, and the monetary losses that can result from, the frequent short-term processing deadlines, the high volume of loan transactions and the complex document structures of mortgage loan financing transactions which are integral parts of the mortgage loan warehouse financing business. Substantial penalties for delay in delivering loan documents to the secondary market, which may range from a surcharge of 1% - 2% of the principal amount of a loan in the case of a delay regarding an individual loan commitment, to a complete rejection and refusal to purchase an entire pool of loans, in the case of a delay in filling a pool commitment, are an integral part of the mortgage loan warehouse financing business. An individual loan surcharge will not have any adverse effect upon the Company, inasmuch as the amount thereof would be deducted from the proceeds of the particular loan which the Company would otherwise be obligated to remit to its mortgage banking customer upon its acceptance and funding by an Agency. However, a delay which would cause an Agency to refuse to purchase a pool, could result in a delay of indeterminate length in replacing the rescinded pool commitment with a new pool commitment from another Agency, or in selling the components of the pool as individual loans. Although the Company would ultimately be compensated for the delay via the generation of higher fees and interest charges payable by its customer on the pool loans in question, the delay could hinder its ability to timely fund additional loans submitted by other customers, and thereby adversely affect its ongoing relations with such other customers as a reliable source of mortgage warehouse financing. Since the Inception Date, none of the individual or pool loans funded by the Company on behalf of its customers has been rejected by reason of a delay in the delivery thereof to an Agency, and the Company has suffered no loss of principal. See "-- The Mortgage Loan Process From Application to a Customer Through Funding."

               The CTS programs have been modified and altered over time so that they fit the Company's business without seeking to create a standardized exportable system, and they include all phases of the Company's mortgage financing operations in their scope including, but not limited to the following:

        Establishing a credit line with a mortgage banking customer credit worthiness of the proposed customer background checks of customer's principals quality of loans financed by customer loan underwriting procedures and safeguards use of property appraisers approved by the Company use of title insurance companies approved by the Company

        Processing of loans to be financed by the Company

               no funds will be transferred until appropriate verification has been entered into CTS regarding the receipt, generation, review and accuracy of each of the following documents the original mortgage note manually executed by the borrower and properly endorsed a copy of the Agency's commitment to purchase the note a certified copy of the mortgage instrument or deed of trust a duly executed assignment of the mortgage or deed of trust to the Company copies of any intervening assignments a copy of the preliminary Title Report a copy of the appraisal prepared in full compliance with the applicable FHA VA loan guidelines a copy of the borrower's signed loan application - an executed Regulation Z Statement - a power of attorney, when needed a notice of right to cancel, when applicable the Lender's escrow instructions a mortgage insurance certificate, when applicable proof of hazard insurance coverage and payment of the premium therefor a flood insurance certificate, when applicable a copy of Grant/Warrantee Deed, when applicable

               CTS automatically tracks the presence or absence of each of the foregoing documents with respect to each loan being processed, and provides appropriate on-screen warnings and reports regarding deficiencies in documentation for any loan

        Funding of Loans

               CTS keeps track of all amounts funded under its customer's line of credit, automatically determines whether a sufficient balance remains thereunder to fund a particular loan; and updates the available balance information upon transfer of funds

               CTS generates all documentation pertaining to the transfer of funds to the title company closing a loan, the transmittal and release of loan documents to an Agency, the receipt of funds in payment of loans purchased by an Agency and the distribution of funds to the mortgage bank in repayment of the 2% portion of each loan funded by it

THE MORTGAGE LOAN PROCESS FROM APPLICATION
        BY A CUSTOMER THROUGH FUNDING

               The Company's customers are Agency-approved mortgage banks that generally originate two categories of mortgage loans which are purchased by such Agencies, i.e., (i) residential mortgage loans which either have been insured by the Federal Housing Administration, insured by the Farmer's Home Administration or guaranteed by the Veteran's Administration (collectively, "FHA/VA Loans"); and (ii) conventional residential mortgage loans, i.e., non-FHA/VA Loans which comply with the requirements for sale to, or conversion into, mortgage-backed securities issued by FNMA or FHLMC ("conforming loans").

               The Company is first contacted about a loan to be funded for one of its mortgage bank customers after the mortgage bank has (i) already completed the application review and underwriting process for the loan; (ii) satisfied itself that the loan complies with applicable FHA/VA Loan guidelines, as well as the applicable Agency's loan requirements; and (iii) received a commitment from the Agency to purchase the loan or a pool of loans which will encompass the loan in question. In order to be able to gain access to its mortgage warehouse loan credit facility, the CTS must confirm receipt from the mortgage bank of all of the loan documentation hereinabove discussed.

               In general, within one day of the CTS's confirmation that all of such documentation has been received, reviewed by the Company's staff and confirmed as to accuracy and completeness, it will wire transfer 98% of the proceeds of the loan to the appropriate escrow agent or title company with instructions to disburse same only upon consummation of the closing, or otherwise return the funds to the Company. At the time of closing, the mortgage banker funds the 2% balance of the loan proceeds.

               On or shortly before expiration of the Agency Commitment Date, the Company delivers all notes and mortgage instruments comprising the loans to be purchased pursuant to the Agency's commitment to the Agency's payment agent under cover of a "Bailee Flow Letter" which conditions the transfer of title of such documents from the Company to the Agency upon payment to the Company of the aggregate principal amount of the loans being delivered. Upon receipt of such funds from the paying agent, the Company remits a part thereof to its mortgage banking customer equal to the 2% portion of the loan proceeds funded directly by the mortgage bank, less the Company's fees and the interest payable with respect to the funds borrowed from the date of closing of the loan through the date of the Company's receipt of the funds from the Agency's paying agent.

               By limiting the mortgage loans to those that conform to Agency criteria, which criteria define the prevalent standards for the entire secondary mortgage market, the Company reduces its overall financing risks to those mortgages which are the most liquid and readily acceptable by secondary mortgage market lenders. Furthermore, by insisting on receipt of full documentation with respect to a loan, the Company is assured that if, for any reason, an Agency refuses to accept and pay for a loan subsequent to the closing thereof, the Company will have all of the data and documentation necessary to sell the loan to another Agency, or to a mortgage loan originator or warehouse lender which will seek to pool the loan with other loans and market it in the secondary mortgage market. In the event that an Agency, for any reason, were to fail to accept a loan for purchase under a previously issued commitment, the Company would be able to avail itself of one of the following three options: (i) the Company could require its mortgage banking customer to resubmit the loan to the same Agency after curing the error or other reason for its rejection which, in most cases according to Pioneer's experience, is incomplete or illegible documentation; (ii) the Company could require its customer to sell the loan to another Agency or secondary market institutional investor that will accept mortgage loans on an "as is" basis, in which case, the customer, not the Company, would be required to absorb any loss accruing to such transaction; or
(iii)


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

the Company could exercise the right it possesses under the loan and security agreement that it enters into with each of its mortgage banking customers to demand that such customer refund all warehouse financing funds advanced by the Company with respect to the rejected loan upon 24 hours' notice. Between the Inception Date and September 30, 1996, no loan which was approved for funding by the Company failed to close, and every loan which was closed with the Company's funds during said period was sold to one of the Agencies in accordance with the commitments given by them in advance of such closings. During the 18 month period which preceded the November 1989 commencement of Pioneer's Chapter 11 bankruptcy proceedings, less than 100 of the approximately 12,000 loans aggregating approximately $1.3 billion that Pioneer funded were rejected by the Agencies which had originally committed to purchase them. Every one of those rejected loans was sold by Pioneer to another purchaser in the secondary mortgage market.

EMPLOYEES

               As of the date of this Prospectus, the Company has three executives, and three part time loan processors. Although the Company has been accruing a compensation obligation to its Chief Executive Officer and its President at the rate of $55,000 per annum for each executive, it has not paid any portion thereof to either officer, although it is anticipated that such payments will be made prior to the end of the current fiscal year. It is also anticipated that, prior to the end of the current fiscal year, the Company's part time employees will become full time employees and that it will hire up to four additional employees to process the expanded volume of mortgage loan transactions that the Company expects to fund with its use of the net proceeds of the Offering. See "Use of Proceeds". The Company's Chief Executive Officer and Chief Operating Officer have agreed to enter into employment agreements, and its Chief Financial Officer has entered into an employment agreement. See "Management -- Employment Agreements." None of the employees of the Company is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

FACILITIES

               The Company maintains its office at 6660 Reseda Boulevard, Reseda, California which is occupied pursuant to a five year lease which commenced on November 1, 1996, and which provides for the payment of rent in the amount of $2,178 per month. Following completion of the Offering, the Company intends to lease executive office facilities in New York, New York.

COMPETITION - MORTGAGE WAREHOUSE LENDING

               The business of originating and financing the origination of residential mortgage loans in highly competitive. In order to obtain qualified residential mortgage loans from small to medium sized originating mortgage bankers, the


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

Company must compete with national, regional and local commercial banks and mortgage banking companies who engage in mortgage loan warehouse lending. Many of those institutions and companies, which have longer operating histories and significantly greater resources than those of the Company, are engaged in providing on much greater scales than the Company's resources will permit for the foreseeable future, the same or similar kinds of computer-based bridge financing of residential mortgage loans that Pioneer has heretofore offered to its customers, and which the Company is presently offering. Larger established mortgage warehouse lenders are making substantial investments in their computer operations to achieve significant economies of scale and greater flexibility in rendering services. Also, major bank-related organizations like the Mortgage Warehouse Division of Bank of New York, Bank of America, PNC Bank, and other businesses engaged in lending activities, such as CWM Mortgage Holding, Inc.'s Warehouse Lending Corporation of America, The Associates First Collateral Services and General Electric Capital Corp.'s Residential Funding Corporation are entering or reentering the mortgage warehouse financing business. Similarly, although the Company is not aware of any plans for any of the Agencies to enter the mortgage warehouse lending business, any of these Agencies has the capital, the expertise, and the industry know-how to enter this business in a significant manner. Furthermore, if any of the Agencies did enter this business, it would constitute very strong competition to the Company in its efforts to secure well qualified customers on terms favorable to the Company. Such an increase in competition in the mortgage warehouse business could have a material adverse effect on the Company's business operations and prospects. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors will not enter the market, or that such competition will not make it more difficult for the Company to secure a sufficient number of high quality mortgage banking customers to realize its anticipated business growth.

REGULATION - MORTGAGE WAREHOUSE LENDING

               Although mortgage loan warehousing is not presently subject to federal regulation, the California Finance Lenders Law went into effect July 1, 1995. That law imposes licensing obligations on the Company, requires the filing of annual and periodic reports, establishes maximum interest rates and repayment terms in certain cases, and provides for fines and imprisonment for violation of the law. Other participants in the mortgage warehouse financing process, such as title companies and appraisers, also may be regulated by the states in which they reside and such regulations often determine the scope and approach of the Company's collateral control monitoring program. Furthermore, mortgage banking is a highly regulated industry. The Company's mortgage banking customers are subject to the rules and regulations of, and examinations by, the FHA, VA, GNMA, FNMA, FHLMC and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing residential mortgage loans. In addition, there are other federal and state statutes and regulations affecting such activities. Potential future changes in these rules and regulations could, among



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

other things, adversely impact its customers' business activities by, among other things, establishing eligibility criteria for mortgage loan warehousing, prohibiting discrimination, providing for inspections and appraisals of properties, requiring credit reports on prospective borrowers, regulating payment features, requiring disclosures to customers, governing secured transactions, establishing collection, repossession and claims handling procedures and other trade practices and, in some cases, fixing maximum interest rates, insurance coverages, fees and loan amounts. Failure to comply with these requirements could lead to loss of approved status, class action lawsuits and administrative enforcement actions.

               Although the Company is not presently aware of any pending or proposed laws, rules or regulations which, if adopted, would make compliance more difficult or expensive, restrict the Company's ability to fund the warehousing of mortgage loans, restrict the Company's customers' ability to originate or sell mortgage loans, further limit or restrict the amount of interest and other charges earned from loans warehoused by the Company or otherwise adversely affect the business or prospects of the Company, no assurance can be given that limitations and/or restrictions of that nature will not be adopted in the future.

PIONEER'S CHAPTER 11 BANKRUPTCY PROCEEDINGS

               Pioneer was founded in 1980 as a financial services, merchant banking, and mortgage warehouse lending company. Its principal business was the financing of companies within the airline, mortgage, and heavy equipment industries on both a secured and unsecured basis. Pioneer provided working capital loans monthly to regional and commuter airlines, which loans were generally secured by accounts receivable owed by the Airline Clearing House, an agent for participating airlines in the settlement and reconciliation of certain obligations that arise between the participating airlines in the ordinary course of business. In 1988 and 1989, Pioneer processed over $1.3 billion in mortgage warehouse loans which it made to approximately thirty mortgage companies nationwide.

               In 1989, Presidential Airways ("Presidential"), a United Airlines ("United") "feeder" carrier which was not affiliated with United's corporate structure, and which did business under the name "United Express," owed Pioneer approximately $19 million which was fully collateralized by a perfected security interest in Presidential's accounts receivable, and it owed Pioneer $2 million which was unsecured. At the same time, Presidential also owed United approximately $7.5 million on an unsecured basis. In September, 1989, Presidential informed Pioneer that, pursuant to a demand made by United, Presidential had used $7.5 million of the collateral underlying its $19 million secured indebtedness to Pioneer in order to pay an unsecured debt owed to
United. Shortly thereafter, Presidential filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Act.

               The conversion of Pioneer's collateral essentially eliminated 80% of Pioneer's net worth resulting in the violation of loan covenants that were the



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

financial underpinnings of lines of credit aggregating approximately $130 million which Pioneer maintained with various domestic and international banking institutions. Pioneer's management believes that the cancellation of such credit lines which occurred by reason of such covenant violations resulted in Pioneer's loss of revenues approximating $300,000 per month which otherwise would have been available in the ordinary course of its financing business.

               In October 1989, Pioneer commenced an action against United in the United States District Court for the Southern District of New York (the "United Litigation") seeking compensatory and punitive damages for United's wrongful conversion of Pioneer's collateral and for tortious interference with the financing agreement between Pioneer and Presidential.

               After unsuccessfully attempting to formulate an out-of-court settlement of its debts, Pioneer's creditors, over Pioneer's strenuous objections, filed an involuntary petition in bankruptcy in January 1990 seeking liquidation of Pioneer under Chapter 7 of the Bankruptcy Code. After weighing all of its options, Pioneer determined that Chapter 11 would provide Pioneer a means by which it could focus its financial resources on the prosecution of the United Litigation, and thereby provide meaningful recoveries to creditors. At the same time, Pioneer determined that the protection afforded under Chapter 11 would enable Pioneer to reestablish large scale financing operations, either during, or upon the emergence from, Chapter 11. Accordingly, in April 1990, Pioneer voluntarily converted its involuntary Chapter 7 case to a case under Chapter 11 of the Bankruptcy Code.

               In November 1992, United settled the United Litigation with Pioneer and the lead banks who were Pioneer's principal secured creditors. Such settlement entailed the payment by United of $5.5 million to Pioneer and its creditors, plus Pioneer's receipt of another $500,000 from the liquidation of receivables in which Pioneer held a security interest.

               In April 1993, Pioneer emerged from bankruptcy in accordance with the terms of the Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Pioneer's Chapter 11 Bankruptcy Proceedings."


THE COMPANY'S ACQUISITION OF TRANS LENDING

               Pursuant to a stock purchase agreement dated as of December 23, 1996 (the "Stock Purchase Agreement"), the Company has acquired a 50% ownership interest in Trans Lending. In accordance with the Stock Purchase Agreement, the Company is entitled to designate two of the three members of Trans Lending's Board of Directors (Messrs. Goldberg and Housman have been designated by the Company to serve in such capacities), and the Company is entitled to designate the


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

person who will serve as Trans Lending's Chief Executive Officer (the Company has named Mr. Goldberg to serve in that capacity).


               The Stock Purchase Agreement further provides for Trans Lending's employment of Kenneth Germain, pursuant to a separate employment agreement, as its President and Chief Operating Officer. That employment agreement provides for Mr. Germain's employment for a period of three years commencing on December 23, 1996 at an initial base salary of $96,000 per annum. Also, in accordance with the Stock Purchase Agreement, the Company has entered into a non-compete agreement with Mr. Germain which precludes his engagement in any business activities which would be competitive with Trans Lending's business activities during the term of his employment and for various periods following the termination of his employment, provided that Trans Lending continues to pay the base salary which Mr. Germain shall be entitled to receive as of the date of his termination during such period of non-competition. However, if Trans Lending terminates Mr. Germain's employment without cause, the provisions of the non-compete agreement will preclude him from soliciting the employment of any of Trans Lending's employees, but will not prohibit him from otherwise engaging in competitive activities with Trans Lending. Mr. Germain is the owner of 25% of Trans Lending's outstanding common stock. Alan Mann, who is Mr. Goldberg's son in law, also owns 25% of Trans Lending's outstanding common stock. Mr. Mann has granted an irrevocable proxy to Mr. Germain to vote such shares on all matters coming before a vote of the shareholders of Trans Lending during the three year term of Mr. Germain's employment agreement with Trans Lending. See "Certain Transactions."

               From May 1989 to January 1992, Mr. Germain was Chairman and Chief Executive Officer of American Lending Corporation, a finance company which originated approximately $30,000,000 of non-prime loans acquired from dealers located in ten states, and sold to MidLantic National Bank. From February 1992 to April 1995, Mr. Germain was Chairman and President of U.S. Lending Corporation, a non-prime automobile lender which acquired Contracts aggregating approximately $45,000,000 during that time period. Between September 1995 and September 1996, Mr. Germain was President of Respect Capital Group, Inc., a Florida based originator of non-prime loans which it acquired for its own account and for the account of other lenders that it represented.

THE NON-PRIME AUTO FINANCE INDUSTRY

               Historically, traditional automobile financing sources have not serviced the non-prime market or have done so only through programs that were not consistently available. An industry group of independent finance companies specializing in non-prime automobile financing is now emerging, but it remains highly fragmented, with no company having a significant share of the non-prime market.



                                       53

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

               The National Automobile Dealers Association ("NADA") estimates that the retail sales market for used vehicles exceeds $100 billion annually in the United States and that new car dealers alone sold over 15 million used vehicles in 1996. Based on NADA statistics, retail sales of used vehicles have steadily increased over the past decade.

               Sales prices of used vehicles range from high end sales, which generally include vehicles having retail prices above $10,000, to low end sales, which generally include vehicles having retail prices below $5,000. Purchasers of vehicles in the high end category generally have access to traditional sources of credit, such as banks and finance companies. Non-prime borrowers of the low end vehicles generally cannot obtain financing from traditional credit sources and must obtain financing from the small independent car dealers that sell such vehicles, commonly known as "buy here, pay here" dealers.

TRANS LENDING'S AUTOMOBILE FINANCING OPERATIONS - OVERVIEW

               Trans Lending commenced business operations in December of 1996. It operates as a finance company licensed under the laws of the State of Florida, and originates consumer automobile financing transactions for non-prime borrowers (consumers who are typically unable to obtain financing from traditional sources because they have past credit problems (including bankruptcy), have limited or no credit histories and/or have low incomes) by acquiring Contracts from franchised and independent used car dealers. Trans Lending presently represents AVCO, ACC and Norwest who have agreed to purchase Contracts acquired by Trans Lending from approximately 60 dealers located in Florida.

THE LENDERS REPRESENTED BY TRANS LENDING

               Trans Lending presently represents three lenders who have agreed to purchase Contracts acquired by Trans Lending from its dealers.

               AVCO, a wholly owned subsidiary of Textron Corp., generally will advance 100% of the amount financed (the full lease or contract price less the down payment) on Contracts of up to $25,000 having terms ranging between one and ten years. Trans Lending will receive approximately $700 - $1,000 in combined administrative fees and rate discounts on the amount financed on each Contract which AVCO funds for one of Trans Lending's dealers. Although Trans Lending expects to enter into a written representation agreement with AVCO, no assurance in that regard can be given.

        OFL-A Receivables Corp. ("O-FLA"), a subsidiary of ACC, has entered into an agreement with Credit Central, Inc, a wholly owned subsidiary of Trans Lending, which provides for the purchase by O-FLA and ACC of Contracts originated by Trans Lending. As in the case of AVCO, O-FLA and ACC generally will advance up to 100% of the amount financed on Contracts of up to $10,000 having terms ranging



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between one and five years.  Trans  Lending  will receive  approximately  $700 -
$1,000 in combined administrative fees and rate discounts on the amount financed on each Contract which O-FLA and ACC fund for one of Trans Lending's dealers.

               Trans Lending has contracted with Norwest to service the Contracts originated by Trans Lending, whether owned by Trans Lending or sold as whole loan sales after the acquisition date. See "-- Servicing of Contracts." In addition, Trans Lending's agreement with Norwest provides that Trans Lending will actually purchase and pay for all Contracts to be acquired by Norwest, and hold same for a period of 90 days prior to their transfer to Norwest. In all such instances the Contracts will have been pre-approved by Norwest for its ultimate purchase from Trans Lending. The Contracts which are subject to Trans Lending's agreement with Norwest must be for terms of not more than 24 months and must not exceed $5,000. In addition to the $700 - $1,000 in combined fees and discounts which Trans Lending will earn on each Contract, it will also earn the first two monthly payments which become due and payable during said 90 day holding period. Trans Lending expects to initially utilize approximately $200,000 of its capital in connection with the purchase of Contracts which it will be reselling to Norwest.

TRANS LENDING'S BUSINESS STRATEGY

               Trans Lending's primary business objective is to acquire Contracts originated by franchised car dealers and independent used car dealers initially within the state of Florida, and thereafter throughout the United States. Except in the case of Norwest, upon the acquisition of the Contracts, the originating dealers will assign the installment loans (and the security interests arising from the acquisition thereof) and the leases to Trans
Lending's lender. In the case of Contracts originated by Trans Lending for Norwest, the dealers will assign the Contracts and related security interests to Trans Lending, who will warehouse the Contracts, and collect all payments due thereunder for the first 90 days of the terms thereof. At the end of such 90 day period, Trans Lending will assign such Contracts and the related security interests to Norwest. The originating dealers will also provide evidence that proper applications for certificates of title have been made to ensure that the purchaser of the Contract will be named as the lienholder on the certificates of title relating to the financed vehicles.

               Trans Lending will seek to purchase the Contracts at prices approximating the average wholesale values of the vehicles being financed. In addition, Trans Lending will seek to obtain Contracts with maturities that are less than the remaining useful lives of the vehicles being financed, and which require substantial minimum down payments of 10% (in cash or trade-in vehicle) by the borrowers. The Company may lend up to $2,000,000 of the net proceeds of the Offering to Trans Lending for use in connection with Trans Lending's direct financing of Contracts. See "Use of Proceeds."




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

               To achieve the foregoing objectives, Trans Lending has designed criteria as to the price, purchase discount, term, down payment, installments and interest rate for the Contracts and the price, cost to the dealers and average wholesale value of the vehicles to qualify for purchase by Trans Lending's lenders.

SALES AND MARKETING

               Trans Lending will market its financing program primarily to franchised automobile dealers and to a limited number of independent used automobile dealers. Before acquiring Contracts from a dealer for one of Trans Lending's lenders, Trans Lending and the dealer will enter in to an agreement that will provide Trans Lending and/or its lender with recourse to the dealer in cases of dealer fraud or a breach of the dealer's representations and warranties. Trans Lending presently has established Contract acquisition relationships with approximately 60 dealers located in the State of Florida. Over the next 12 months, Trans Lending's management intends to seek authority to conduct business in several competing markets, including Georgia, Texas, North Carolina, Virginia, Pennsylvania, Tennessee and Ohio. Trans Lending will seek to increase its representation of additional dealers in Florida, and to establish such relationships with other dealers located elsewhere in the United States. No assurance can be given that Trans Lending will be successful in that regard, or if it successfully establishes such relationships, that it will be able to maintain them. In the absence of establishing and maintaining a greater number of Contract acquisition relationships with a greater number of dealers located within Florida and elsewhere, Trans Lending's business would be materially adversely affected. See "-- Regulation -- Non-Prime Automobile Financing;" and "-- Competition -- Non-Prime Automobile Financing."

               As of the date of this Prospectus, Trans Lending has three sales representatives on salary covering the State of Florida. The salesrepresentatives regularly meet with dealers, provide information about Trans Lending's program, train dealer personnel as to Trans Lending's program requirements and assist dealers in identifying consumers who qualify for Trans Lending's program.

APPLICATION PROCESSING AND PURCHASE CRITERIA

               Dealers will submit credit applications to Trans Lending's credit center, typically by facsimile. Upon Trans Lending's receipt of a credit application, a credit processor employed by Trans Lending will use an automated, computer-based system to obtain credit histories, determine the wholesale value of the vehicle and calculate the credit score of the application. Trans Lending's credit officers will use the credit score as a guide to evaluate applications, but the approval/declination decision will not be based solely on the credit score. Trans Lending then will notify the dealers by facsimile of a credit decision, usually within three hours of receipt of the application. Trans Lending then will submit the completed package to its lender for funding.





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

SERVICING OF CONTRACTS

               Trans Lending has contracted with NorWest to service the Contracts it will originate, whether owned by Trans Lending or sold as whole loan sales after the acquisition date. Norwest's servicing will include payment and payoff processing, collecting, insurance tracking, title tracking, responding to borrower inquiries, investigating delinquencies, repossessing and reselling collateral, collection reporting and credit performance monitoring.

EMPLOYEES

               As of the date of this Prospectus, Trans Lending has six full time employees, including its three Florida sales representatives. Trans Lending is not a party to any collective bargaining agreement.

COMPETITION - NON-PRIME AUTOMOBILE FINANCING

               The non-prime consumer automobile finance market is highly competitive. The level of competition has increased significantly in recent years and this trend is expected to continue. Historically, commercial banks, savings and loan associations, credit unions, captive finance subsidiaries of automobile manufacturers and other consumer lenders, many of which have significantly greater resources than Trans Lending, have not competed for non-prime consumer business. To the extent that such lenders expand their activities in the non-prime consumer market,Trans Lending's financial condition and results of operations could be materially adversely affected. During the past two years, several companies have devoted considerable resources to the non-prime consumer market, including well-capitalized public companies. Specifically, Ford Motor Credit Company has begun to finance non-prime consumers, General Electric Capital Corporation established strategic alliances with several regional non-prime consumer automobile finance companies and KeyCorp. acquired AutoFinance Group, Inc., one of Trans Lending's competitors. Other companies, including Mellon Bank Corporation and Southern National Corporation, have also entered the market.

               Trans Lending's business is also affected by certain demographic, economic and industry trends. These trends include increased sales of used cars, rising new car prices relative to used car prices, stability in non-prime consumers' demand for used cars, the inability of non-prime consumers to find lower cost financing from other sources and the overall level of interest rates in general. A reversal of any of these trends or a change in any of these conditions could have a material adverse effect on Trans Lending's financial condition and results of operations.

REGULATION - NON-PRIME AUTOMOBILE FINANCING

               Trans Lending is registered as a finance company in the State of Florida, and will be required to comply with similar registration regulations in many of the other states where it will be conducting business. Each of such states will subject Trans Lending to varying degrees of regulation and periodic examination. In addition, numerous federal and state consumer protection laws impose requirements upon the origination and collection of consumer receivables. The laws of some states impose finance charge ceilings and other restrictions on consumer transactions and may require certain contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In addition, certain of these laws make an assignee of such loan liable to the obligor thereon for any violations by the assignor. Trans Lending must verify the accuracy of disclosure for each Contract that it will be purchasing; however, if it becomes an assignee of the accounts receivable due under any Contracts, it may be unable to enforce some of its receivables or may be subject to liability to the obligors under some of its receivables if such receivables do not comply with such laws.

               In the event of default by an obligor on a Contract purchased by Trans Lending, it will be entitled to exercise the remedies of a secured party under the Uniform Commercial Code ("UCC") in effect in the state of residence of the obligor. The UCC remedies of a secured party include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the obligor voluntarily surrenders a vehicle, self-help repossession by an independent repossession specialist engaged by Trans Lending generally will be employed by Trans Lending when an obligor defaults. Self-help repossession is accomplished by retaking possession of the vehicle. If a breach of the peace is likely to occur, or if applicable state law so requires, Trans Lending will be obligated to obtain a court order from the appropriate state court and repossess the vehicle in accordance with that order.

               In most jurisdictions, the UCC and other state laws require the secured party to provide the obligor with reasonable notice of the date, time and place of any public sale or the date after which any private sale of the collateral may be held. Unless the obligor waives his rights after default, the obligor in most circumstances would have the right to redeem the collateral prior to actual sale by paying the secured party all unpaid installments of the receivable plus reasonable expenses for repossessing, holding, and preparing the collateral for disposition and arranging for its sale, plus in some jurisdictions, reasonable attorneys' fees, or, in some states, by payment of past-due installments. It is anticipated that repossessed vehicles generally will be resold by Trans Lending through wholesale auctions which are attended principally by automobile dealers.


LITIGATION PROCEEDINGS

               The Company is not a party to any litigation proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

               The executive officers and directors of the Company are as follows:


Name                         Age            Position

Arthur H. Goldberg           54             Chairman of the Board, Chief Executive
                                            Officer, Director

Elie Housman                 59             President, Director

Glenda Klein                 53             Director, Senior Vice President, Secretary,
                                            Treasurer and Chief Financial Officer

Richard Fried                50             Director

Boaz Harel                   40             Director

Tamar Lieber                 54             Director

Mark Roth                    35             Director


               Mr. Goldberg is one of the original shareholders of, and was the pre-Merger Chairman of the Board and President of PCF. He was appointed to
Pioneer's Board in February 1994. Upon consummation of the Merger, he relinquished his positions as Chairman and President of the Company to Mr. Lieber, but continued to serve as a director of the Company. Following Uri Lieber's death in March 1995, Mr. Goldberg assumed the positions of Chairman of the Board and Chief Executive Officer. Since December 1993, Mr. Goldberg has served as President of Manhattan Associates, LLC, a merchant banking and investment banking firm. Between April 1990 and December 1993, he served as Chairman of Reich & Co., a securities brokerage and investment banking firm which is a member of the New York Stock Exchange. Prior thereto, he served as President and Chief Operating Officer of Integrated Resources, Inc. ("Integrated"), a diversified financial services company which commenced proceedings under Chapter 11 of the Bankruptcy Code. In November 1994, Integrated's sixth amended reorganization plan was consummated. In accordance therewith, senior creditors of the reorganized company (now known as Presidio Capital Corp. ("Presidio")) may receive as much as 70% of their original claims totalling approximately $1.1 billion, and junior creditors will receive between 3.1% and 4.5% of their claims of approximately $672 million. As of December 31, 1995, holders of allowed and disputed Integrated senior general unsecured and subordinated claims (aggregating approximately $1.9 billion) received Presidio's 8.8 million Class A common shares ("Class A Shares"), and 8.8 million shares of the common stock of XRC Corp., a Delaware corporation which succeeded to assets of Integrated with a net value of less than $5 million pursuant to Integrated's plan of reorganization. A reserve for disputed claims in Integrated's bankruptcy case was established and funded by Presidio with $46 million in cash and 162,932 Class A Shares. At December 31, 1995 approximately $7 million in cash and 47,081 shares remained in reserve. Mr. Goldberg is a trustee of Ramco Gershenson Property Trust, a New York Stock Exchange listed real estate investment trust.

               Mr. Housman is one of the original shareholders of, and was a director, Vice President and Secretary of, PCF. He was appointed to Pioneer's Board in February 1994, and his position as a director of the Company continued upon consummation of the Merger. Following Mr. Lieber's death in March 1995, Mr. Housman assumed the position of President of the Company. Since 1989, Mr. Housman has been Managing Director and Principal of Charterhouse Group International, a privately held merchant bank. Prior thereto, Mr. Housman engaged in financial and business consulting through E. Housman, Inc., a corporation wholly owned by him. Mr. Housman is also President, Chief Operating Officer and a director of Satellite Tracking Technologies, Inc., a privately held company.

               Ms. Klein joined Pioneer in 1986 as a Vice President, and served as its Senior Vice President and Secretary since 1988. She has served as a director of Pioneer since 1993, and was appointed to serve as Pioneer's Treasurer and Chief Financial Officer in 1994. She assumed the same directorial and official positions with the Company upon consummation of the Merger. In 1993 Mrs. Klein and her husband filed a petition pursuant Chapter 7 of the Bankruptcy Code. After receiving a discharge in bankruptcy, Mr. and Mrs. Klein reopened the bankruptcy proceedings and converted same to a case under Chapter 11 of the Bankruptcy Code. In April 1995, Mr. and Mrs. Klein deposited $100,000 into the Bankruptcy Court for the purpose of paying in full, with interest, any of the creditors of their bankrupt estate who had filed claims against in said proceedings. In October 1995, such proceedings were closed.

               Mr. Fried was appointed to Pioneer's Board in February 1994. Upon consummation of the Merger, he became a Vice President and director of the Company. He relinquished his position as an officer in November 1996. From December 1986 through February 1991, Mr. Fried was a shareholder, President and Chairman of Kanon Bloch Carre & Co., Inc., an SEC registered investment advisor and stock brokerage firm which was an NASD member firm. Between February 1991, when said firm was sold to an unrelated party, and June 1991, he was engaged as a business consultant. In addition thereto, (i) since June 1991, Mr. Fried has served as President of Medical Systems, Inc., an application software developer, and he has been a principal shareholder thereof since June 1993; (ii) since February 1993, he has also served as President of Montgomery Associates, Inc., a
corporation   wholly
owned by him which is engaged in business as an importer-exporter; (iii) since April 1993, Mr. Fried has been a principal shareholder, and has served as President of Sea Change Systems, Inc., a software tools developer; (iv) from April 1993 to May 1994, he was a Branch Manager of LPL Financial Services, a stock brokerage firm which is an NASD member firm; (v) since November 1994, Mr. Fried has been a controlling shareholder and has served as President of Smartpay, Inc., a collection service; and (vi) since October 1996, Mr. Fried has been a controlling shareholder, and has served as President of Leeward Software, Inc. d/b/a Advanced Medical Systems, an application software developer.

               Mr. Harel was appointed to the Board, effective November 11, 1996. Mr. Harel has been the Managing Director of Leedan Business Enterprise Ltd., ("Leedan") a publicly held Israeli holding company which has a class of securities listed on the Israeli Stock Exchange. Leedan's holdings include ICTS Holland Production, B.V. ("ICTS Holland"), a publicly held provider of enhanced aviation security services which has a class of securities listed on the Nasdaq Stock Market. From 1991 to 1993, Mr. Harel was the founder and managing director of Mashik Business and Development Ltd., an engineering consulting company. Since September 1996, and in addition to his capacity as the Managing Director of Leedan, Mr. Harel relocated to New York and has served as the Chairman of ICTS USA (1194), Inc., a wholly owned subsidiary of ICTS Holland, and in this capacity, he has been responsible for the business development of ICTS Holland in the United States. Leedan Systems & Properties Promotion 1993 Ltd. ("Leedan Systems"), one of the Company's principal shareholders, is an affiliate of Leedan. See "Principal Security Holders."

               Mrs. Lieber was appointed to the Board on June 5, 1995 to fill the vacancy created by reason of the death of her husband, Uri Lieber, the former Chairman and Chief Executive Officer of the Company. Mrs. Lieber has been engaged in private practice as a psychotherapist for more than the past five years.

               Mr. Roth was appointed to the Board, effective November 11, 1996. Mr. Roth is an attorney who engaged in the private practice of law between 1989 and September 1995. In 1992, Mr. Roth began representing National Securities Corporation ("National"), the underwriter of the Company's IPO, in transactional and litigation matters. He became a full time employee of, and was appointed General Counsel of, National in October 1995, and continues to serve in that capacity. In accordance with the underwriting agreement executed by the Company with National in connection with the IPO, National is entitled to designate one member of the Company's Board during the three year period which commenced on August 16, 1996. Mr. Roth was appointed to the Board as National's designee. See "Certain Transactions."

EXECUTIVE COMPENSATION

               Prior to the Merger, the Company did not pay any form of compensation to any of its executives. The following table sets forth compensation awarded to, earned by or paid to Uri Lieber and Arthur Goldberg in their capacities as Chief Executive Officer of the Company. No executive officer of the Company earned a salary and bonus of more than $100,000 during any of the three fiscal years ended March 31, 1996. The Company has agreed to enter into employment agreements with Arthur H. Goldberg and Elie Housman, and has entered into an employment agreement with Glenda Klein. See "Management Employment Agreements."

               The Company  did not,  prior to  commencement  of its fiscal year ending March 31, 1996 (a) grant any restricted stock awards or stock appreciation rights to any of its executives; (b) pay compensation to any of its executives that would qualify as "All Other Compensation;" or (c) make payments to any of its executives which may be categorized as "Other Annual Compensation" or "LTIP Payouts."


                                                 Other                        Securities
                                                 Annual         Restricted    Underly-
Name and       Fiscal                            Compen-        Stock         ing
Principal      Year     Salary($)    Bonus($)    sation($)      Awards($)     Options/
Position       -----    ---------    --------    ---------      ----------    SARs (#)
--------                                                                      -----------

Uri Lieber
Former CEO     1995     $55,747(1)    ---        $6,924(2)        ---          ---
               1994      41,392       ---         1,079(2)        ---          ---

Arthur Gold-
berg, CEO      1996      ---          ---            ---          ---        75,758/0


------------------------

(1) Represents compensation paid to Mr. Lieber through the date of his death. The Company also has accrued approximately $36,000 representing amounts due to Mr. Lieber under his employment agreement with the Company.

(2) Represents the premiums paid by the Company with respect to term life insurance owned by Mr. Lieber and payable to his designated beneficiary.

EMPLOYMENT AGREEMENTS

               Prior to his death in March 1995, the Company was party to an employment agreement with Uri Lieber, the former Chairman and President of Pioneer, which: (a) provided for Mr. Lieber's employment as Chairman and Chief Executive through June 30, 1996; (b) provided for base compensation to Mr. Lieber at the rate of $110,000 per annum, subject to such discretionary increases and bonuses as the Compensation Committee of the Board of Directors may deed appropriate; (c) obligated the Company to pay the premiums with respect to two term life insurance policies owned by Mr. Lieber and payable to his designated beneficiary in the aggregate amount of $1,200,000, or to provide similar insurance benefits with other policies to be purchased by the Company; (d) obligated the Company to provide to Mr. Lieber all categories of benefits offered to other executives and employees; (e) terminated upon Mr. Lieber's death, and was terminable by the Company upon his disability or in the event of his gross malfeasance, gross misconduct, conviction of a felony, or other similar good cause materially detrimental to the Company; and (f) also provided for Mr. Lieber's indemnification, subject to any limits imposed thereof by law, and/or the Company's Certificate of Incorporation and By-Laws, with respect to certain claims which may be brought against him, and to pay his legal defense costs in connection therewith.

               Messrs. Goldberg and Housman have agreed to enter into employment agreements with the Company, pursuant to which Mr. Goldberg will devote substantial portions of his time to the affairs of the Company as Chairman and Chief Executive Officer, and Mr. Housman will devote substantial portions of his time to the affairs of the Company as President and Chief Operating Officer. Although the terms of such agreements have not been fully negotiated as of the date of this Prospectus, the Company believes that each agreement will have a term of three years, will provide for payment of base compensation at the rate of $75,000 per annum and also provide for the receipt by Messrs. Goldberg and Housman of all other perquisites and benefits conferred by the Company to any other officer. The agreements will further provide for the indemnification of Messrs. Goldberg and Housman to the fullest extent permitted by applicable law with respect to all claims for compensatory damages (but not punitive damages or the expenses incurred by her in defending against such claims) alleged against them in any action, suit or proceeding commenced against them by reason of their status as present or former officers, directors or employee of the Company, or any subsidiary or affiliate of the Company, including actions brought by or in the right of the Company to procure a judgment in its favor. As an inducement to Messrs. Goldberg and Housman to enter into such employment agreements with the Company, the Board has authorized the Company to grant to each of them a five year option to purchase 350,000 shares of Common Stock, subject to a three year vesting schedule, which shall be exercisable at a price of $1.99 per share, subject to the consummation and execution of such employment agreements, and the receipt of appropriate shareholder authorization. See "Description of Securities -- Options Issued to Executives."

               The Company has entered into an employment agreement with Glenda Klein, which: (a) provides for Ms. Klein's employment as Senior Vice President, Secretary, Treasurer and Chief Financial Officer through March 31, 1997; (b) provides for base compensation to Ms. Klein at the rate of $90,000 per annum during the first year of the term and $100,000 per annum during the second year of the term; (c) provides for the grant of a five-year option to purchase 75,758 shares of Common Stock of the Company exercisable at a price of $5.00 per share;
(d) provides for the grant of a second five-year option on May 1, 1996, provided that Ms. Klein is still employed by the Company on said date, entitling her to purchase 37,879 shares of Common Stock of the Company at a price of $5.00 per share; (e) obligates the Company to pay the premiums with respect to a term life insurance policy payable to Ms. Klein's designated beneficiary in the aggregate amount of $750,000 during the first year of the term and $1,000,000 during the second year of the term; (f) obligates the Company to pay the premiums with respect to a long-term disability policy in an amount sufficient to cover the salary payable to Ms. Klein pursuant to the employment agreement; (g) obligates the Company to lease a vehicle for use by Ms. Klein during the two-year term of the employment agreement (which lease payments shall not exceed $800 per month) and to pay all associated insurance, gasoline and maintenance costs for such vehicle; (h) obligates the Company in the event of the termination of Ms. Klein's employment in connection with a change in control of the Company to pay to her the balance of the salary payable under the employment agreement plus an additional $100,000 and to continue medical coverage for the balance of the two-year term; (i) obligates the Company to provide to Ms. Klein and her spouse medical and vision coverage; and (j) terminates upon Ms. Klein's death, and is terminable by the Company upon her disability or in the event of her gross malfeasance, gross misconduct, conviction of a felony, or other similar good cause materially detrimental to the Company. The Company has also agreed to indemnify Ms. Klein, pursuant to said agreement, to the fullest extent permitted by applicable law with respect to all claims for compensatory damages (but not punitive damages or the expenses incurred by her in defending against such claims) alleged against Ms. Klein in any action, suit or proceeding commenced against her by reason of her status as a present or former officer, director or employee of the Company, or any subsidiary or affiliate of the Company, including actions brought by or in the right of the Company to procure a judgment in its favor See "Management - Executive Compensation - Stock Option Plan;" and "Description of Securities - Options Issued to Executives."

COMPENSATION PAYABLE TO, AND OPTIONS ISSUED TO OTHER EXECUTIVES

               In June 1995, the Board authorized the Company to pay salaries to each of Messrs. Goldberg and Housman in the amount of $55,000. However, the Company has not paid any portion thereof to either officer, although it is anticipated that such payments will be made prior to the end of the current fiscal year. In consideration of the services to be rendered by Messrs. Goldberg and Housman without payment of salaries between June 1995 and the closing of the IPO, the Company issued five year options to each of them to purchase 75,758 shares of Common Stock at an exercise price of $5.00 per share. Such options were not issued pursuant to the Company's Incentive Stock Option Plan. See "Description of Securities - Options Issued to Executives."

STOCK OPTION PLAN

               The Company, pursuant to the shareholders' authorization, has adopted (with effect from August 1, 1994) a Non-Qualified Stock Option Plan (the "Plan") which provides for the issuance of options to purchase up to 151,515 shares of Common Stock to persons who are at the time of grant, employees (including officers and directors who are employees) of, or consultants to, the Company. The Plan must be administered by the Compensation Committee of the Board of Directors of the Company. Such committee must consist of two "non-employee directors," as such term is defined by Rule 16b-3 of the Exchange Act ("Rule 16b-3").

               The Plan, as modified with effect from November 4, 1994, further provides for the automatic issuance of options to non-employee directors of the Company pursuant to a formula which satisfies the requisites of Rule 16b-3. On January 2 in each of 1997, 2000 and 2003 (each of which dates is hereinafter called a "Regular Grant Date"), each non-employee director shall automatically receive an option to purchase 15,000 shares of the Company's Common Stock (a "Regular Option"), and such Regular Option shall vest and become exercisable on the first, second and third anniversaries of such grant at the rate of 5,000 shares per anniversary, provided, that each person who becomes a director after a Regular Grant Date, shall receive a Regular Option to purchase a pro rata portion of 15,000 shares of Common Stock based upon the number of months remaining until the next Regular Grant Date. Also in accordance with such formula, on the date of each non-employee director's initial election to the Board or, if such initial election shall have occurred prior to the date of adoption of the Plan, then on said date of adoption, he or she shall automatically receive an option to purchase a prorata portion of 15,000 shares of Common Stock based upon the number of months remaining until the next Regular Grant Date (an "Initial Option"). No Initial Option or Regular Option shall vest or be exercisable unless the grantee shall have served continuously on the Board during the year preceding the applicable vesting date.

               Michael Barnea, Esq., a former director of the Company, is the holder of 7,892 fully vested options. Boaz Harel and Mark Roth, Esq., who were appointed to the Board in November 1996, and Richard Fried, who qualified for receipt of a grant as a director upon cessation of his status as a Vice President in November 1997, have received Initial Options to purchase 316 shares of Common Stock. The grants to Messrs. Harel and Roth will not vest until November 1997. The grant to Mr. Fried is fully vested. In addition, Messrs. Fried, Harel and Roth will receive Regular Grants in January 1997. By reason of the fact that Mrs. Lieber is deemed to be the beneficial owner of all the Common Stock which her late husband owned, i.e., more than 10% of the total number of shares of Common Stock outstanding, she is ineligible to receive any grants under the Plan. See "Principal Security Holders." No other options have been granted under the Plan as of the date of this Prospectus.

               The exercise price for all options issuable under the Plan must be 100% of the fair market value of the Common Stock underlying the option at the time of grant. Pursuant to the Plan, as long as the Common Stock is listed on the Nasdaq SmallCap Market, its fair market value shall be equal to the closing sales price thereof on the date of grant.

               In November 1996, Glenda Klein received an option issued under the Plan to purchase 75,000 shares of Common Stock at an exercise price of $1.99 per share.

               Mrs. Lieber and Richard Fried, who are non-employee directors, serve as the Compensation Committee of the Company's Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Article   VIII  of  the   Company's   bylaws   provide   for  the
indemnification of directors and officers to the fullest extent permitted by law.

               Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify an individual made party to a proceeding because he is or was a director or officer in certain situations, provided that the director acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation. In addition, Section 723 of the BCL provides that a corporation shall indemnify a director or officer who prevails entirely in the defense of any proceeding to which he was a party because he is or was a director, against reasonable expenses incurred by him in connection with the proceeding. Section 724 of the BCL provides that, notwithstanding any action taken by the corporation, or by its shareholders or directors to deny indemnification to any officer or director, he may apply for and receive such indemnification, upon good cause shown, to the same extent permitted under BCL Section 722 upon application for such relief to the appropriate court.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

               The  Company   maintains   directors'  and  officers'   liability
insurance providing for limits of $1,000,000 per occurrence.

               The Company intends to enter into employment agreements with Arthur H. Goldberg, Elie Housman, and it has entered into an employment agreement with Glenda Klein, providing for the Company's indemnification of each of such individuals to the fullest extent permitted by law. The Company has entered into indemnification agreements with its other directors which also shall provide for indemnification to the fullest extent permitted by law. See "Management - Employment Agreements."

DIRECTORS' COMPENSATION

               Directors do not receive cash compensation for services rendered to the Company in such capacity.

               Non-employee directors are reimbursed for the reasonable costs of travel to and from meetings of the Board of Directors.


                              CERTAIN TRANSACTIONS

               In September 1994, Pioneer borrowed an aggregate of $411,000 and paid interest thereon at 7.75% per annum with respect to $120,000 borrowed from Tamar Lieber, the widow of Uri Lieber, at 10% per annum on $100,000 borrowed from RDA Trading Company, Inc. a corporation solely owned by Michael Loewenthal, one of the Company's shareholders, on $150,000 borrowed directly from Mr. Loewenthal at 12% per annum, and on $41,000 borrowed from Hedy Goldberg, the wife of Arthur H. Goldberg, a shareholder and Chairman of the Board and Chief Executive Officer of the Company. $20,000 of such borrowings was repaid to Mrs. Lieber in September, 1994, and the balance thereof, plus interest in the aggregate amount of approximately $2,110, was repaid to the lenders on October 11, 1994. During the relevant period, the interest rate charged by UMB for funds borrowed under Pioneer's credit line with that institution was 8.75%. Although, Pioneer paid higher interest rates with respect to $291,000 of such borrowings from Mrs. Goldberg, RDA and Mr. Loewenthal, it was not required to pay any fees to such lenders. Accordingly, the actual cost of such funds was approximately $480 less than such borrowings would have cost if effected under the UMB credit line. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

               In November 1995 the Company borrowed $35,000 from Glenda Klein, $38,000 from Tamar Lieber and $40,000 from Dr. Theodore Reingold, a former officer and director of Pioneer. Each of such loans earned interest at the prime rate published from time to time by the Wall Street Journal plus 1/4% per annum, pursuant to a revolving credit and security agreement which provided that advances under such lines were secured by the mortgage liens created as a result of the loans funded with such advances. Mrs. Klein was paid a fee of $588.17 to cover the penalties she incurred from the early redemption of certificates of deposit which were used to provide such loan funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

               Although no specific measures to resolve conflicts of interest have been formulated, the officers and directors of the Company have a fiduciary obligation to deal fairly and in good faith with the Company. The Company's management believes that the terms and conditions pertaining to each of the foregoing transactions were comparable to and competitive with the terms and conditions which it would have obtained if such transactions had been effected with persons and entities unaffiliated with the Company. All ongoing and future transactions between the Company and any of its affiliates will be no less favorable to the Company than such transactions would be if consummated with unaffiliated third parties, and will be approved by a majority of the Company's disinterested directors. The directors intend to exercise reasonable judgment and take such steps as they deem necessary under all of the circumstances in resolving any specific conflict of interest which may occur and will determine what, if any, specific measures, such as retention of an independent advisor, independent counsel or special committee, may be necessary or appropriate. There can be no assurance that the Company will employ any of such measures or that conflicts of interest will be resolved in the best interest of the shareholders of the Company.

               The Company has agreed to enter into employment agreements with Arthur H. Goldberg and Elie Housman, and it has entered into an employment agreement with Glenda Klein, who are shareholders and directors, and respectively, the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Senior Vice President, Secretary, Treasurer and Chief Financial Officer of the Company. See "Management -- Employment Agreements."

               During the years ended March 31, 1995 and 1996, the Company paid Glenda Klein's husband, Philip Klein, $10,284 and $815, respectively, for accounting services rendered by him. Mr. Klein is a certified public accountant. During the year ended March 31, 1995, the Company paid Glenda Klein's son, Andrew Klein, $4,007 for office-administrative services which he rendered to the Company. During the year ended March 31, 1996, the Company paid Oren Lieber, the son of Uri and Tamar Lieber, $2,291 for office-administrative services which he rendered to the Company.

               In accordance with the underwriting agreement executed by the Company with National in connection with the IPO, National is entitled to designate one member of the Company's Board during the three year period which commenced on August 16, 1996. Mark Roth, Esq. was appointed to the Board as National's designee on November 11, 1996. See "Management -- Executive Officers and Directors."

               Alan Mann, Arthur's Goldberg's son in law, owns 25% of the outstanding common stock of Trans Lending. Mr. Goldberg disclaims beneficial ownership of such shares, as well as any voting or investment powers pertaining thereto. Mr. Mann has granted an irrevocable proxy to Kenneth Germain to vote such shares on all matters coming before a vote of the shareholders of Trans

Lending during the three year term of Mr. Germain's employment agreement with Trans Lending. See "Business -- The Company's Acquisition of Trans Lending."


                           PRINCIPAL SECURITY HOLDERS

               The following table sets forth the holdings of the Common Stock of the Company as of the date of this Prospectus by (1) each person or entity known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of common stock of the Company; (2) each director and named executive officer; and (3) all directors and executive officers as a group. All of the holders of the Company's Common Stock are entitled to one vote per share. See "Description of Securities."


                                         Common Stock
                       -------------------------------------------------
Name and Address of    Number of Shares    Percent Owned Prior    Percent Owned After
Beneficial Owner       Beneficially Owned  to Offering (1)        Offering (2)
-------------------    ------------------  -------------------    -------------------

Tamar Lieber (3)            322,122                  22.3              6.2

Leedan Systems (4)          176,136                  12.2              3.4

Boaz Harel (5)                 *                      *                 *

Mark Roth (6)                  *                      *                 *

Elie Housman (7)            131,411  (8)              8.6              2.5

Arthur H. Goldberg (9)      168,513 (10)             11.1              3.2

Richard Fried (11)           12,362 (12)              *                 *

Glenda Klein (13)           191,046 (14)             13.2              3.5

All Directors and
 Executive Officers
 as a Group (6 persons)   1,165,607 (15)             65.4             21.0


--------------------

*       Represents less than one percent

(1) Based on 1,442,272 shares of Common Stock outstanding as of the date of this Prospectus.

(2) Based upon 5,192,272 shares of Common Stock outstanding after the Offering. Does not include (a) up to 1,125,000 shares of Common Stock issuable in the events that (i) the Underwriters' over-allotment option is fully exercised; and
(ii) the Class A Warrants to be issued in connection therewith are fully exercised; or (b) up to 750,000 shares of Common Stock issuable in the events that (i) the Representative's

Warrants are fully exercised; and (ii) the Class A Warrants to be issued in connection therewith are fully exercised. See "Underwriting."

(3) Mrs. Lieber's address is 160 West 66th Street, New York, New York.

(4) The address of Leedan Systems is c/o Harel & Partners, 555 Madison Avenue, New York, New York. The Company believes that Leedan Systems is controlled by Ezra Harel, the brother of Boaz Harel.

(5) Mr. Harel's address is c/o Harel & Partners, 555 Madison Avenue, New York, New York.

(6) Mr. Roth's Address is c/o National Securities Corporation, 1001 Fourth Avenue, Seattle, Washington.

(7) Mr. Housman's address is 535 Madison Avenue, 28th floor, New York, New York.

(8) Includes 75,758 shares which Mr. Housman has the right to acquire within 60 days from the date hereof upon exercise of an option. Percentages shown assume full exercise of such option. Does not include 350,000 shares of Common Stock which shall be issuable upon exercise of a five year option to be granted to Mr. Housman upon consummation of an employment agreement with the Company, subject to approval by the Company's shareholders under New York law, 18,551 shares of the Company's Common Stock held by Daniel Housman, and 18,551 shares of the Company's Common Stock held by Jon Housman, who are Mr. Housman's sons. Mr. Housman disclaims beneficial ownership of such shares, as well as any voting or investment powers pertaining thereto. See "Certain Transactions."

(9) Mr. Goldberg's address is 375 Park Avenue, New York, New York. See "Certain Transactions."

(10) Includes 75,758 shares which Mr. Goldberg has the right to acquire within 60 days from the date hereof upon exercise of an option. Percentages shown assume full exercise of such option. Does not include 350,000 shares of Common Stock which shall be issuable upon exercise of a five year option to be granted to Mr. Goldberg upon consummation of an employment agreement with the Company, subject to approval by the Company's shareholders under New York law.

(11) Mr. Fried's address is 3 Centennial Drive, Suite G, Peabody, Massachusetts.

(12) Includes 316 shares which Mr. Fried has the right to acquire within 60 days from the date hereof upon exercise of an option.

(13)  Ms.  Klein's  address  is  6660  Reseda  Boulevard,   Suite  108,  Reseda,
California.

(14) Includes 188,637 shares which Ms. Klein has the right to acquire within 60 days from the date hereof upon exercise of an option. Does not include 1,205 shares of Common Stock held by Ms. Klein's daughter, Allyson. Ms. Klein disclaims beneficial ownership with respect to such shares, as well as any voting or investment powers pertaining thereto. Percentages shown assume full exercise of all of such options.

(15) Includes 340,469 shares which the holders thereof have the right to acquire within 60 days from the date hereof upon exercise of an option held by them. Percentages shown assume full exercise of all of such options.


                            DESCRIPTION OF SECURITIES

GENERAL

               The Company, a New York corporation, is authorized to issue 25,000,000 shares, of which 20,000,000 may be Common Stock, $.01 par value, and 5,000,000 may be preferred shares,$.01 par value, which may be authorized for issuance by the Board and issued without further action by the shareholders in classes or series possessing such designations, powers, preferences and relative, participating, optional or other special rights within each class or series, and further possessing such qualifications, limitations and restrictions as the Board may determine, subject to any limitations imposed thereon by the Company's Certificate of Incorporation.

UNITS

               Each Unit consists of one share of Common Stock and one Class A Warrant.

COMMON STOCK

               As of the date of this Prospectus, 1,442,272 shares of Common Stock are issued and outstanding.

               Except as otherwise required by law, each holder of Common Stock is entitled to one vote per share on all matters on which shareholders are entitled to vote. There are no cumulative voting rights regarding elections of directors. Holders of shares of Common Stock are entitled to share pro rata in dividends, if any, as may lawfully be declared on the Common Stock from time to time by the Company's Board of Directors.

PREFERRED STOCK

               The Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including divided rights, conversion rights, voting rights terms of redemption, liquidation preferences and the number of shares constituting any series and the designation of such series. The issuance of preferred stock could, among other things, adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

               As of the date of this Prospectus, no shares of preferred stock of any class or series have been issued, or have been authorized to be issued by the Board. The Company has no present intention to issue any preferred shares in the foreseeable future, However, no assurance can be given regarding the change of such intentions in the event that the Board deems it appropriate to issue such securities in connection with any transaction or other circumstance which is not presently known to the Board.

CLASS A WARRANTS

               The redeemable Class A Warrants will be exercisable at a price of the Market Price per share at any time during the five year period commencing
on       , 1997 and ending on         , 2002  (the  "Exercise  Period").  Unless
exercised,  the Class A  Warrants  will  automatically  expire at 3:00 p.m., New
York time on          , 2002.

               As used in this Prospectus, the term Market Price means the lower of the last sale price of the Common Stock on the Nasdaq SmallCap Market on the trading day immediately preceding the date of this Prospectus, or the average of the last sales prices of the Common Stock on the Nasdaq SmallCap Market for the 30 trading days immediately preceding the date of this Prospectus.

               The Class A Warrants, which will be issued pursuant to a warrant agreement between the Company and American Stock Transfer & Trust Company, will be in registered form and will be saleable, assignable, and conveyable separately and apart from the Units and Common Stock.

               Commencing one year after the date of this Prospectus and continuing through the end of the Exercise Period, the Company, at its option, upon 30 days' written notice, may redeem the Class A Warrants at a price of $.10 per Class A Warrant, provided that the closing sale price of the Common Stock as quoted on the principal market on which such shares shall then be trading shall be not less than 140% of the Market Price per share during any period of 30 consecutive trading days ending on the third day preceding the date of such notice; and further provided that the Class A Warrant holders may exercise their Class A Warrants at any time prior to the redemption date specified in such notice.

               The Class A Warrants contain protections against dilution affecting both the exercise price of, and number of shares of Common Stock purchasable under, such warrants. Such protections shall become operative upon
(a) any issuance of Common Stock, warrants or other securities convertible into Common Stock at a price below the then market value of the Common Stock during a period of five years from the date of this Prospectus; (b) any issuance of Common Stock, warrants or other securities convertible into Common Stock as a dividend; or (c) a subdivision or combination of the outstanding Common Stock, warrants or other securities convertible into Common Stock as the result of a merger, consolidation, spin-off or otherwise.

               The holders of the Class A Warrants have no right to vote on matters submitted to the shareholders of the Company and have no right to receive dividends. The holders of the Class A Warrants are not entitled to share in the assets of the Company in the event of liquidation, dissolution, or the winding up of the Company's affairs.

               The Class A Warrants issued pursuant to this Prospectus may not be exercised unless the Company maintains an effective registration statement covering the shares of Common Stock issuable upon exercise of the Class A Warrants with the SEC and the various securities administrators for the states in which the Class A Warrant holders reside, or unless issuance of such shares of Common Stock is exempt from registration. Although the Company will make every reasonable effort to maintain such registration, no assurances can be given that the Company will be successful in this regard.

               The Class A Warrants may not be exercised  after                ,
1997 (nine months after the date of this Prospectus) unless and until a Post-Effective Amendment has been filed with the SEC and becomes effective. Although the Company has undertaken and intends to file and keep current a prospectus that will permit the purchase and sale of the Common Stock underlying the Class A Warrants, there can be no assurance that the Company will be able to do so.

               The Company's transfer agent, American Stock Transfer & Trust Company, as warrant agent, will be responsible for all record-keeping and administrative functions in connection with the Class A Warrants. A copy of the form of Class A Warrant Agreement is filed as an exhibit to the Registration Statement. The discussion of the Class A Warrants herein does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement.

IPO WARRANTS

               In connection with its IPO, the Company issued 690,000 redeemable warrants (the "IPO Warrants"), each of which entitles the holder thereof to purchase one share of Common Stock at an exercise price of $5.50 per share at any time during the four year period which commenced on August 13, 1996 and which will end on August 12, 2000.

               The IPO Warrants, were issued pursuant to a warrant agreement between the Company and American Stock Transfer & Trust Company, are in registered form and are saleable, assignable, and conveyable separately and apart from the Common Stock.

               Unless exercised, the IPO Warrants will automatically expire at 3:00 p.m., New York time on August 12, 2000.

               Commencing August 12, 1998 and continuing through August 12, 2000, the Company, at its option, upon thirty (30) days' written notice, may redeem the IPO Warrants at a price of $.05 per IPO Warrant, provided that the closing sale price of the Common Stock as quoted on the principal market on which such shares shall then be trading shall be not less than $7.50 per share during any period of twenty (20) consecutive trading days ending on the tenth day preceding the date of such notice; and further provided that the IPO Warrant holders may exercise their IPO Warrants at any time prior to the redemption date specified in such notice. Investors should be aware that closing prices do not necessarily reflect actual purchase or sale transactions.

               The holders of the IPO Warrants are protected against dilution of their interests represented by the number of shares of Common Stock underlying the IPO Warrants upon the occurrence of certain events, including share dividends, share splits, mergers, reclassification, and the sale by the Company of Common Stock below the then market price (other than employee benefits and stock option plans).

               The holders of the IPO Warrants have no right to vote on matters submitted to the shareholders of the Company and have no right to receive dividends. The holders of the IPO Warrants are not entitled to share in the assets of the Company in the event of liquidation, dissolution, or the winding up of the Company's affairs.

OPTIONS ISSUED TO EXECUTIVES

               In April 1995, the Company issued a five year option to Mrs. Klein pursuant to her employment agreement to purchase 75,758 shares of Common Stock at an exercise price of $5.00 per share. In June, 1995, the Company issued five year options to each of Messrs. Goldberg and Housman to purchase 75,758 shares of Common Stock at an exercise price of $5.00 per share. In May 1996, the Company issued a five year option to Mrs. Klein pursuant to her employment agreement to purchase 37,879 shares of Common Stock at an exercise price of $5.00 per share.

               The number of shares of Common Stock purchasable upon exercise of such options and the purchase price shall be subject to adjustment to protect the holder thereof against dilution in the event that the Company shall (i) pay a dividend in, or make a distribution of, shares of Common Stock on its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a lesser number of shares, or (iv) reorganize or consolidate with or merge into another corporation or transfer all or substantially all of its assets to another entity.

               The holders of such options shall not be entitled to exercise any voting rights or any other rights of a shareholder of the Company unless and until the holder exercises the option.

               In November 1996, the Board granted to each of Messrs. Goldberg and Housman, subject to the consummation of written employment agreements with each of them, and such approvals from the Company's shareholders as part of the consideration for their agreement to enter into such employment agreements, five year options to purchase 350,000 shares of Common Stock at an exercise price of $1.99 per share. Such options shall vest over a three year period, and shall be substantially identical to the form of option previously issued to them.

REPRESENTATIVE'S WARRANTS

               Upon the completion of the Offering, the Company will sell to the Representative, individually and not as representative of the Underwriters, the Representative's Warrants for consideration of one mil ($.001) per Representative's Warrant, exercisable for 375,000 Units in the aggregate. Each Representative's Warrant shall (i) entitle the holder thereof to purchase one Unit at an exercise price equal to 120% of the public offering price per Unit offered by the Company hereby; (ii) be exercisable for a period of four years commencing one year after the date of this Prospectus; and (iii) contain appropriate anti-dilution provisions. Such anti-dilution provisions include protection against dilution in both price and percentage of the Company (to the extent permitted by the rules and regulations of the NASD) upon (a) any issuance of Common Stock, warrants or other securities convertible into Common Stock at a price below the then market value of the Common Stock during a period of five years from the date of this Prospectus; (b) any issuance of Common Stock, warrants or other securities convertible into Common Stock as a dividend; or (c) a subdivision or combination of the outstanding Common Stock, warrants or other securities convertible into Common Stock as the result of a merger, consolidation, spin-off or otherwise.

               During the four-year period commencing one year from the date of this Prospectus, the Company is required to use its best efforts to assist the holders of the

Representative's Warrants and the underlying securities in publicly selling such Representative's Warrants and the underlying securities, when and if requested by the Representative or the holders of a majority thereof. These best efforts include the preparation and filing of one or more registration statements during such four-year period at the demand of the holders of not less than a majority of the Representative's Warrants or underlying securities, and the maintenance of the effectiveness thereof for at least nine months, the first of which such filings is at the Company's sole cost and expense, including, without limitation, blue sky fees and expenses and the fees and expenses (not to exceed $25,000) of one counsel to the holders of the Representative's Warrants or underlying securities, but not including any underwriting or selling commissions, discounts or other charges of any broker-dealer acting on behalf of such holders. In addition, for the period from the first through the seventh anniversary of the date of this Prospectus, the Company is required to notify all holders of the Representative's Warrants and underlying securities of the Company's intention to undertake another public offering of the Company's securities (whether by the Company or by any security holder of the Company). If requested by any holder of Representative's Warrants, the Company is required to include in such public offering any Representative's Warrants and underlying securities of such requesting holder at the Company's sole cost and expense (other than any applicable underwriting discounts or commissions, but including, without limitation, the fees and disbursements of counsel for any holder of Representative's Warrants and blue sky fees and expenses) and maintain the effectiveness of any registration statement relating to such public offering for at least nine months after the date such registration statement is declared effective. The Representative's Warrants will not be transferable, saleable, assignable or hypothecatable for one year from the date of this Prospectus, except that they may be assigned in whole or in part during such year to any NASD member participating in the Offering or any officer or representative of the Representative or any such NASD member.

               For the life of the Representative's Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the Representative's Warrants (and the Class A Warrants issuable upon exercise thereof), with a resulting dilution in the interests of the Company's shareholders by reason of exercise of warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the Representative's Warrants may be adversely affected. The holders of the Representative's Warrants may exercise their warrants at a time when the Company would in all likelihood, be able to obtain any needed capital on terms more favorable than those provided for by the Representative's Warrants.

IPO UNDERWRITER'S WARRANTS

               In connection with its IPO, the Company issued to National Securities Corporation, the underwriter of the IPO, underwriter's warrants (the "IPO Underwriter's Warrants") to purchase from the Company up to 60,000 shares of Common Stock at an exercise price of $6.00 per share and 60,000 IPO Warrants at an exercise price equal to $.12 per Warrant. The IPO Underwriter's Warrants are exercisable during the four year period which will commence on August 12, 1997, and are not transferable, except to either a partner or an officer of the IPO Underwriter or by will or by operation of law.

UMB OPTION

               In connection with the extension of the Company's warehousing line of credit with UMB from $2,500,000 to $4,000,000 which became effective in February, 1996, the Company granted to UMB a five year option to purchase up to 41,271 shares of Common Stock at an exercise price of $5.50 per share. Such option shall vest at the rate of 25% of the aggregate amount of such shares on August 16 of each year commencing in 1997 and continuing through 2000, and shall expire as to any unexercised portion thereof if, at any time during the term of the option, said line of credit is terminated, canceled or not renewed for any reason.

               The number of shares of Common Stock purchasable upon exercise of the option and the purchase price shall be subject to adjustment to protect the holder thereof against dilution in the event that the Company shall (i) pay a dividend in, or make a distribution of, shares of Common Stock on its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a lesser number of shares, or (iv) reorganize or consolidate with or merge into another corporation or transfer all or substantially all of its assets to another entity.

               UMB shall not be entitled to exercise any voting rights or any other rights of a shareholder of the Company unless and until the holder exercises the option.

REGISTRATION RIGHTS

               The Representative's Warrants confer certain registration rights upon the holders thereof. See "-- Representative's Warrants."

                 The IPO Underwriter's Warrants accord to the holders thereof rights to register the Common Stock and IPO Warrants underlying the IPO Underwriter's

Warrants under the Securities Act. The warrants issuable upon exercise of the Underwriter's Warrants are identical in all respects to the IPO Warrants.

               The options granted to Arthur H. Goldberg, Elie Housman, Glenda Klein and UMB accord "piggyback" registration rights to the holders thereof which obligate the Company, during a period of five years from the dates of issuance of such options, to include, upon request of the holders thereof, the shares of Common Stock underlying such options in any registration of capital stock under the Securities Act which the Company may undertake (other than (a) in an offering in which the underwriter thereof may object to such registration;
(b) in a merger; or (c) pursuant to SEC Form S-8).

               These registration rights could result in substantial future expense to the Company and could adversely affect the Company's ability to complete future equity or debt financings. Furthermore, the registration and sale of securities of the Company held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the market price of the securities offered hereby.

NASDAQ SMALLCAP MARKET LISTING; BOSTON STOCK EXCHANGE AND PACIFIC STOCK EXCHANGE LISTING APPLICATIONS

               The Company's Common Stock and the warrants issued in connection with its IPO are listed for trading in the Nasdaq SmallCap Market under the symbols PCFC and PCFCW. The Company has applied for additional listing of the Common Stock which are components of the Units being offered hereby, and has applied for inclusion of the Units and the Class A Warrants in the Nasdaq SmallCap Market . It has also applied for listing of the Units, Common Stock and Class A Warrants on the Boston Stock Exchange and the Pacific Stock Exchange. It is anticipated that the Units and Class A Warrants will trade on the Nasdaq
SmallCap Market under the symbols PCFCU and PCFC[A], upon official notice of issuance. It is also anticipated that the Units, Common Stock and Class A Warrants will trade on the Boston Stock Exchange and the Pacific Stock Exchange under the symbols, [ ], [ ] and [ ], and [ ], [ ] and [ ], respectively, upon official notice of issuance.No assurance can be given that the Company's application for listing of the Units and/or Class e.No A Warrants on the Nasdaq SmallCap Market, or its applications for listing of the Units, Common Stock and/or Class A Warrants on the Boston Stock Exchange and/or the Pacific Stock Exchange will be granted.

               Recently, a proposal has been made to increase the continued listing criteria on the Nasdaq SmallCap Market. If implemented as proposed, stricter criteria for continued listing on the Nasdaq SmallCap Market would be imposed, including the implementation of a $2,000,000 net tangible assets test, requirements for a greater number of publicly held securities and a higher market value for such securities and the implementation of new corporate governance criteria. No assurance can be given that such proposal will be adopted, or, if adopted, will be adopted in its current form.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

               American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, serves as the transfer agent and registrar of the Common Stock, and as warrant agent of the Class A Warrants.


                         SHARES ELIGIBLE FOR FUTURE SALE

               Upon   completion  of  this  Offering,   the  Company  will  have
outstanding  [          ] shares  of  Common  Stock  ([          ] shares if the
Underwriters'  over-allotment  option is  exercised in full).  Of these  shares,
[         ] shares  will be  freely  tradeable  without  restriction  under  the
Securities Act. The remaining [        ] shares of Common Stock held by existing
shareholders are restricted securities within the meaning of Rule 144. Subject to compliance with the provisions of Rule 144, said shares presently are eligible for sale to the public, notwithstanding the fact that such shares have not been registered under the Securities Act.

               In general, under Rule 144 as currently in effect, an affiliate of the Company, or a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years but less than three years, will be entitled to sell in any three month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 51,922 shares immediately after the Offering) or
(ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Rule 144A under the Act as currently in effect permits the immediate sale of restricted shares to certain qualified institutional buyers without regard to volume restrictions. The Commission has proposed an amendment to Rule 144 which, if adopted, would reduce the above mentioned two year and three year holding periods to one year and two years, respectively.

               Pursuant to certain restrictions upon sale imposed by a "lockup" agreement which each of such existing shareholders executed and delivered to the underwriter of the IPO as a condition to the closing of that offering, none of said 802,272 shares will be eligible for sale in the public market until August 15, 1997, provided that, after May 15, 1997, each of the holders of such shares may sell up to

10% of his, her or its shares pursuant to Rule 144. In addition to the foregoing lockup restrictions, the Representative has required, as a condition to the closing of the Offering, that each of the Company's directors, officers, key employees and holders of 2% or more of the Common Stock must execute written lockup agreements providing that, for a period of 12 months from the date of this Prospectus, they shall not offer, register, sell, contract to sell, grant an option for the sale of, issue, assign, transfer or otherwise dispose of any of the Company's securities held by them without the Representative's prior written consent. The lockup agreements will have no effect on the date on which shares become eligible for sale pursuant to Rule 144.

               There has been no prior market for the Units or the Class A Warrants, and there can be no assurance a significant public market for such securities will develop or be sustained after the offering. Sales of substantial amounts of Units, Common Stock or Class A Warrants in the public market could adversely affect the market prices of the Company's securities.

                                  UNDERWRITING

               The underwriters named below, for whom LT Lawrence & Co., Inc. is acting as the Representative (the "Underwriters"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of Units set forth opposite each Underwriter's name below:



                                                                        NUMBER
                      UNDERWRITERS                                      OF UNITS
                      ------------                                      --------
               LT Lawrence & Co., Inc.................................




                                                                        ---------
                      Total                                             3,750,000
                                                                        ---------
                                                                        ---------

               The  Company  is  obligated  to sell,  and the  Underwriters  are
obligated  to  purchase,   all  of  the  Units   offered   hereby   through  the
Representative, if any are purchased.

               The Company has been advised by the Representative that, the Underwriters propose initially to offer the Units to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow a concession of not more than $. per Unit to selected dealers; and the Underwriters may allow, and such dealers may reallow, a concession of not more than $. per Unit to certain other dealers. After the consummation of the Offering, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters. The Units are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

               The Company has granted to the Underwriters an option to purchase up to 562,500 additional Units solely to cover over-allotments, if any. The option is exercisable within 45 days from the date of this Prospectus at the price to public, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent the Underwriters exercise the option, the Underwriters will be committed, subject to certain conditions, to purchase the additional Units.

               See "Shares Eligible For Future Sale" for a description of certain lock-up agreements.

               The Company has agreed to indemnify the Underwriters  against, or
contribute  to  the  losses  arising  from,   certain   liabilities,   including
liabilities arising under the Securities Act.

               The Company has paid the Representative $50,000 on account of the Underwriters' expenses in connection with the Offering to be applied to a non-accountable expense allowance equal to 3% of the aggregate offering price of the Units to be sold in the Offering.

               The Company has agreed to sell to the Representative, for an aggregate of $375, Representative's Warrants to purchase 375,000 Units, at an exercise price per Unit equal to 120% of the public offering price set forth on the cover page of this Prospectus. The Representative's Warrants will be exercisable for a period of four years, commencing one year from the date of this Prospectus, and will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of Units that may be purchased upon the occurrence of certain events. The Representative's Warrants may not be sold, transferred or pledged until one year from the date of this Prospectus, except that they may be transferred, in whole or in part, at any time to, among others, any officer, director or stockholder of the
Representative or successors to the Representative. Holders of the Representative's Warrants have demand and piggyback registration rights with respect to the Representative's Warrants and the underlying securities. See "Description of Securities -- Registration Rights."

               The  Representative  was  organized  in  February  1992  and  was
registered  as  a   broker-dealer   in  1994.   Prior  to  this  Offering,   the
Representative has participated as a sole or co-manager in four public offerings. See "Risk Factors--Lack of Underwriting History."

               The Representative has informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

               The   Representative   has  agreed  to  pay  a  finder's  fee  of
approximately $30,000 to Andrew Racz, who is unaffiliated with the Company or the Representative.

               The Company has agreed that, during the five year period commencing on the date of closing of the Offering, the Representative shall have the right to appoint two members of the Company's Board of Directors, and to designate one person to attend all meetings of the Company's Board of Directors. The Representative has advised the Company that, as of the date of this Prospectus, the Representative has not made any determination as to whether, and if so, when, it may exercise its right to appoint any director.

               Upon the exercise of any Class A Warrants, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission which shall not exceed 5% of the aggregate exercise price of such Class A Warrants in connection with bona fide services provided by the Representative relating to any Class A Warrant solicitation. In addition, the individual must state in writing (either within or accompanying the warrant exercise notice) whether the exercise of the individual's warrants was solicited by the Representative in order for the Representative to be entitled to such Class A Warrant solicitation fee. Pursuant to the Warrant Agreement, the warrant agent will monitor the warrant exercise notices to determine whether a Class A Warrant holder's exercise was solicited by the Representative. However, no compensation will be paid to the Representative in connection with the exercise of the Class A Warrants if (a) the market price of the Common Stock is lower than the exercise price; (b) the Class A Warrants were held in a discretionary account; or (c) the Class A Warrants are exercised in an unsolicited transaction. The Company has agreed not to solicit the exercise of any Class A Warrants other than through the Representative unless the Representative is legally unable to solicit such exercise, in which event the Company may solicit such exercise, either by itself or with the assistance of a third party.

               The Underwriters and certain selling group members that currently act as market makers for the Common Stock may engage in "passive market making" in the Company's securities on the Nasdaq SmallCap Market in accordance with Rule 10b-6A under the Exchange Act ("Rule 10b-6A"). Rule 10b-6A permits, upon satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making activities during the period when Rule 10b-6A would otherwise prohibit such activity. In general, under Rule 10b-6A, any underwriter or selling group member engaged in passive market making activities in the Company's securities (i) may not effect transactions in, or display bids for, such securities at a price that exceeds the highest bid for such securities displayed on Nasdaq by a market maker that is not participating in the distribution of such securities, (ii) may not have net daily purchases of such Company securities during the later of nine business days before the commencement of offers or sales of the securities to be distributed or the time such person becomes a participant in the distribution that exceed 30% of the average daily trading volume in such securities for the two full consecutive calendar months immediately preceding the filing date of the Registration Statement of which this Prospectus is a part and (iii) must identify its bids as made by a passive market maker.

               The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the forms of Underwriting Agreement and Representative's Warrant Agreement, copies of which are on file as exhibits to the Company's Registration Statement of which this Prospectus forms a part. See "Additional Information."


                                  LEGAL MATTERS

               The validity of the Units, Common Stock and Class A Warrants being offered hereby will be passed upon for the Company by Hall Dickler Kent Friedman & Wood, LLP. Certain legal matters in connection with the Units, Common Stock and Class A Warrants offered hereby will be passed upon for the Representative by Rubin Baum Levin Constant & Friedman.


                                     EXPERTS

               The financial statements of Pioneer Commercial Funding Corp. for the years ended March 31, 1995 and 1996 included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                              AVAILABLE INFORMATION

               The Company has filed a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act which includes this Prospectus. This Prospectus, which constitutes a part of the Registration Statement does not contain all the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. All of these documents may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington D.C. 20549; and at the SEC's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith electronically files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; and 7 World Trade Center, Suite 1300, New York, New York; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. at prescribed rates. In addition thereto, such reports, proxy and information statements and other information may be accessed and retrieved from the Website maintained by the Commission at http://www.sec.gov.

               The Common Stock is listed on the Nasdaq SmallCap Market. The Company has applied for listing of the Units and Class A Warrants on said Market. The Company has also applied for listing of the Units, Common Stock and Class A Warrants on the Boston Stock Exchange and the Pacific Stock Exchange. Copies of the reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                       ----
   Report of Independent Public Accountants.............................                   F-1

   Balance Sheet as of March 31, 1996...................................                   F-2

   Statements of Operations for the
   years ended March 31, 1995 and 1996..................................                   F-3

   Statements of Changes in Shareholders'
    Equity for the years ended March 31,
    1995 and 1996.......................................................                   F-4

   Statements of Cash Flows for the
   years ended March 31, 1995 and 1996..................................                   F-5

   Notes to Financial Statements
    March 31, 1995 and 1996.............................................                   F-6

   Balance Sheet as of September 30, 1996 (Unaudited)...................                  F-19

   Statements of Operations for the Three and Six Month
   Periods ended September 30, 1996 and 1995 (Unaudited)................                  F-21

   Statement of Changes in Shareholders' Equity for
   the Six Month Period ended September 30, 1996 (unaudited)............                  F-21

   Statements of Cash Flows for the Six Months
   ended September 30, 1996 and 1995 (Unaudited)........................                  F-22

   Notes to Unaudited Financial Statements..............................                  F-23


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Pioneer Commercial Funding Corp.:

We have audited the accompanying balance sheet of Pioneer Commercial Funding Corp. (a New York corporation) as of March 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended March 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Commercial Funding Corp. as of March 31, 1996, and the results of its operations and its cash flows for the years ended March 31, 1995 and 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As further discussed in Note 1 to the financial statements, the Company has incurred substantial losses for the period since its emergence from bankruptcy in April 1993 through March 31, 1996 which has resulted in the deterioration of the Company's financial condition. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in
Note 1. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

                                                   ARTHUR ANDERSEN LLP

New York, New York
July 1, 1996

                        PIONEER COMMERCIAL FUNDING CORP.

                                  BALANCE SHEET

                                 MARCH 31, 1996



                     ASSETS
                     ------
CASH AND TEMPORARY CASH INVESTMENTS                              $    98,349

LOANS RECEIVABLE, MORTGAGE WAREHOUSE                               3,512,775

ACCRUED INTEREST AND FEES RECEIVABLE                                  30,007

DEFERRED COSTS OF EQUITY OFFERING                                    445,731

FIXED ASSETS:
   Furniture and equipment                                            50,370
   Proprietary computer software                                     469,655
                                                                 -----------
                                                                     520,025

   Less- Accumulated depreciation and amortization                   302,035
                                                                 -----------
              Net fixed assets                                       217,990
                                                                 -----------
OTHER ASSETS                                                          26,087
                                                                 -----------
              Total assets                                       $ 4,330,939
                                                                 ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

LIABILITIES:
   Loans payable, mortgage warehouse                             $ 3,254,235
   Revolving lines of credit                                          79,400
   Bridge financing (notes totaling $100,000 less unamortized
      discount of $37,500)                                            62,500
   Accrued interest payable                                           43,564
   Due to mortgage banking companies                                  20,917
   Accounts payable and accrued expenses                             261,163
   Deferred legal fees                                                76,743
                                                                 -----------
              Total liabilities                                    3,798,522
                                                                 -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock - $.01 par value; authorized 5,000,000 shares;
      835,000 shares issued and outstanding                            8,350
   Additional paid-in capital                                      8,598,634
   Accumulated deficit                                            (8,074,567)
                                                                 -----------
              Total stockholders' equity                             532,417
                                                                 -----------
              Total liabilities and stockholders' equity         $ 4,330,939
                                                                 ===========



       The accompanying notes are an integral part of this balance sheet.

                        PIONEER COMMERCIAL FUNDING CORP.

                            STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED MARCH 31, 1995 AND 1996



                                                                       1995          1996
                                                                       ----          ----
INCOME:
   Interest income                                                   $   99,453   $   76,957
   Commissions and fees                                                   7,500        4,500
   Processing fees                                                       65,073       15,733
                                                                     ----------   ----------
              Total income                                              172,026       97,190
                                                                     ----------   ----------
DIRECT COSTS:
   Interest expense, warehouse loan and revolving line of credit         58,117       81,104
   Interest expense, bridge financing                                   142,748       79,231
   Bank charges and fees                                                  7,645        9,711
   Bank processing fees                                                   2,790        4,593
                                                                     ----------   ----------
              Total direct costs                                        211,300      174,639
                                                                     ----------   ----------
LOSS BEFORE OPERATING EXPENSES                                          (39,274)     (77,449)

OPERATING EXPENSES                                                      544,462      433,709
                                                                     ----------   ----------
              Loss from operations                                     (583,736)    (511,158)
                                                                     ----------   ----------

OTHER INCOME (EXPENSE):
   Loss on retirement of assets, net of gains on sales                   (4,279)          -
   Interest income -- other                                               5,021       12,685
   Interest expense -- other                                             (4,712)      (4,712)
   Other income                                                              -        24,570
                                                                     ----------   ----------
              Total other income (expense), net                          (3,970)      32,543
                                                                     ----------   ----------

LOSS BEFORE INCOME TAXES                                               (587,706)    (478,615)

PROVISION FOR INCOME TAXES                                                1,449        1,188
                                                                     ----------   ----------
              Net loss                                               $ (589,155)  $ (479,803)
                                                                     ==========   ==========

LOSS PER SHARE OF COMMON STOCK                                        $    (.78)   $    (.58)

WEIGHTED AVERAGE NUMBER OF SHARES                                       753,053      826,644



        The accompanying notes are an integral part of these statements.

                        PIONEER COMMERCIAL FUNDING CORP.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED MARCH 31, 1995 AND 1996



                                                               Additional                                                Total
                                                 Common        Paid-in    Subscriptions    Deferred     Accumulated   Stockholders'
                                                 Stock         Capital     Receivable     Compensation    Deficit        Equity
                                               -----------   -----------   -----------   -----------   -----------   -----------

BALANCES, March 31, 1994                       $     6,595   $ 7,915,139   $  (153,170)  $  (160,750)  $(7,000,655)  $   607,159

   Issuance of 45,033 shares of Class A
      preferred stock of Pioneer equivalent
      to 45,033 shares of common stock of
      the Company (postmerger)                         451       199,549          --            --            --         200,000

   Issuance of 176,136 shares of Class B
      common stock of Pioneer equivalent
      to 176,136 shares of common stock of
      the Company (postmerger)                       1,761       498,239          --            --            --         500,000

   Payment of subscriptions                           --            --         153,170          --            --         153,170

   Amortization of deferred compensation
      for consulting services                         --            --            --          96,000          --          96,000

   Dividends paid on preferred stock of
      Pioneer prior to the merger                     --            --            --            --          (4,954)       (4,954)

   Cancellation of contract for consulting
      services effective September 30, 1994
      and return and cancellation of related
      55,682 common shares                            (557)      (64,193)         --          64,750          --            --

   Net loss for the period                            --            --            --            --        (589,155)     (589,155)
                                               -----------   -----------   -----------   -----------   -----------   -----------

BALANCES, March 31, 1995                             8,250     8,548,734          --            --      (7,594,764)      962,220

   Issuance of 10,000 shares of the Company's
      common stock in connection with the
      bridge financing                                 100        49,900          --            --            --          50,000

   Net loss for the period                            --            --            --            --        (479,803)     (479,803)
                                               -----------   -----------   -----------   -----------   -----------   -----------

BALANCES, March 31, 1996                       $     8,350   $ 8,598,634   $      --     $      --     $(8,074,567)  $   532,417
                                               ===========   ===========   ===========   ===========   ===========   ===========



        The accompanying notes are an integral part of these statements.

                        PIONEER COMMERCIAL FUNDING CORP.

                            STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED MARCH 31, 1995 AND 1996


                                                                       1995          1996
                                                                       ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                        $  (589,155)   $  (479,803)
                                                                   -----------    -----------
   Adjustments to reconcile net loss to net cash used in
      operating activities-
         Depreciation and amortization                                 232,965        164,080
         Expenses for consulting services paid for in stock             96,000             -
         Net loss on dispositions of assets                              4,279             -
         (Increase) decrease in-
           Accrued interest receivable                                   7,608        (10,866)
           Other assets                                                 (2,661)        (6,654)
         Increase (decrease) in-
           Accrued interest payable                                     33,710         (1,543)
           Due to mortgage banking companies                           (69,663)       (15,054)
           Due to creditors                                                 -              -
           Accounts payable trade and accrued expenses                  93,013         96,921
                                                                   -----------    -----------
              Total adjustments                                        395,251        226,884
                                                                   -----------    -----------
              Net cash used in operating activities                   (193,904)      (252,919)
                                                                   -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in mortgage warehouse loans receivable    1,604,828     (2,579,116)
   Proceeds from sale of fixed assets                                       -              -
   Purchase of fixed assets                                             (9,850)        (4,805)
                                                                   -----------    -----------
              Net cash provided by (used in) investing activities    1,594,978     (2,583,921)
                                                                   -----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in borrowings used in operations, net
      of issuance costs                                             (1,471,683)     2,680,185
   Payment of dividends on preferred stock                              (4,954)            -
   Increase in deferred costs of equity offering                      (245,690)      (182,570)
   Proceeds from stock transactions                                    653,170             -
                                                                   -----------    ----------
              Net cash provided by (used in) financing activities   (1,069,157)     2,497,615
                                                                   -----------    -----------
              Net increase (decrease) in cash and temporary
                 cash investments                                      331,917       (339,225)

CASH AND TEMPORARY CASH INVESTMENTS, beginning of year                 105,657        437,574
                                                                   -----------    -----------
CASH AND TEMPORARY CASH INVESTMENTS, end of year                   $   437,574    $    98,349
                                                                   ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Interest paid                                                   $    29,119    $    65,620
                                                                   ===========    ===========



        The accompanying notes are an integral part of these statements.

                        PIONEER COMMERCIAL FUNDING CORP.

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1995 AND 1996

1. ORGANIZATION AND MERGER, PIONEER'S
   REORGANIZATION AND OPERATIONS

Organization and Merger

PCF Acquisition Corp. ("PCF") was organized and commenced operations on March 8, 1994. The initial 185,511 shares of PCF's common stock were issued at a price of $.81 per share on March 9, 1994 to the two founding stockholders. Such shares were paid for on July 1, 1994. PCF was organized for the express purpose of raising capital through an initial public offering ("IPO") for the benefit of Pioneer Commercial Funding Corp. ("Pioneer"), a mortgage warehouse lender that emerged from Chapter 11 Bankruptcy on April 2, 1993. Pioneer is related to PCF through common interests. On November 23, 1994, in contemplation of the IPO and in accordance with a resolution ratified by the Board of Directors of PCF and Pioneer, Pioneer merged with and into PCF in a one-for-one exchange of all of the outstanding shares of the Class A and Class B common stock and the Class A preferred stock of Pioneer for common shares of PCF. Immediately subsequent to the merger, PCF changed its name to Pioneer Commercial Funding Corp. (hereafter referred to as the "Company"). The merger has been accounted for as an exchange between companies under common control and the assets and liabilities of the merged entity are recorded at their historical cost. All amounts presented have been restated to give effect to the merger as if it had occurred on the first day of each period presented.

Pioneer's Reorganization

On April 2, 1993 (the "Effective Date"), Pioneer emerged from Chapter 11 ("Chapter 11") of the United States Bankruptcy Code (the "Bankruptcy Code") pursuant to a confirmed First Amended Modified Plan of Reorganization ("POR"). These financial statements have been prepared starting on the day after Pioneer's emergence from bankruptcy.

The POR confirmed by the Bankruptcy Court provided for the following:

     - Substantially all of Pioneer's assets (which were primarily loans and accrued interest receivable) were remitted to the secured creditors in settlement of Pioneer's outstanding obligations.

     - All other recoverable assets have been placed in a distribution fund. Liquidation of these assets are first to be used to pay administrative expense obligations (estimated to be approximately $1.9 million) with any residual funds to be distributed to the unsecured creditors on a pro rata basis.

     - As further discussed in Note 12, unsecured creditors also received noninterest-bearing notes totaling $1,350,000 which are to be paid only upon Pioneer attaining certain pre-defined income levels in future periods.

     - Subsequent to the confirmation date, Pioneer paid the unsecured creditors $252,000 ($102,000 from cash on hand as of the confirmation date and $150,000 from proceeds of Pioneer's issuance of preferred stock subsequent to the confirmation date). Such payment was distributed to the unsecured creditors on a pro rata basis.

     - Pioneer received $131,000 from the creditors' trust fund after the confirmation for working capital purposes.

     - After the confirmation date, Pioneer was reimbursed $50,000 from a certain law firm which provided services to Pioneer during the reorganization period. Such amount will be repaid to the law firm only after the $1,350,000 notes to the unsecured creditors discussed above are paid in full.

As discussed above, Pioneer remitted its loans and other receivables to the secured and unsecured creditors in satisfaction of its debt obligations. Collection and recovery of these outstanding receivables were the responsibility of the creditors committee, therefore, Pioneer is unable to determine the overall recovery by the secured and unsecured creditors groups of their claims against Pioneer. Claims for administrative expenses have been fully recovered by the creditors.

Operations

The Company is engaged in the business of mortgage warehouse lending which primarily consists of providing lines of credit, in the form of "warehouse financing," to mortgage banking companies to enable them to close real estate loans on single family, owner-occupied dwellings and sell such loans to investors in the secondary market. The Company obtains its funds to provide such financing from third-party funding sources with which it has available lines of credit. The Company's loans receivable from the mortgage banking company are secured by an interest in the underlying real property which are then assigned to the Company's funding sources. Investor groups who purchase the mortgages (which generally occurs within two weeks from the time the Company makes the loan) remit the proceeds directly to the Company in satisfaction of the loan and interest receivable from the mortgage banking company. The Company will simultaneously use the funds to pay off its loan and accrued interest payable to its funding sources. The Company's primary sources of income from operations are processing fees received from the mortgage banking company for each loan financed and the interest rate spread (usually 0.5%) between the rate at which the Company borrows from its funding source and the rate it charges the mortgage banking company.

The Company's operations are subject to certain risks which are inherent to its industry. Its results of operations depend heavily upon the ability of its mortgage banking customers to originate mortgage loans. This ability is largely dependent upon general economic conditions in the geographic areas that the Company serves. Because these general economic conditions fluctuate, there can be no assurance that prevailing economic conditions will always favor the Company's business and operations. In addition, mortgage banking firms have historically experienced a wide range of financial results, from highly profitable to highly unprofitable. These financial results are due to many factors which affect most, if not all, firms in the mortgage banking business at about the same time. Three of these factors which predominate are: changes in mortgage interest rates, the availability of affordable credit, and the state of the domestic economy. These three factors, among others, affect the demand for new and used housing and thus the demand for financing and refinancing of mortgages. Lastly, although the Company's mortgage banking customers must have a commitment for each loan from an approved third-party agency ("Agency") before the Company will extend mortgage warehouse financing, there is no guarantee that the Agency will, in fact, accept the mortgage loan when delivered due to certain deficiencies in the loan or other unanticipated circumstances which may exist. If for any reason an Agency does not accept the mortgage loan, and the Company's mortgage banking customer is unable to pay back its obligation to the Company through other means, the Company could find itself the owner of a long-term loan of less than market value instead of short-term bridge financing receivable.

As of June 14, 1993, when the Company began its first active operations since its emergence from Chapter 11, the Company had an available line of credit of $1.0 million from one source which was subsequently increased to available lines of credit from two funding sources in the total amount of $2.35 million as of March 31, 1995 and $4.1 million as of May 1996. Substantially all of the business conducted by the Company during the period from April 3, 1993 to March 31, 1994 and for the year ended March 31, 1995 was with one active mortgage banking company who had a credit line approved by the Company in the amount of $2.0 million. In April, 1995, the Company discontinued the credit line with this customer as a result of the customer not complying with all of the terms of the credit line agreement. The Company had substantially no mortgage lending activities from April 1995 through August 1995. During the period from August 1995 through November 1995, the Company developed customer relationships with three new mortgage banking companies. For the period from August 1, 1995 through May 30, 1996, the Company generated approximately $31.6 million in mortgage warehouse lending volume from these three new customers. The Company is in the process of evaluating the creditworthiness of several other potential customers. Although the Company expects to conduct business in the future with a greater number of mortgage banking customers, and thereby reduce the risks attendant in relying upon a small number of sources to support its business, no assurance can be given that it will receive applications from potential customers who will be able to satisfy its standards, or if it does receive such applications, that such applicants will thereafter engage in the volume of mortgage warehouse lending transactions that are required to sustain the Company's operations. The cessation of business of any of the Company's active customers or the inability of its customers to provide the Company with an increased level of loan volume could materially adversely affect the Company's ability to generate sufficient revenues to operate profitably and to continue to meet its cash obligations in future periods.

During the period from April 3, 1993 to March 31, 1994 and the years ended March 31, 1995 and 1996, the Company incurred net losses of $399,000, $589,000 and $480,000, respectively. Such losses were partly attributable to noncash expenses (primarily depreciation, amortization, debt discount expenses and deferred consulting agreement expenses) totaling $130,000, $329,000 and $164,000 during 1994, 1995 and 1996, respectively, and the inability of the Company to generate a sufficient volume of loan transactions with its customers. These matters have resulted in the deterioration of the Company's financial condition and raise substantial doubt about its ability to continue as a going concern. These financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty. In order for the Company to strengthen its financial condition and to operate profitably in future periods, it will need to continue to increase its capacity to fund loan transactions and correspondingly increase loan originations. Such increases are dependent upon the Company's ability to (1) increase funds available from financing sources, and (2) develop new customer relationships with mortgage banking companies which will supply the Company with a sufficient volume of loan transactions. As discussed above, the Company is actively pursuing new relationships with mortgage banking companies and believes that they will be able to significantly increase loan volume demand in future periods. The Company's ability to attract and retain new funding sources or to increase available financing from its existing sources is contingent upon the Company's ability to raise additional capital.

The Company is currently exploring several opportunities to raise additional capital including its current intent to issue common stock in an IPO transaction. Management anticipates that the terms of the IPO shall consist of an offer to sell, in tandem, 690,000 shares of common stock of the Company and 690,000 common stock purchase warrants (of which the underwriter has the option to purchase up to 90,000 of such shares of common stock and warrants in the event of an over-allotment) at a per unit price of $5.00 and $0.10, respectively, and 40,000 shares of the existing issued and outstanding common stock of the Company (currently owned by the bridge financers as discussed in Note 5) at a price per share of $5.00 (proceeds from the sale of these shares will not revert back to the Company). The warrants will give the owner the right to purchase an additional share of common stock at a price of $5.50 for a period of four years commencing one year after the completion of the IPO (the "Exercise Period"). Such warrants will be immediately tradable separate from the common stock. Commencing two years after the completion of the IPO and through the end of the exercise period, the warrants may be redeemed by the Company upon 30 days' written notice at a price of $.05 per warrant, provided that (1) the closing sale price of the Company's common stock shall not be less than $7.50 per share for any period 20 days subsequent to the issuance of the written notice, or (2) that the warrant holders have not exercised their warrants at any time prior to the period 30 days after the issuance of the written notice. In addition, the underwriter will be issued the right for a period of four years commencing one year after the completion of the IPO to purchase, in tandem, 60,000 shares of common stock of the Company and 60,000 common stock purchase warrants at a price of $6.12 for each combined share and warrant. The terms of the warrants acquired by the managing underwriter would be the same as those discussed above except that such options are nontransferable.

2. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

Use of Estimates

The accompanying financial statements, which are prepared in conformity with generally accepted accounting principles, require the use of estimates made by management. The most significant estimates with regard to these financial statements relate to the valuation allowance for deferred income taxes and the estimated obligations due under the plan of reorganization, as more fully described in Notes 6 and 12. Actual results may differ from those assumed in management's estimates.

Cash and Temporary Cash Investments

Temporary cash investments include all liquid interest-bearing investments with original maturities of three months or less.

Effective April 25, 1996, a certificate of deposit in the amount of $25,000 was pledged in order for the Company to receive the right to conduct business in the State of California.

Fixed Assets

Depreciation expense is computed generally on a straight-line basis. Leasehold improvements are amortized over the life of the asset or the term of the lease, whichever is shorter. The ranges of estimated useful lives used in computing depreciation and amortization are as follows:


                                                                  Years
                                                                  ------
               Furniture and equipment                            3 to 10
               Autos and trucks                                      5
               Leasehold improvements                             3 to 10
               Proprietary computer software                         5


Proprietary computer software consists of a set of computer programs that were developed internally by the Company for use in its business and are not for resale to other mortgage finance companies.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred income taxes are provided for at the statutory rates on the difference between financial statement basis and tax basis of assets and liabilities and are classified in the balance sheets as current or noncurrent consistent with the assets and liabilities which give rise to such deferred income taxes.

Deferred Costs of Equity Offering
and Debt Issuance

Certain costs associated with the IPO have been paid by the Company and are deferred on the balance sheets. Upon the successful completion of the IPO, these costs will be shown as a direct reduction to additional paid-in capital. However, should the IPO not be consummated, such deferred costs will be immediately written off by the Company in its statements of operations. In addition, costs incurred in connection with the issuance of debt have been deferred and are being amortized over the term of the debt instrument.

Loss Per Share of Common Stock

The loss per share of common stock was computed using the net loss for the year, divided by the weighted average number of shares outstanding during such year (adjusted for the reverse stock split effective in August 1994 and June 1996). Weighted average shares outstanding are further adjusted for the impact of shares issued and options granted for which the share price/option exercise price is less than the anticipated IPO per share offering price of $5.00.

Prospective Changes in Accounting Policies

The following new financial accounting standards must be adopted by the Company effective April 1, 1996:

     - SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of," requires that, if certain changes in events or circumstances occur which indicate that the carrying amount of a long-lived asset may not be recoverable, a company must evaluate whether the asset is impaired, as defined. If an asset is considered to be impaired, a valuation allowance must be established equal to the difference between the carrying value of the asset and the estimated discounted value of the asset based on certain realization assumptions.

     - SFAS No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans and will allow companies to choose either (1) a fair value method of valuing stock-based compensation plans which will affect reported net income, or (2) to continue following the existing accounting rules for stock option accounting but disclose what the impact would have been had the new standard been adopted. The Company will choose the disclosure option of this standard which would require disclosing the pro forma net income and earnings per share amounts assuming the fair value method was adopted on April 1, 1995.

Management believes that the adoption of these new accounting standards on April 1, 1996 will not have a material impact on the Company's financial condition or results of operations.

3. MORTGAGE WAREHOUSE
   LOANS RECEIVABLE/PAYABLE

Loans receivable are generally due within thirty to forty-five days from the date funded, with an average outstanding period of twelve days and interest payable at prime plus 1.5%. Similarly, all of the loans payable are due within the same time frame with interest payable at prime plus 1%. The Company's line of credit with its loan payable funding source is limited to $4.1 million (as a result of an increase from $2.0 million in February 1996) and matures on August 31, 1996. In consideration for this increase, the Company paid a financing fee of $7,900 and has agreed to issue to the funding source upon the closing of the IPO, a five year option to purchase up to 41,271 shares of the Company's common stock at an exercise price of $5.50 per share. These options vest at a rate of 10,318 shares per year on the first through fourth anniversaries of the IPO closing date. If the credit line is terminated, any unexercised warrants will immediately expire. For the years ended March 31, 1995 and 1996, the weighted average interest rate on loans receivable was 8.84% and 9.93%, respectively, and on loans payable was 7.01% and 9.53%, respectively. Loans receivable are collateralized by a security interest in the underlying real property which the Company then assigns to its funding sources as security for the loans payable.

The Company is required to comply with certain operating covenants in accordance with the debt agreement with its funding source. As of March 31, 1996, the Company was in compliance with these covenants.

4. REVOLVING LINES OF CREDIT

As of March 31, 1995, the Company had a Revolving Line of Credit ("LOC") from a related party in the amount of $350,000. Such LOC had a maturity date of November 15, 1995 and was not renewed when it matured. As of March 31, 1995 and through November 15, 1995, no amounts were outstanding under this LOC.

In November 1995, the Company entered into revolving credit agreements with certain officers, directors and former officers of the Company to borrow an aggregate of $113,000 at an interest rate of prime plus 1/4 percent. These agreements mature in December 1996. As of March 31, 1996, $79,400 was outstanding under these LOCs.

Borrowings on all of the LOCs described above are secured by an assignment of the general security interest in the mortgage notes underlying the mortgage warehouse loans receivable.

5. BRIDGE FINANCING

In March 1994, the Company entered into a loan arrangement with various individuals (original bridge financers) to provide $200,000 in additional funds to be used in the ordinary course of the Company's warehouse lending operations and to defray certain expenses of the anticipated IPO. The loans bore interest at a rate of 12% and were due at the earlier of the successful completion of the IPO or August 31, 1995. As an inducement to make these loans, the Company issued 22,727 shares of its common stock to the original bridge financers. The original 22,727 shares issued and the additional 7,273 shares issued discussed below were assigned a $5.00 per share value (which is equal to the price that these shares will be offered at in the IPO) resulting in a $150,000 discount to the debt. Such discount was being amortized to interest expense over the term of the debt agreements resulting in an effective interest rate of 248%.

On August 31, 1995, the bridge loans matured but were not paid by the Company. On January 16, 1996, the Company paid off in full loans outstanding to two of the bridge financers with an aggregate unpaid balance as of such date totaling $122,492 (which includes $22,492 of unpaid accrued interest). On February 1, 1996, the Company entered into agreements with the remaining two bridge financers (the remaining bridge financers) with aggregate outstanding loans to the Company as of such date totaling $123,708 (which includes $23,708 of unpaid accrued interest), whereby the maturity date of the bridge loan obligations was extended to the earlier of three days following the consummation of the IPO or December 31, 1996. The Company received waivers from all of the original bridge financers for any defaults which may have occurred as a result of the Company's failure to pay off its debt obligations on their original maturity date of August 31, 1995. In consideration for the waivers received and in order to adjust the number of shares given to the original bridge financers for the impact of the June reverse stock split which reduced their number of shares owned from 30,000 to 22,727 shares, the Company issued to the original bridge financers an additional 7,273 shares of common stock in June 1996. In addition, the Company issued 10,000 more post-split shares to the remaining bridge financers in consideration for extending the maturity on their debt in February 1996. A value of $5.00 per share was assigned to these shares on the date of the debt modification resulting in a $50,000 discount to the debt. Such discount is being amortized to interest expense over the remaining term of the modified debt agreements resulting in an effective interest rate of 133% for the period from February 1, 1996 through December 31, 1996.

6. INCOME TAXES

For the years ended March 31, 1995 and 1996, the Company provided $1,449 and $1,188, respectively, for income taxes which represents provisions for minimum state taxes. The 1995 and 1996 federal tax benefit of $219,000 and $191,000, respectively, attributable to the Company's loss before taxes was offset by a corresponding provision to increase the Company's deferred tax asset valuation allowance. As of March 31, 1996, the Company's federal deferred tax attributes consisted primarily of net operating loss carryforwards ("NOL") in the approximate amount of $2.0 million. Approximately $1.3 million of the NOL is limited to use (approximately $100,000 per year) due to a change in ownership in November 1994 resulting from the merger between Pioneer and PCF. The deferred tax asset for the NOL is reduced by a corresponding valuation allowance for the same tax effected amount. Utilization of the NOL, which expire in varying amounts between 2000 and 2011, is dependent upon the Company's ability to generate taxable income in the future.

7. DUE TO MORTGAGE
   BANKING COMPANIES

The Company generally will only finance up to 98% of the total loan amount closed by the mortgage banking company. Upon sale of the loan to the investor group, proceeds for 100% of the loan amount are remitted to the Company by the investor. The Company applies such funds against amounts due from the mortgage banking company for principal and accrued interest on the 98% financed and will then remit the excess funds back to the mortgage banking company.

8. FIXED ASSETS

During the year ended March 31, 1995, the Company abandoned its rented office located in New York and correspondingly wrote off the unamortized balance of the related leasehold improvements totaling $4,279.

9. DEFERRED LEGAL FEES

Deferred legal fees are a consequence of the POR and are payable in four annual installments beginning on April 16, 1994. The Company has not paid the April 1995 installment of $28,990 and as of March 31, 1996, the following payments remain:

            April 1995 and 1996                                  $ 57,988
            April 1997                                             20,728
                                                                 --------
                     Total payments                                78,708
            Less - Discount factor                                 (1,965)
                                                                 ---------
                     Net book value - March 31, 1996             $ 76,743
                                                                 ========


10. STOCKHOLDERS' EQUITY

Reverse Stock Splits and Merger

Effective in August 1994, the Board of Directors of Pioneer authorized a .31 for 1 reverse stock split for its Class A and Class B common stock and its Class A preferred stock. In connection with the merger of Pioneer with and into PCF in November 1994, all of the common and preferred shares of Pioneer outstanding as of the date of the merger (240,922 Class A common shares, 252,508 Class B common shares and 123,332 Class A preferred shares -- all after giving effect of the June 1996 reverse stock split described below) were exchanged on a one-for-one basis for common shares of PCF. Effective June 1996, the Board of Directors of the Company authorized a .758 for 1 reverse stock split of all of its then outstanding common stock. All share and per share amounts in these financial statements have been restated to give effect to the reverse stock splits and merger as if they had occurred on the first day of each period presented.

Share Voting Agreements

On October 25, 1994, in connection with a stock purchase agreement with an unrelated third party, Pioneer issued an additional 176,136 shares of its Class B common stock for $500,000 (which were exchanged for 176,136 common shares of PCF upon the consummation of the merger). The agreement gives the third party the right to acquire additional shares, if, in future periods, additional shares are issued to other parties so that this third party's percentage ownership in the Company does not fall below 20% of the total outstanding common shares. In connection with this stock purchase transaction, the unrelated third party entered into a share voting agreement with certain existing shareholders of the Company, who after the merger, own greater than 50 percent of the Company in the aggregate. The share voting agreement requires that all parties to the agreement will vote on all matters subject to shareholder approval in a consistent fashion. The agreement is in effect until the successful completion of the stock offering discussed in Note 1.

Dividend Restriction

The holders of the Company's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The common stockholders are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. However, it is not presently anticipated that dividends will be paid on common stock in the foreseeable future as certain of the debt instruments to which the Company is a party prohibit or restrict the payment of dividends (see Note 12 for further discussion).

Preferred Stock

Prior to the merger between PCF and Pioneer, Pioneer had issued for $525,000, 123,332 shares of its Class A preferred shares with a 5% cumulative dividend (including the 45,033 shares converted from outstanding LOC borrowings during 1995). Parties related to executive officers of Pioneer owned 25,297 of such outstanding Class A preferred shares. All outstanding preferred shares were exchanged on a one-for-one basis for common shares of PCF on November 23, 1994 in connection with the merger between PCF and Pioneer. Through November 23, 1994, Pioneer accrued for the 5% dividend payment totaling $15,077, of which $4,954 has been paid. The remaining unpaid balance totaling $10,123 was forgiven by the preferred shareholders and the accrual was reversed by the Company.

11. STOCK OPTION PLAN

The Company has adopted a Non-Qualified Stock Option Plan (the "Plan") which provides for the issuance of options to purchase up to 151,515 shares of the Company's common stock to persons who are at the time of grant, employees of, or consultants to, the Company.

The Plan further provides for the automatic issuance of options to nonemployee directors of the Company. Each nonemployee director shall be granted options to acquire 15,000 shares of the Company's common stock on January 2, 1997, January 2, 2000 and January 2, 2003 (45,000 to each in total). Each grant shall vest at a rate of 3,788 shares per year of service and will expire 10 years from the date of grant to the extent not exercised.

Upon completion of the merger between the Company and Pioneer, three directors of Pioneer became the first nonemployee directors of the Company. In accordance with the Initial Options provision, the directors received options to purchase 24,306 shares of common stock in the aggregate at an exercise price of $5.00 per share. Such options vest at the rate of 316 shares per month, provided, however, that none of these options shall be exercisable prior to March 1995.

On March 1, 1995, two of the nonemployee directors were named President and Chief Executive Officer of the Company, respectively. As a result, the Initial Options granted to these individuals totaling 16,414 were forfeited. In addition, in June 1995, these two individuals were each granted additional options to purchase 75,758 shares of the common stock at an exercise price of $5.00 per share. These options (which were not granted pursuant to the Plan) are immediately exercisable and expire 5 years from the date of grant.

The exercise price for all options issued/issuable under the Plan must be 100% of the fair market value of the Common Stock underlying the option at the time of grant.

12. COMMITMENTS AND CONTINGENCIES

Plan of Reorganization

Under the POR, the Company is contingently liable to its pre-Chapter 11 unsecured creditors, for such creditors' pro rata shares of noninterest-bearing notes (the "Notes") totaling $1,350,000. The payment terms are as follows:

        (i) Commencing as of the close of fiscal year 1995 (ending March 31, 1995) each Note holder shall receive a cash distribution in an amount equal to such holder's pro rata share of twenty percent of the Net Income Available for Note Payments, as defined, if Net Income, also as defined, for such fiscal year exceeds $400,000;

       (ii) Commencing with the close of fiscal year 1996, (ending March 31, 1996), and for all succeeding years thereafter, until full aggregate payment of $1,350,000 is made under the Notes, each Note holder shall receive a cash distribution equal to such Creditors' pro-rata share of twenty percent of the Net Income Available for Note Payments, if the Net Income for any such year exceeds $1,300,000.

In addition, approximately $50,000 in professional fees incurred in connection with the POR were deferred and will only be paid to the extent the Notes are paid in full.

In accordance with the POR, certain operating restrictions have been placed upon the Company until the time that all amounts due on the Notes have been paid in full. These restrictions include:

     - Incurring new debt in excess of $25,000, except for secured lending required in the ordinary course of the Company's mortgage lending operations.

     - Expending more than $25,000 in the aggregate in a calendar year to purchase or lease capital assets, except to replace existing assets.

     - Merging or consolidating with another business.

     - Expending more than $320,000 annually in the aggregate to the officers of the Company and placing limitations on salary increases.

     - Declaring dividends on any class of common stock, except that, if there should be a public offering of the securities of the Company, and, if at the option of the Company, fifty percent of the proceeds in excess of $5,000,000 from such offering are utilized for the payment of the Notes, then such dividend restriction shall be deemed waived.

As of March 31, 1996, the Company was unable to determine whether it is probable that it will generate income in future years which would result in payments on the Notes. As such, no liability has been reflected in the Company's balance sheet for the Notes or the professional fees.

Consulting Contract

On February 15, 1994, the Company entered into a contract with an independent consultant to provide assistance to the Company with respect to the anticipation of a public offering of its stock (the Proposed Offering). Services to be provided include determining an appropriate structure for its Proposed Offering, to evaluate potential underwriters of such Proposed Offering, to assist in negotiating the terms of an agreement for an underwriter acceptable to the Company and to provide guidance to the Company's management with respect to the process that the Company must undertake in connection with the registration and public sale of its stock. The contract terminates on January 31, 1995.

In consideration for these services, the Company issued to the independent consultant 55,682 shares of its Class B Common Stock. The value for these shares for financial reporting purposes was estimated to be $3.30 per share which management believes approximates the fair value per share for an unregistered share of common stock of the Company. It is anticipated that the shares issued to the independent consultant would not be registered in the proposed IPO. The Company is amortizing the expense on a straight-line basis over the term of the contract resulting in an expense of $23,000 and $96,000 in 1994 and 1995, respectively. The unamortized portion of the contract is reflected as a reduction to shareholders' equity.

Effective September 30, 1994, as a result of a position taken by the National Association of Securities Dealers, Inc. that the value of the shares issued to the independent consultant must be considered as underwriters compensation (which would limit the amount of compensation allowed to be paid to the Underwriter in connection with the Company's anticipated equity offering), the Company and the independent consultant terminated their contract and the consultant returned all 55,682 shares of common stock back to the Company which were immediately canceled. The independent contractor further waived any and all entitlements and claims for payment for services rendered during the contract period through September 30, 1994. The unamortized portion of the consulting contract as of September 30, 1994 totaling $64,750 was reversed against additional paid-in capital and common stock.

Employment Contracts

On March 1, 1995, the Company entered into a two-year employment agreement with its Chief Financial Officer ("CFO") which provides for a base annual salary of $90,000 and $100,000 for the fiscal years ending March 31, 1996 and 1997, respectively. In addition, the Company must reimburse the CFO certain business-related expenses, provide for the use of a Company automobile and pay the premiums for life and long-term disability insurance. In the event of termination in connection with a change in control, the CFO is entitled to the balance of the amount due under this agreement plus an additional $100,000.

The agreement also provides for the granting to the CFO an option to purchase 75,758 shares of the Company's common stock at an exercise price of $5.00 per share and a second grant on May 1, 1996 to purchase an additional 37,879 shares at the market price of the common stock estimated at that date to be $5.00 per share. Both options are immediately exercisable and expire five years from the date of grant.

In June 1995, the Company entered into employment contracts with the chief executive officer and president providing for an annual salary of $55,000 for each individual commencing after the completion of the IPO. For the period from June 1995 through the completing of the IPO these officers were not entitled to any salary compensation. See Note 11 for a discussion of stock options awarded to these officers in June 1995.

13. OPERATING EXPENSES

Operating expenses consisted of the following for the years ended March 31, 1995 and 1996:


                                                                    1995        1996
                                                                    ----        ----

       Salaries and benefits                                     $  159,427  $  134,555
       Depreciation and amortization                                110,498     101,300
       Professional fees (includes amortization of
          consulting contract totaling $96,000 and
          $0 in 1995 and 1996, respectively)                        167,010     114,382
       Utilities                                                     22,352      19,782
       Rent                                                          23,803      11,609
       Repairs and maintenance                                        3,383       4,616
       Other                                                         57,989      47,465
                                                                 ----------  ----------
                                                                 $  544,462  $  433,709
                                                                 ==========  ==========


14. RELATED PARTY TRANSACTIONS

Transactions with related parties (which consist of executive officers and shareholders of the Company and their related interests and family members) not disclosed elsewhere in these financial statements consist of the following:

      - On July 1, 1994, the Company paid in full $150,000 outstanding under two of the LOC Agreements to two related parties. Such related parties simultaneously satisfied their stock subscription obligation for shares of the Company's common stock in the amount of $150,000.

      - During September 1994, short-term advances were made by several related parties to the Company which were used in the Company's mortgage warehouse operations. As of September 30, 1994, approximately $391,000 of such advances were outstanding bearing interest at amounts ranging from the prime rate of interest to 10%. These advances plus the related accrued interest were paid in full on October 11, 1994.

      - For the years ended March 31, 1995 and 1996, certain family members of an executive officer of the Company were engaged to perform accounting and consulting services for the Company. Such individuals were compensated approximately $14,291 and $3,106 for these services in 1995 and 1996, respectively.

15. EVENTS OCCURRING SUBSEQUENT TO THE DATE OF THE AUDITOR'S REPORT (UNAUDITED)

Consummation of IPO

On August 16, 1996, the Company consummated its IPO as further described in Note 1 above. The transaction resulted in the issuance of approximately 690,000 common shares and net proceeds to the Company of approximately $2.7 million.

Proposed Equity Offering

The Company is currently contemplating raising additional funds through the registration and sale of new shares of its common stock. The Company anticipates that it will issue a certain number of shares of its common stock along with detachable warrants in order to raise gross proceeds of approximately $7.5 million before consideration of the underwriter's discount and other offering expenses. The per share offering price for the common stock and warrants will be determined based upon the current market price of the Company's common stock on the transaction date. The Company's common stock was trading at approximately $1.63 per share on December 20, 1996. The warrants will be exercisable immediately after the consummation of the proposed equity offering for a period of five years. The warrants are also subject to the redemption by the Company for a four year period commencing on the first anniversary date of the consummation of the offering for a price of $.10 per warrant, provided certain conditions exist.

                               PIONEER COMMERCIAL FUNDING CORP.
                                        BALANCE SHEETS


                                                                                     September 30      March 31
                                                                                         1996            1996
                                                                                     (unaudited)
                                                                                    -------------      --------

                             ASSETS

Cash and temporary cash investments                                                    $586,707         $98,349
Loans receivable, mortgage warehouse lending                                          3,086,542       3,512,775
Accrued interest and fees receivable                                                     24,204          30,007
Deferred cost of equity offering                                                             --         445,731
Fixed Assets
    Furniture and equipment                                                              54,910          50,370
    Proprietary computer software                                                       472,865         469,655
                                                                                   ------------    ------------
                                                                                        527,775         520,025
  Less accumulated depreciation and amortization                                        352,686         302,035
                                                                                   ------------    ------------
  Net Fixed Assets                                                                      175,089         217,990
                                                                                   ------------    ------------

Other assets                                                                            197,558          26,087
                                                                                   ------------    ------------
    Total Assets                                                                     $4,070,100      $4,330,939
                                                                                   ============    ============


                    LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
    Loans payable, mortgage warehouse                                                $1,581,605      $3,254,235
    Revolving lines, of credit                                                               --          79,400
    Bridge financing (notes totaling $100,000 less
       unamortized discount of $37,500)                                                      --          62,500
    Accrued interest payable                                                              5,893          43,564
    Due to mortgage banking companies                                                    36,103          20,917
    Accounts payable and accrued expenses                                               115,192         261,163
    Deferred legal fees                                                                  74,793          76,743
                                                                                   ------------    ------------
        Total Liabilities                                                             1,813,586       3,798,522
                                                                                   ------------    ------------

Commitments and Contingencies
Shareholders' Equity:
    Common stock-$.01 par value; authorized 5,000,000 shares;
        1,442,272 and 835,000 shares issued and outstanding
        at September 30 and March 31, 1996, respectively                                 14,423           8,350
Additional paid-in capital                                                           10,563,027       8,598,634
Accumulated deficit                                                                  (8,320,936)     (8,074,567)
                                                                                   ------------    ------------
    Total shareholders' equity                                                        2,256,514         532,417
                                                                                   ------------    ------------
    Total liabilities and shareholders' equity                                       $4,070,100      $4,330,939
                                                                                   ============    ============

      The accompanying notes are an integral part of these balance sheets.

                        PIONEER COMMERCIAL FUNDING CORP.
                            STATEMENTS OF OPERATIONS
     FOR THE THREE MONTH & SIX MONTH PERIODS ENDED SEPTEMBER 30, 1996 & 1995
                                   (Unaudited)


                                             Three Months Ended             Six Months Ended
                                                 September 30                 September 30
                                         ----------------------------    ----------------------

                                            1996          1995           1996            1995
                                            ----          ----           ----            ----
INCOME
Interest income                           $42,713         $1,966       $103,280         $6,452
Commissions and fees                        1,500          3,000          1,500          3,000
Processing fees                            12,275          1,940         24,943          1,940
     Total income                          56,488          6,906        129,723         11,392

DIRECT COSTS
Interest expense - warehouse and
     revolving lines of credit             42,282          5,975        108,682          6,205
Interest expense - bridge financing        25,355         21,920         42,385         57,568
Bank charges and fees                       2,289          1,693          5,905          2,846
Bank processing fees                        3,300             --          6,300             --
     Total direct costs                    73,226         29,588        163,272         66,619

LOSS BEFORE OPERATING EXPENSES            (16,738)       (22,682)       (33,549)       (55,227)
OPERATING EXPENSES                        121,913         93,639        218,379        193,870
     Loss from operations                (138,651)      (116,321)      (251,928)      (249,097)

OTHER INCOME (EXPENSE)
Interest income - other                     9,037         16,796          9,307         23,590
Interest expense - other                   (1,178)        (1,178)        (2,356)        (2,356)
     Total other income (expense)           7,859         15,618          6,951         21,234

LOSS BEFORE INCOME TAXES                 (130,792)      (100,703)      (244,977)      (227,863)
PROVISION FOR INCOME TAXES                     --             --          1,392          1,180
     Net loss                           ($130,792)     ($100,703)     ($246,369)     ($229,043)

LOSS PER SHARE OF COMMON
 STOCK                                     ($0.11)        ($0.12)        ($0.25)        ($0.28)

WEIGHTED AVERAGE NUMBER OF
 SHARES                                 1,155,315        825,000        996,629        825,000




        The accompanying notes are an integral part of these statements.

                        PIONEER COMMERCIAL FUNDING CORP.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE SIX MONTH PERIOD ENDED SEPTEMBER 30, 1996
                                   (Unaudited)


                                     Common     Additional      Accumulated         Total
                                      Stock      Paid-in         Deficit         Stockholders'
                                                 Capital                           Equity
                                     ------     ----------      -----------      -------------
Balances
March 31,1996                         $8,350     $8,598,634     ($8,074,567)       $532,417

Issuance of 7,272 common
shares in connection with
bridge financing                          73            (73)             --              --

Issuance of 600,000 shares of
common stock and warrants              6,000      1,964,466              --       1,970,466

Net loss for the period                   --             --        (246,369)       (246,369)
                                     -------   ------------     -----------    ------------
                                     $14,423    $10,563,027     ($8,320,936)     $2,256,514



         The accompanying notes are an integral part of this statement.

                        PIONEER COMMERCIAL FUNDING CORP.
                            STATEMENTS OF CASH FLOWS
           FOR THE SIX MONTH PERIODS ENDED SEPTEMBER 30, 1996 and 1995
                                   (Unaudited)


                                                                1996           1995
                                                                ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                                      ($246,369)     ($229,043)
                                                            -----------    -----------
Adjustments to reconcile net loss to net cash used in
 operating activities:
Depreciation and amortization                                   110,936         98,267
(Increase) decrease in
Accrued interest receivable                                       5,803         10,360
Other assets                                                   (191,900)       (20,758)
Increase (decrease) in
Accrued interest payable                                        (37,671)        (7,792)
Due to mortgage banking companies                                15,186        (34,834)
Accounts payable and Accrued expenses                          (150,277)        26,258
Total adjustments                                              (247,923)        71,501
Net cash used in operating activities                          (494,292)      (157,542)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in Mortgage Warehouse Loans Receivable                 426,233        509,642
Purchase of Fixed Assets                                         (7,750)          (350)
Net cash provided by investing activities                       418,483        509,292

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in borrowings used in operations,
     net of issuance costs                                   (1,672,630)      (545,930)
Decrease in revolving line of credit and bridge financing      (179,400)
(Increase) decrease in deferred costs of equity offering        445,731        (81,585)
Proceeds from issuance of stock                               1,970,466

Net cash provided by (used in) financing activities             564,167       (627,515)

Net increase (decrease) in cash                                 488,358       (275,765)

CASH AND TEMPORARY CASH INVESTMENTS
APRIL 1,1996 and 1995                                            98,349        437,574
CASH AND TEMPORARY CASH INVESTMENTS
SEPTEMBER 30,1996 and 1995                                     $586,707       $161,809

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest Paid                                                  $130,468         $2,872


        The accompanying notes are an integral part of these statements.

                        PIONEER COMMERCIAL FUNDING CORP.
                          NOTES TO FINANCIAL STATEMENTS
                         SEPTEMBER 30, 1996 (Unaudited)

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

In the opinion of management, the accompanying unaudited financial statements for Pioneer Commercial Funding Corp. (the "Company") contain all adjustments of a recurring nature considered necessary for a fair presentation of its financial position as of September 30, 1996, the results of operations for the three and six month periods ended September 30, 1996 and 1995 and its cash flows for the six months ended September 30, 1996 and 1995. The results of operations for the six month and three month periods ended September 30, 1996 and 1995 are not necessarily indicative of the Company's results of operations to be expected for the entire year.

The accompanying unaudited interim financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all information and footnotes required to be in conformity with generally accepted accounting principles. The financial information provided herein, including the information under the heading, "Management's Discussion and Analysis of Financial Condition and Results of Operations," is written with the presumption that the users of the interim financial statements have read, or have access to, the Company's March 31, 1996 audited financial statements and notes thereto, together with the Managements Discussion and Analysis of Financial Condition and Results of Operations as of March 31, 1996 and for the year then ended included in the Company's definitive prospectus dated August 12, 1996.

                        PIONEER COMMERCIAL FUNDING CORP.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                         SEPTEMBER 30, 1996 (Unaudited)


2.   OPERATING EXPENSES

Operating expenses consisted of the following:


                                       Three Month Period Ended   Six Month Period Ended
                                             September 30,             September 30,
                                       ------------------------   ------------------------
                                          1996          1995           1996          1995
                                          ----          ----           ----          ----

    Salaries and benefits               $33,488        $29,759       $52,821       $66,859
    Depreciation and amortization        25,325         25,325        50,650        50,650
    Professional fees                    13,140         12,703        26,196        25,203
    Utilities                             5,599          4,555        11,144         8,853
    Temporary staff services             13,165          9,785        23,849        15,776
    Rent                                  2,903          2,903         5,805         5,805
    Other                                28,293          8,609        47,914        20,724
                                       --------        -------      --------       --------
                                       $121,913        $93,639      $218,379       $193,870
                                       ========        =======      ========       ========



3.   INITIAL PUBLIC OFFERING

The Company consummated its initial public offering (the "Offering") on August 16, 1996, at which time it issued 600,000 shares of common stock (.01 par value) for $5.00 per share and redeemable warrants to purchase 600,000 additional shares of the Company's common stock at an exercise price of $5.50 per share for $.10 per warrant (the "Warrants"). The Warrants are exercisable until August 12, 2000. On October 4, 1996, the Company issued an additional 90,000 Warrants pursuant to the over-allotment option granted to its underwriter with respect to the Offering. The Company received net proceeds from the Offering of $2,675,556 (excluding the proceeds of $7,830 derived from the underwriter's exercise of the over-allotment option), and recorded an increase to stockholders' equity in the amount of $1,970,466 which is net of $705,090 in deferred costs of the equity offering which were paid for by the Company prior to consummation of the transaction.

=======================================    =====================================






     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.


                                      -----------------

                                      TABLE OF CONTENTS
                                                                            Page
Available Information...............
Prospectus Summary..................
Risk Factors........................
Use of Proceeds.....................
Capitalization......................
Dividend Policy.....................
Management's Discussion and
   Analysis of Financial
   Condition and Results of
   Operations.......................
Business............................
Management..........................
Certain Transactions................
Principal Security Holders..........
Shares Eligible for Future Sale.....
Underwriting........................
Legal Matters.......................
Experts.............................
Financial Statements................



                                      -----------------


                                 3,750,000 UNITS

                           EACH UNIT CONSISTING OF ONE
                            SHARE OF COMMON STOCK AND
                            ONE CLASS A COMMON STOCK
                                PURCHASE WARRANT

                               PIONEER COMMERCIAL

                                  FUNDING CORP.






                             ----------------------

                               P R O S P E C T U S

                             ----------------------



                             LT LAWRENCE & CO., INC.



                                 _________, 1997


=======================================    =====================================

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Article VIII of the bylaws of Pioneer Commercial Funding Corp. (the "Company") provide for the indemnification of directors and officers to the fullest extent permitted by law.

               Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify an individual made party to a proceeding because he is or was a director or officer in certain situations, provided that the director acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation. In addition, Section 723 of the BCL provides that a corporation shall indemnify a director or officer who prevails entirely in the defense of any proceeding to which he was a party because he is or was a director, against reasonable expenses incurred by him in connection with the proceeding. Section 724 of the BCL provides that, notwithstanding any action taken by the corporation, or by its shareholders or directors to deny indemnification to any officer or director, he may apply for and receive such indemnification, upon good cause shown, to the same extent permitted under BCL Section 722 upon application for such relief to the appropriate court.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

               The  Company   maintains   directors'  and  officers'   liability
insurance coverage with limits of $1,000,000 per occurrence.

               The Company has agreed to enter into employment agreements with Arthur H. Goldberg and Elie Housman, and it has entered into an employment agreement with Glenda Klein, providing for indemnification to the fullest extent permitted by law. The Company has also entered into indemnification agreements with each of its other directors which provide for indemnification to the fullest extent permitted by law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD and Nasdaq SmallCap Market fees and the Boston Stock Exchange and pacific Stock Exchange fees.


                                                                         Amount To
                                                                          Be Paid
                                                                         ---------
        SEC Registration fee.......................................      $   4,668
        NASD Filing fee............................................          2,041
        Nasdaq SmallCap Market fees................................         14,100
        Boston Stock Exchange listing fees.........................         15,000
        Pacific Stock Exchange filing fees.........................         22,500
        Printing expenses..........................................         75,000
        Legal fees and expenses....................................        135,000
        Accounting fees and expenses...............................         45,000
        Blue sky fees and expenses.................................         45,000
        Warrant agent fees.........................................          7,500
        Stock and Class A Warrant certificates.....................          3,500
        Miscellaneous..............................................         30,691
                                                                          --------
               Total...............................................       $400,000

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES.

               The following tables set forth (i) the number of shares of Common Stock issued by the Company and the number of shares of common stock and preferred stock issued by Pioneer during the past three years without registration under the Securities Act, (ii) the date of such issuance, and (iii) the consideration per share for each issuance. There were no underwriting discounts or commissions paid in connection with the issuance of any of these securities. Unless otherwise noted, the consideration was paid in cash.


The Company:
------------                           Number of Shares        Consideration
Purchaser                  Date        of Common Stock          Per Share ($)
---------                  ----        -----------------        -------------

Arthur H. Goldberg        3/23/94           92,755 (1)                   (2)

Elie Housman              3/23/94           55,653 (1)                   (2)

Jon Housman               3/23/94           18,551 (1)                   (2)

Daniel Housman            3/23/94           18,551 (1)                   (2)

Richard Friedman          3/10/94            7,576 (1)                   (3)
                          1/15/96            2,424                       (4)

Richard Gurian            3/10/94            1,893 (1)                   (3)
                          2/01/96            3,107                       (5)

Jeffrey Markowitz         3/10/94            7,576 (1)                   (3)
                          1/15/96            2,424                       (4)

Christian D. and
Katherine Ericksen        3/10/94            5,682 (1)                   (3)
                          2/01/96            9,318                       (5)



Pioneer (3):
------------                           Class B             Class A
Purchaser                  Date      Common Stock      Preferred Stock       Per Share($)
---------                  ----      ------------      ---------------       ------------
Uri Lieber                5/3/93       237,000 (6a)                                 (7)

Esther Bier               5/3/93        20,000 (6b)                                 (7)

Richard Fried             5/3/93        50,000 (6c)                                 (7)

Glenda Klein              5/3/93        10,000 (6d)                                 (7)

Harry Falk                1/27/94                           40,000 (6e)              1.00

Uri Guefan                1/27/94                           25,000 (6f)              1.00

Imperial Valley
 Emergency Phy-
 sicians Retire-
 ment Trust               1/27/94                           25,000 (6g)              1.00

Allyson Klein             1/27/94                            5,000 (6h)              1.00

Tamar Ruth Lieber         1/27/94                          100,000 (6i)              1.00

Michael Loewenthal        1/27/94                          100,000 (6j)              1.00

Martha Jacob  Reis        1/27/94                           30,000 (6k)              1.00

Shamiz, S.A.               6/7/94                           186,916(6l)              1.07(8)

ICTS Holland
 Production B.V.         10/25/94      176,136 (1)                                   2.84(1)

-------------------------------

(1) Adjusted to account for the 1 to .758 reverse split of the Company's Common Stock implemented in June 1996 (the "June 1996 Stock Split").

(2) The per share price (adjusted to account for the June 1996 Stock Split) of $.81 was determined prior to the negotiation of the Bridge Financing transactions to be the fair market value of such shares on the basis of the high risk undertaken by such investors in subscribing for the shares of a company which had no business operations of its own, and which would not be able to merge with Pioneer in the absence of any assurance, at that time, that the public offering upon which the merger of PCF and Pioneer was conditioned, would be achieved. A valuation of $150,000 was determined arbitrarily and did not reflect any inherent fair market value therein.

(3) Represents shares issued as additional consideration in connection with certain interim financing arrangements between the Company and certain lenders.

(4) Represents shares issued to counter the dilutive effects of the June 1996 Stock Split in consideration of the shareholder's waiver of any defaults which may have existed under a Bridge Financing agreement.

(5) Represents shares issued to counter the dilutive effects of the June 1996 Stock Split in consideration of the shareholder's waiver of any defaults which may have existed under a Bridge Financing agreement, and additional shares issued in consideration of the shareholder's agreement to extend the maturity date under such Bridge Financing agreement.

(6) In August, 1994, Pioneer implemented, in contemplation of its merger with and into the Company, a reverse stock split, pursuant to which the aggregate number of issued and outstanding shares of all classes of its capital stock were reduced from 2,060,035 shares to 655,126 shares (the "Stock Split"). As a result thereof, and the June 1996 Stock Split, the number of shares of common and preferred stock held by each of Pioneer's shareholders was reduced and thereafter converted into the following shares of the Company's Common Stock:

(6a)    57,098        (6b)    4,818 (6c)    12,046 (6d)    2,409

(6e)     9,636 (6f)    6,023 (6g)    6,023  (6h)    1,205

(6i)    24,092 (6j)   24,092 (6k)    7,228  (6l)   45,033

(7) These shares were issued immediately subsequent to Pioneer's emergence from bankruptcy. The per share price thereof of $.01 per share was determined arbitrarily and did not reflect any inherent fair market value therein.

(8) On June 7, 1994, this shareholder's revolving credit loan in the principal amount of $200,000 was converted into preferred shares at the rate of $1.07 per share.

               Exemption from the registration provisions of the 1933 Act for the transactions set forth above is claimed under Section 4(2) of the Securities Act, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide. No underwriting fees were paid in connection with the foregoing transactions. However, a finder's fee of $20,000 was paid to The Blackmor Group, Inc., an unaffiliated party, for arranging the Bridge Financing.

ITEM 27.  EXHIBITS.

Exhibit No.    Description

1.1                   Form of Underwriting Agreement.*

1.2                   Form of Agreement Among Underwriters.*

1.3                   Form of Selected Dealers Agreement.*

2.1                   Modified Plan of Merger Between the Company and Pioneer.

3.1                   Certificate of Incorporation of the Company.

3.2                   Bylaws of the Company.

3.3                   Certificate of Amendment of the  Company's Certificate  of
                      Incorporation.

4.1                   The Company's Non-Qualified Stock Option Plan.

4.2                   Specimen Stock Certificate of the Company's Common
                      Stock.

4.3                   Specimen Class A Warrant Certificate.*

4.4                   Form of Class A Warrant Agreement. *

4.5                   Form of Lockup Agreement.*

4.6 Form of Representative's Warrant Agreement and Representative's Warrant Certificate.*

4.7                   Form of Option issued to the Company's Executives.

4.8                   Form of Option issued to United Mizrahi Bank & Trust
                      Company.

5 Opinion of Hall Dickler Kent Friedman & Wood, regarding the legality of the Units, Common Stock and the Class A Warrants. *

10.1 Revolving Line of Credit and Security Agreement between United Mizrahi Bank and Trust Company and the Company, as amended.

10.2                  Employment Agreement between the Company and Glenda S.
                      Klein.

10.3 Stock Purchase Agreement dated as of December 23, 1996 between the Company and Trans Lending Corporation

10.4 Noncompete Agreement dated as of December 23, 1996 between the Company and Kenneth Germain

10.5 Employment Agreement dated as of December 23, 1996 between Trans Lending and Kenneth Germain.*

10.6                  Employment Agreement between the Company and Arthur H.
                      Goldberg.*

10.7                  Employment Agreement between the Company and Elie
                      Housman.*

23.1                  Consent of Independent Certified Public Accountants (See
                      Part II, Page 10).

23.2                  Consent of Counsel (See Part II, Page 11).

24                    Power of Attorney (See Part II, Page 9).

----------------------------------------
*       To be filed by amendment.


ITEM 28.  UNDERTAKINGS.

A.      Certificates

               The Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

B.      Rule 415 Offering

               The Registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells any of the securities which are the subject of the prospectus included within this Registration Statement, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events which, individually or together, represent fundamental change in the information set forth in the Registration Statement; (iii) to include any additional or changed material information with respect to the plan of distribution.

               (2) For purposes of determining any liability under the Securities Act, the Registrant will treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

C.      Request for Acceleration of Effective Date

               The Company may elect to request acceleration of the effective date of the Registration Statement under Rule 461 of the Securities Act of 1933.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

               In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.      Reliance on Rule 430A

               (1) For purposes of determining liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act ('ss.''ss.'230.424(b)(1), (4) or 230.497(h)) as
part of this Registration Statement as of the time the Commission declared it effective.

               (2)For purposes of determining liability under the Securities Act, the Registrant will treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

               In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City, County and State of New York on the 27th day of December, 1996

                                Pioneer Commercial Funding Corp.



                                By:     /s/ Arthur H. Goldberg
                                    --------------------------------
                                    Arthur H. Goldberg, Chief Executive Officer
                                          (Principal Executive Officer)

               In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur H. Goldberg his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


             SIGNATURE                 TITLE                      DATE
             ---------                 -----                      -----


    /s/ Arthur H. Goldberg         Director, Chief             December 27, 1996
---------------------------        (Principal) Executive
    Arthur H. Goldberg             Officer


    /s/ Elie Housman               Director,                   December 27, 1996
---------------------------        President
      Elie Housman

    /s/ Glenda Klein               Director, Sr. Vice Pres.,   December 27, 1996
---------------------------        Secretary, Treasurer,
      Glenda Klein                 Chief Financial
                                   (Principal Accounting)
                                   Officer)


---------------------------        Director                    December   , 1996
     Tamar Lieber


   /s/ Richard Fried               Director                    December 27, 1996
---------------------------
     Richard Fried


---------------------------        Director                    December   , 1996
      Boaz Harel


   /s/ Mark Roth                   Director                    December 27, 1996
---------------------------
     Mark Roth

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Pioneer Commercial Funding Corp.


               As independent public accountants, we hereby consent to the use of our report (and all references made to our firm) with respect to the financial statements for the years ended March 31, 1995 and 1996 for Pioneer Commercial Funding Corp. included in or made part of this registration statement and prospectus.





                                            ARTHUR ANDERSEN LLP



New York, New York
December 27, 1996

                               CONSENT OF COUNSEL

               We consent to use of our firm's name and to statements with respect to our Firm, as they appear under the heading "Legal Matters" in the Prospectus which is included in Part I of this Registration Statement.





                      HALL DICKLER KENT FRIEDMAN & WOOD LLP

New York, New York
December 27, 1996

                                  EXHIBIT INDEX

Exhibit
Number                       Description
--------                     ------------

 2.1 Modified Plan of Merger Between the Company and Pioneer.

 3.1           Certificate of Incorporation of the Company.

 3.2           Bylaws of the Company.

 3.3 Certificate of Amendment of the Company's Certificate of Incorporation.

 4.1           The Company's Non-Qualified Stock Option Plan.

 4.2           Specimen Stock Certificate of the Company's Common Stock.

 4.7           Form of Option issued to the Company's Executive.

 4.8           Form of Option issued to United Mizrahi Bank & Trust Company

10.1 Revolving Line of Credit and Security Agreement between United Mizrahi Bank and Trust Company and the Company, as amended

10.2           Employment Agreement between the Company and Glenda S. Klein.

10.3 Stock Purchase Agreement dated as of December 23, 1996 between the Company and Trans Lending Corporation

10.4 Noncompete Agreement dated as of December 23, 1996 between the Company and Kenneth Germain

23.1           Consent of Independent Certified Public Accountants (See Part II,
               Page 10).

23.2           Consent of Counsel (See Part II, Page 11).

24             Power of Attorney (See Part II, Page 9).




                     STATEMENT OF DIFFERENCES
                     ------------------------
       The section symbol shall be expressed as .....'ss'.